Exhibit 2.1

STOCK AND INTEREST PURCHASE AGREEMENT

BY AND BETWEEN

EXPRESS SCRIPTS, INC.

and

WELLPOINT, INC.

DATED APRIL 9, 2009

TABLE OF CONTENTS

	ARTICLE I

	DEFINITIONS

Section 1.1	Definitions	2
Section 1.2	Construction	19
Section 1.3	Knowledge	20

i

Section 3.22	Indebtedness	44
Section 3.23	Related Party Transactions	44
Section 3.24	Exclusivity of Representation; No Limitation of Other Representations	44

Section 5.20	Financial Statements	78
Section 5.21	Sublease	79
Section 5.22	Transactions During Valuation Period	79

ARTICLE VI CONDITIONS PRECEDENT
Section 6.1	Conditions to the Obligations of Each Party	80
Section 6.2	Conditions to the Obligations of Purchaser	80
Section 6.3	Conditions to the Obligations of Seller	82

ARTICLE VIII TERMINATION AND ABANDONMENT
Section 8.1	Termination	86
Section 8.2	Effect of Termination	87

EXHIBITS

Exhibit A	-	Form of PBM Contract
Exhibit B	-	Form of Registration Rights Agreement
Exhibit C	-	Form of Transition Services Agreement
Exhibit D	-	Form of Joinder

STOCK AND INTEREST PURCHASE AGREEMENT

This STOCK AND INTEREST PURCHASE AGREEMENT (this "Agreement"), dated April 9, 2009, by and between EXPRESS SCRIPTS, INC., a Delaware corporation ("Purchaser") and WELLPOINT, INC., an Indiana corporation ("Seller") (each, a "Party" and collectively, the "Parties").

W I T N E S S E T H:

WHEREAS, Purchaser desires to purchase NextRx, LLC, an Ohio limited liability company ("NextRx LLC"), NextRx, Inc., a Delaware corporation ("NextRx") and NextRx Services, Inc., a New York corporation ("NextRx Services") (each, a "Target Company" and collectively, the "Target Companies") from Seller, and Seller desires to sell the Target Companies to Purchaser;

WHEREAS, the purchase of the Target Companies by Purchaser shall be effected by (i) a sale of all of the limited liability company interests of NextRx LLC by Community Insurance Company ("Community Insurance") to Purchaser, (ii) a sale of all of the outstanding capital stock of NextRx by UNICARE Specialty Services, Inc. ("Unicare Specialty") to Purchaser (Community Insurance and Unicare Specialty each a, "Selling Entity" and, collectively, the "Selling Entities"), and (iii) a sale of all of the outstanding capital stock of NextRx Services by Unicare Specialty to Purchaser, each on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance thereof, the respective Boards of Directors and Managers, as applicable, of Purchaser, Seller, the Selling Entities, NextRx LLC, NextRx and NextRx Services have approved this Agreement;

WHEREAS, at the Closing, the Parties shall enter into that certain Pharmacy Benefit Management Services Agreement in the form of Exhibit A, with only such changes as are mutually agreed to by Purchaser and Seller (the "PBM Contract");

WHEREAS, at the Closing, the Parties shall enter into that certain Registration Rights Agreement in the form of Exhibit B, with only such changes as are mutually agreed to by Purchaser and Seller (the "Registration Rights Agreement");

WHEREAS, at the Closing, the Parties shall enter into that certain Transition Services Agreement in the form of Exhibit C, with only such changes as are mutually agreed to by Purchaser and Seller (the "Transition Services Agreement"); and

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1   Definitions.  When used in this Agreement, the following terms shall have the respective meanings specified therefor below.

"338 Valuations and Allocations" shall have the meaning set forth in Section 5.17(a).

"1060 Allocations" shall have the meaning set forth in Section 5.17(a).

"Action" shall mean any action, claim, complaint, petition, suit, arbitration or other proceeding, whether civil or criminal, at law or in equity, before any Governmental Entity relating to this Agreement or any Other Transaction Document or the transactions contemplated hereby or thereby.

"Affiliate" of any Person shall mean any Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that, for the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract, or otherwise.

"Aggregate Cash Consideration" shall mean the sum of the LLC Interest Cash Consideration, the NextRx Cash Consideration and the NextRx Services Cash Consideration.

"Aggregate Stock Consideration" shall mean the sum of the LLC Interest Stock Consideration, the NextRx Stock Consideration and the NextRx Services Stock Consideration.

"Agreement" shall have the meaning set forth in the Preamble.

"Antitrust Authorities" shall mean the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States of America, and any other Governmental Entity having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

"Antitrust Laws" shall mean the Sherman Act of 1890, as amended; the Clayton Act of 1914, as amended; the Federal Trade Commission Act of 1914, as amended; the HSR Act; and all other federal, state and foreign Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

"Audited Financial Statements" shall have the meaning set forth in Section 5.20(a).

"Auditor" shall have the meaning set forth in Section 2.5(e).

"Balance Sheet" shall have the meaning set forth in Section 3.7(a).

"Balance Sheet Date" shall have the meaning set forth in Section 3.7(a).

"Balance Sheet Time" shall have the meaning set forth in Section 2.5(a).

"Benefit Plans" shall have the meaning set forth in Section 3.11(a).

"Board of Directors" of any Person, shall mean the board of directors or similar governing body of such Person.

"Burdensome Term or Condition" shall have the meaning set forth in Section 5.5(g).

"Business Day" shall mean any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York.

"Cap" shall have the meaning set forth in Section 9.4(a)(ii)

"Cash and Cash Equivalents" shall mean cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, cash security deposits and other cash collateral posted with vendors, landlords, and other parties, and any evidence of indebtedness issued or guaranteed by any Governmental Entity.

"Claim Notice" shall have the meaning set forth in Section 9.5(a).

"Closing" shall have the meaning set forth in Section 2.4(a).

"Closing Balance Sheet" shall have the meaning set forth in Section 2.5(c).

"Closing Date" shall have the meaning set forth in Section 2.4(a).

"CMS" shall have the meaning set forth in Section 3.9(d)(iv).

"CMS Indemnity Matters" shall mean all matters described in that certain letter dated January 12, 2009, from CMS to Seller, together with all actions, conduct or omissions, or alleged actions, conduct or omissions, by Seller or any of its Affiliates relating thereto.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Community Insurance" shall have the meaning set forth in the Recitals.

"Company Employees" shall have the meaning set forth in Section 5.6(a).

"Company Material Adverse Effect" shall mean, with respect to the Target Companies, any change, event, development, state of facts or effect which is materially adverse to the results of operations, condition (financial or otherwise), assets or business of the Target Companies, taken as a whole; provided, however, that changes, events, developments, states of facts or effects relating to: (i) changes in general economic or political conditions or the financing, banking, currency or capital markets in general; (ii) except for purposes of Section 3.9(a), Section 3.9(b), Section 3.9(c) and Section 3.9(d), changes in Laws, rules, regulations or Orders of any Governmental Entity or interpretations thereof or changes in accounting requirements or principles, in each case, only to the extent occurring after the date of this Agreement; (iii) changes affecting generally the pharmacy benefits management industry; (iv) except for the purposes of Section 3.2(b) and Section 3.16(b), the announcement or pendency of the transactions contemplated by this Agreement, or any communication by Purchaser or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to any of the businesses of any Target Company or any adverse change in customer, distributor, employee, supplier, financing source, licensor, sub-licensor, stockholder or similar relationships, including as a result of the identity of Purchaser, directly resulting from any of the foregoing, but, in each case, excluding any governmental litigation arising therefrom; (v) except for the purposes of Section 3.2(b) and Section 3.16(b), the consummation of the transactions contemplated by this Agreement or any Other Transaction Document or any actions by any Party or any Target Company taken pursuant to its obligations under this Agreement or any Other Transaction Document; (vi) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, in each case, only to the extent occurring after the date of this Agreement; (vii) any failure in and of itself by Seller or any of the Target Companies to meet any internal projections or forecasts (it being agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether a Company Material Adverse Effect has occurred) and normal seasonal changes in their combined results of operations to the extent consistent in timing and amounts to the prior comparable time periods; or (viii) any change in and of itself in the price or trading volume of Seller's common stock (it being agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether a Company Material Adverse Effect has occurred), in each case, shall be deemed to not constitute a "Company Material Adverse Effect" and shall not be considered in determining whether a "Company Material Adverse Effect" has occurred.  Notwithstanding the foregoing, if any matter described in any of subclauses (i), (ii) or (iii) of this paragraph has had a disproportionate effect on the results of operation, condition (financial or otherwise), assets or business of the Target Companies, taken as a whole, relative to other participants in the pharmacy benefits management industry, then, the impact of such event on the Target Companies shall be taken into account for purposes of determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur.

"Company Records" shall have the meaning set forth in Section 5.10(a).

"Confidentiality Agreement" shall mean that certain Mutual Non-Disclosure Agreement, dated as of September 16, 2008, by and between Seller and Purchaser, as amended.

"Contract" shall mean any legally binding agreement, deed, mortgage, lease, license, instrument, note, commitment, undertaking, arrangement or contract, including all amendments thereto.

"Debt Commitment Letter" shall have the meaning set forth in Section 4.10.

"Dispute Notice" shall have the meaning set forth in Section 2.5(d).

"Divestiture" shall have the meaning set forth in Section 5.5(d)(i).

"End Date" shall have the meaning set forth in Section 8.1(b)(ii).

"Environmental Law" shall mean any Law, Order or other requirement of Law, relating to the protection of the environment, or the manufacture, use, transport, treatment, storage, disposal, release or threatened release of Hazardous Substances.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" shall mean any Person that, together with Seller or any of the Target Companies, is treated as a single employer under Sections 414(b) or (c) of the Code (and, for purposes of Section 302 of ERISA and each "applicable section" under Section 414(t)(2) of the Code, under Sections 414(b), (c), (m) or (o) of the Code) or Section 4001 of ERISA.

"Estimated Closing Balance Sheet" shall have the meaning set forth in Section 2.5(a).

"Estimated Working Capital Amount" shall have the meaning set forth in Section 2.5(a).

"Estimated Working Capital Statement" shall have the meaning set forth in Section 2.5(a).

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

"Federal and Consolidated Income Taxes" shall mean all:  (i) U.S. federal income taxes of the Target Companies; and (ii) Income Taxes (other than U.S. federal income taxes or Income Tax imposed by a taxing jurisdiction outside of the United States) of the Target Companies for which any of the Target Companies join with Seller or any Affiliate of Seller that is not a member of the group comprised of the Target Companies to file Tax Returns on a consolidated, unitary or combined basis.

"Federal and Consolidated Returns" shall mean all Tax Returns for Federal and Consolidated Income Taxes.

"Final 338 Valuations and Allocations" shall have the meaning set forth in Section 5.17(b).

"Final 1060 Allocations" shall have the meaning set forth in Section 5.17(b).

"Final Indebtedness of Target Companies" shall have the meaning set forth in Section 2.5(f).

"Final Working Capital Amount" shall have the meaning set forth in Section 2.5(f).

"Financing" shall have the meaning set forth in Section 4.10.

"Financing Parties" shall have the meaning set forth in Section 5.18.

"Fundamental Representations" shall have the meaning set forth in Section 9.1

"GAAP" shall mean the generally accepted accounting principles of the United States of America.

"Governmental Entity" shall mean any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, including any of the Food and Drug Administration, Department of Health and Human Services, state Medicaid agencies, state pharmacy boards, and other federal and state governmental authorities with jurisdiction over the dispensing or distribution of pharmaceutical products or over the provision of health care items or services.

"Hazardous Substance" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, toxic molds and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

"Hogan" shall have the meaning set forth in Section 5.15(a).

"HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

"Income Tax" shall mean U.S. federal income tax and any other income or franchise tax imposed on or measured by net income.

"Indebtedness" of any Person shall mean, without double counting, all obligations contingent or otherwise, in respect of: (a) borrowed money; (b) indebtedness evidenced by notes, debentures or similar instruments; (c) capitalized lease obligations; (d) the deferred purchase price of assets, services or securities (other than ordinary trade accounts payable); (e) all obligations, under acceptance, letter of credit or similar facilities; (f) all payment obligations under any interest rate swap agreement or arrangement entered into for the purpose of limiting or managing interest rate risk; (g) all obligations of others guaranteed directly or indirectly in any manner by such Person; (h) stay, retention or other bonuses or compensation payable in connection with or as a result of the transactions contemplated by this Agreement and (i) interest, premium, penalties (include prepayment and early termination penalties) and other amounts owing in respect of the items described in the foregoing clauses (a) through (i); provided, however, that Indebtedness shall not include indebtedness owing from a Target Company to another Target Company.

"Indemnified Party" shall have the meaning set forth in Section 9.5(a).

"Indemnified Persons" shall have the meaning set forth in Section 5.7(a).

"Indemnifying Notice Period" shall have the meaning set forth in Section 9.5(b).

"Indemnifying Party" shall have the meaning set forth in Section 9.5(a).

"Indemnity Threshold" shall have the meaning set forth in Section 9.4(a)(i).

"Initial 338 Valuations and Allocations" shall have the meaning set forth in Section 5.17(a).

"Initial 1060 Allocations" shall have the meaning set forth in Section 5.17(a).

"Initial Security Work" shall have the meaning set forth in Section 5.19(c).

"Intellectual Property" shall mean any and all intellectual property throughout the world, including the following: (i) inventions, patents and pending patent applications, including all reissues, continuations, continuations-in-part, divisionals, extensions, and re-examinations thereof; (ii) registered and unregistered trademarks and service marks, including all logos, slogans, trade dress, trade names, corporate names, Internet domain names and all other source indicators, and all registrations and applications for any of the foregoing and all goodwill associated with and symbolized by any of the foregoing; (iii) original works of authorship, registered and unregistered copyrights and copyrightable works and applications for registration of copyrights and renewals thereof; (iv) trade secrets and other confidential or proprietary information and know-how; and (v) rights in data, databases and compilations.

"Interim Financial Statements" shall have the meaning set forth in Section 5.20(b).

"IRS" shall mean the Internal Revenue Service of the United States of America.

"Knowledge of Purchaser" shall have the meaning set forth in Section 1.3(b).

"Knowledge of Seller" shall have the meaning set forth in Section 1.3(a).

"Law" shall mean any statute, law, ordinance, rule or regulation of any Governmental Entity.

"Leased Real Property" shall have the meaning set forth in Section 3.18(b).

"Leases" shall have the meaning set forth in Section 3.18(b).

"Licensed Intellectual Property" shall have the meaning set forth in Section 5.2(d).

"Lien" shall mean any lien, security interest, mortgage, pledge, encumbrance, restriction on transfer, proxies, voting trusts or agreements, or any restriction on the creation of any of the foregoing.

"LLC Interest" shall have the meaning set forth in Section 3.5.

"LLC Interest Cash Consideration" shall have the meaning set forth in Section 2.3.

"LLC Interest Consideration" shall have the meaning set forth in Section 2.3.

"LLC Interest Stock Consideration" shall have the meaning set forth in Section 2.3.

"Loss" shall mean any and all damages, judgments, awards, liabilities, losses, obligations, claims of any kind or nature, fines, and costs and expenses (including reasonable fees and expenses of attorneys, auditors, consultants and other agents), including lost profits, lost revenues and consequential damages, but excluding punitive damages (other than punitive damages actually paid in connection with a third party claim).

"Managers" of any Person shall mean the managers or similar governing body of such Person.

"Marketing Period" shall mean the first period of thirty (30) consecutive days, commencing not less than thirty (30) days after the delivery of the Audited Financial Statements, throughout which (A) Purchaser shall have the Required Information that the Seller and the Target Companies are required to provide to Purchaser pursuant to Section 5.18 and (B) the conditions set forth in Section 6.1 (other than any such conditions that by their nature are to be satisfied by actions at the Closing, which shall be capable of being satisfied at the Closing) have been satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during such thirty (30) day period; provided that if the Marketing Period has not ended on or prior to (i) August 23, 2009, then the Marketing Period shall commence no earlier than September 8, 2009; or (ii) December 20, 2009, then the Marketing Period shall commence no earlier than January 4, 2010; provided, further, that the “Marketing Period” shall not be deemed to have commenced if, prior to the completion of such thirty (30) day period, (1) Ernst & Young LLP shall have withdrawn its audit opinion with respect to any of the Audited Financial Statements, (2) Seller or any of the Target Companies shall have announced any intention to restate any of its financial information included in the Required Information or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period will not be deemed to commence at the earliest unless and until such restatement has been completed and Seller has amended its relevant filings with the SEC or Seller or the applicable Target Company has determined that no restatement shall be required or (3) the financial statements included in the Required Information that are available to Purchaser on the first day of such thirty (30) day period would not be sufficiently current to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such period, in which case, subject to clauses (i) and (ii) above, a new Marketing Period shall commence when (x) Purchaser receives updated Required Information that would be sufficiently current to permit a registration statement using the financial statements contained therein to be declared effective by the SEC on the last day of such new Marketing Period and (y) the conditions set forth in clauses (A) and (B) of this definition are satisfied.

"Market Value" shall have the meaning set forth in Section 2.3.

"Material Contract" shall have the meaning set forth in Section 3.16(a).

"Nasdaq" shall have the meaning set forth in Section 2.3.

"Necessary Consents" shall have the meaning set forth in Section 6.3(d).

"NextRx LLC" shall have the meaning set forth in the Recitals.

"NextRx" shall have the meaning set forth in the Recitals.

"NextRx Cash Consideration" shall have the meaning set forth in Section 2.3.

"NextRx Consideration" shall have the meaning set forth in Section 2.3.

"NextRx Services" shall have the meaning set forth in the Recitals.

"NextRx Services Cash Consideration" shall have the meaning set forth in Section 2.3.

"NextRx Services Consideration" shall have the meaning set forth in Section 2.3.

"NextRx Services Share" shall have the meaning set forth in Section 3.5.

"NextRx Services Stock Consideration" shall have the meaning set forth in Section 2.3.

"NextRx Shares" shall have the meaning set forth in Section 3.5.

"NextRx Stock Consideration" shall have the meaning set forth in Section 2.3.

"Non-PBM Business" shall mean any other activities and operations that do not comprise the PBM Business, including all assets and liabilities related to such activities and operations, in each case, as conducted by Seller and its Subsidiaries (other than the Target Companies) on the Closing Date.

"Ohio State Insurance Approval" shall have the meaning set forth in Section 5.5(h).

"Order" shall mean any judgment, order, injunction, decree, writ, stipulation, ruling, determination, award, permit or license of any Governmental Entity or any arbitrator.

"Other Insurance Approvals" shall have the meaning set forth in Section 5.4(a).

"Other Transaction Documents" shall mean the PBM Contract, the Registration Rights Agreement and the Transition Services Agreement, and each is individually referred to herein as an "Other Transaction Document".

"Owned Real Property" shall have the meaning set forth in Section 3.18(a).

"Party" shall have the meaning set forth in the Preamble.

"PBM Business" shall mean the pharmacy benefits management business operated by Seller and any of its Subsidiaries as of the date hereof.

"PBM Contract" shall have the meaning set forth in the Recitals.

"Permits" shall have the meaning set forth in Section 3.9(e).

"Permitted Liens" shall mean: (i) Liens for Taxes, assessments and other governmental charges that are not yet due and payable or that may be paid thereafter without penalty or the amount or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (ii) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties; (iii) with respect to Real Property, any easements, covenants, conditions and restrictions which would be shown by (A) an investigation of title of the extent and nature which a prudent buyer of property in the relevant jurisdiction would carry out, or (B) a survey, title report or physical inspection (whether or not made); (iv) any zoning or other governmentally established restrictions or encumbrances (except with respect to Real Property, only such restrictions or encumbrances that do not prevent the use of such Real Property substantially as currently used by the Target Companies in their business as currently conducted); (v) pledges or deposits to secure obligations under workers or unemployment compensation Laws or similar legislation or to secure public or statutory obligations; (vi) mechanic's, materialman's, warehouse man's, supplier's, vendor's or similar Liens arising or incurred in the ordinary course of business securing amounts (A) that are not yet due and payable, or (B) the validity of which is being contested in good faith by appropriate proceedings, and for which adequate reserves under GAAP have been established; and (vii) other Liens in respect of amounts which do not exceed, individually $25,000, or, in the aggregate, $150,000, and with respect to Real Property, that do not or would not be reasonably expected to materially adversely effect the value, use or operation of the applicable Real Property (including, without limitation, Liens disclosed on Schedule 3.18(a) of the Seller Disclosure Letter).

"Person" shall mean any individual, partnership, limited liability partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, association, Governmental Entity, or other entity.

"Plano Sublease" shall have the meaning set forth in Section 5.21.

"Post-Closing Adjustment" shall have the meaning set forth in Section 2.5(f)(i).

"Post-Closing Covenant" shall have the meaning set forth in Section 9.1.

"Pre-Closing Covenant" shall have the meaning set forth in Section 9.1.

"Post-Closing Taxable Period" shall mean any taxable year or other taxable period ending after the Closing Date or, with respect to any Straddle Period, the portion of such Straddle Period beginning on the day immediately following the Closing Date.

"Post-Closing Tax Liability" shall have the meaning set forth in Section 7.4(a).

"Pre-Closing Taxable Period" shall mean any taxable year or other taxable period that ends on or before the Closing Date or, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

"Pre-Closing Working Capital Adjustment" shall mean the absolute value of the difference, if any, between the Estimated Working Capital Amount and the Working Capital Target, as determined in accordance with Section 2.5.

"Purchase Price" shall mean the sum of the LLC Interest Consideration, the NextRx Consideration and the NextRx Services Consideration.

"Purchaser" shall have the meaning set forth in the Preamble.

"Purchaser Affiliates" shall have the meaning set forth in Section 8.2(c).

"Purchaser Cafeteria Plan" shall have the meaning set forth in Section 5.6(g).

"Purchaser Common Stock" shall have the meaning set forth in Section 2.3.

"Purchaser Disclosure Letter" shall have the meaning set forth in the preamble to Article IV.

"Purchaser Financial Statements" shall have the meaning set forth in Section 4.3(a).

"Purchaser Indemnified Parties" shall have the meaning set forth in Section 9.2.

"Purchaser Material Adverse Effect" shall mean, with respect to Purchaser and its Subsidiaries, any change, event, development, state of facts or effect which is materially adverse to the results of operations, condition (financial or otherwise), assets or business of Purchaser and its Subsidiaries, taken as a whole; provided, however, that changes, events, developments, states of facts or effects relating to: (i) changes in general economic or political conditions or the financing, banking, currency or capital markets in general; (ii) changes in Laws, rules, regulations or Orders of any Governmental Entity or interpretations thereof or changes in accounting requirements or principles, in each case, only to the extent occurring after the date of this Agreement; (iii) changes affecting generally the pharmacy benefits management industry; (iv) except for the purposes of Section 4.4(b), the announcement or pendency of the transactions contemplated by this Agreement, or any communication by Purchaser of its plans or intentions (including in respect of employees) with respect to any of the businesses of Purchaser or any adverse change in customer, distributor, employee, supplier, financing source, licensor, sub-licensor, stockholder or joint venture partner or similar relationships, including as a result of the identity of the Target Companies, directly resulting from any of the foregoing, but, in each case, excluding any governmental litigation arising therefrom; (v) except for the purposes of Section 4.4(b), the consummation of the transactions contemplated by this Agreement or any Other Transaction Document or any actions by any Party or any Target Company taken pursuant to its obligations under this Agreement or any Other Transaction Document; (vi) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, in each case, only to the extent occurring after the date of this Agreement; (vii) any failure in and of itself by Purchaser to meet any internal projections or forecasts (it being agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Purchaser Material Adverse Effect may be taken into account in determining whether a Purchaser Material Adverse Effect has occurred) and normal seasonal changes in the results of operations of Purchaser to the extent consistent in timing and amounts to the prior comparable time periods; or (viii) any change in and of itself in the price or trading volume of Purchaser Common Stock (it being agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of Purchaser Material Adverse Effect may be taken into account in determining whether a Purchaser Material Adverse Effect has occurred), in each case, shall be deemed to not constitute a "Purchaser Material Adverse Effect" and shall not be considered in determining whether a "Purchaser Material Adverse Effect" has occurred.  Notwithstanding the foregoing, if any matter described in any of subclauses (i),(ii) or (iii) of this paragraph has had a disproportionate effect on the results of operation, condition (financial or otherwise), assets or business of Purchaser, taken as a whole, relative to other participants in the pharmacy benefits management industry, then, the impact of such event on Purchaser shall be taken into account for purposes of determining whether a Purchaser Material Adverse Effect has occurred or is reasonably expected to occur.

"Purchaser NQ Plans" shall have the meaning set forth in Section 5.6(e).

"Purchaser Permits" shall have the meaning set forth in Section 4.7(b).

"Purchaser Persons" shall have the meaning set forth in Section 5.14.

"Purchaser Savings Plan" shall have the meaning set forth in Section 5.6(d).

"Purchaser SEC Documents" shall have the meaning set forth in Section 4.3(a).

"Purchaser Securities" shall mean any outstanding (i) shares of capital stock or voting securities of Purchaser, (ii) securities of Purchaser convertible into or exchangeable for shares of capital stock or voting securities of Purchaser or (iii) options or other rights to acquire from Purchaser or other obligation of Purchaser to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Purchaser.

"Purchaser Taxes" shall have the meaning set forth in Section 7.4(b).

"Qualifying Loss" shall mean any individual indemnifiable Loss or series of related Losses in excess of $100,000.

"Real Property" shall mean the Owned Real Property and the Leased Real Property.

"Registration Rights Agreement" shall have the meaning set forth in the Recitals.

"Related Party" shall have the meaning set forth in Section 3.23.

"Representatives" shall have the meaning set forth in the Confidentiality Agreement.

"Required Information" shall have the meaning set forth in Section 5.18.

"Reverse Termination Fee" shall have the meaning set forth in Section 8.2(b).

"Rights" shall have the meaning set forth in the Rights Agreement.

"Rights Agreement" shall mean the agreement between Purchaser and American Stock Transfer & Trust Company dated as of July 25, 2001, as amended.

"Ropes" shall have the meaning set forth in Section 5.15(a).

"Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002, as amended.

"SEC" shall have the meaning set forth in Section 4.3(a).

"Section 338 Company" shall have the meaning set forth in Section 5.16(a).

"Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Seller" shall have the meaning set forth in the Preamble.

"Seller Cafeteria Plan" shall have the meaning set forth in Section 5.6(g).

"Seller Damages" shall have the meaning set forth in Section 8.2(c).

"Seller Disclosure Letter" shall have the meaning set forth in the preamble to Article III.

"Seller Indemnified Parties" shall have the meaning set forth in Section 9.3.

"Seller Indemnitee" shall have the meaning set forth in Section 5.14.

"Seller Insurance Policies" shall have the meaning set forth in Section 3.19.

"Seller's Marks" shall have the meaning set forth in Section 5.13.

"Seller Persons" shall have the meaning set forth in Section 5.14.

"Seller Savings Plan" shall have the meaning set forth in Section 5.6(d).

"Selling Entities" shall have the meaning set forth in the Recitals.

"Separate Returns" shall mean all Tax Returns for Separate Taxes.

"Separate Taxes" shall mean all Taxes other than Federal and Consolidated Income Taxes.

"Skadden" shall have the meaning set forth in Section 5.15(a).

"SSA" shall have the meaning set forth in Section 3.9(c)(i).

"Straddle Period" shall mean any taxable year or period beginning on or before the Closing Date and ending after the Closing Date.

"Subsidiary", of any Person, shall mean any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) at least fifty percent (50%) of (i) the issued and outstanding capital stock or other securities having voting power to elect a majority of the Board of Directors (or others performing similar functions) of such Person (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency); (ii) the economic or ownership interest in the capital or profits of such partnership, joint venture or limited liability company; or (iii) the beneficial interest in such trust or estate, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries, or by one or more other Subsidiaries of such Person.

"Supply Agreement" shall mean that certain Contract denoted with an asterisk (*) on Schedule 3.16(a) of the Seller Disclosure Letter.

"Target Companies" shall have the meaning set forth in the Recitals.

"Target Companies' Closing Date Indebtedness" means the aggregate Indebtedness of the Target Companies outstanding on the Closing Date.

"Tax Authority" shall mean any Governmental Entity responsible for the collection of Taxes.

"Taxes" shall mean (i) all taxes, assessments, charges, customs, duties, fees, levies, tariffs, imposts or other governmental charges of any kind whatsoever, including all United States of America federal, state, local, foreign and other net or gross income, franchise, profits, capital gains, capital stock, transfer, real property transfer, recordation, sales, use, occupation, property, excise, severance, ad valorem, valued added, windfall profits, stamp, license, payroll, withholding and other taxes, (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, and (ii) any interest, penalty, or addition to any of the foregoing.

"Tax Return" shall mean all returns, statements, forms and reports (including elections, waivers or extensions, declarations, disclosures, schedules, estimates and information returns) for Taxes required to be filed with the U.S. Internal Revenue Service or any other federal, foreign, state, local or provincial Tax Authority.

"Transfer Taxes" shall have the meaning set forth in Section 7.8.

"Transition Services Agreement" shall have the meaning set forth in the Recitals.

"Treasury Regulation" shall mean the regulations promulgated under the Code by the U.S. Department of the Treasury.

"Unicare Specialty" shall have the meaning set forth in the Recitals.

“Valuation Period” shall have the meaning set forth in Section 2.3.

"W&C" shall have the meaning set forth in Section 5.15(a).

"WARN Act" shall have the meaning set forth in Section 3.12(f).

"Working Capital" means (i) the combined current assets of the Target Companies (consisting of asset account line items as specified on Schedule 2.5 of the Seller Disclosure Letter) minus (ii) the combined current liabilities of the Target Companies (consisting of liability account items as specified on Schedule 2.5 of the Seller Disclosure Letter), in each case determined in accordance with the accounting principles, policies and procedures consistently applied in the preparation of the Balance Sheet; provided, however, that the current assets and current liabilities of the Target Companies for purposes of calculating Working Capital will exclude (a) all Cash and Cash Equivalents of the Target Companies, (b) deferred Tax assets, deferred Tax liabilities and income Taxes payable and (c) Indebtedness, including the current portion thereof.

"Working Capital/Adjustments Statement" shall have the meaning set forth in Section 2.5(c).

"Working Capital Target" means $423,400,000.

Section 1.2  Construction.  In this Agreement, unless the context otherwise requires:

(a)           any reference to "writing" or comparable expressions includes a reference to facsimile transmission, email or comparable means of communication;

(b)           where used with respect to information, the phrases "delivered" or "made available" shall mean that the information referred to has been physically or electronically delivered prior to the date hereof to the relevant parties or their respective Representatives including, in the case of "made available" to Purchaser, material that has been posted in the "data room" (virtual or otherwise) established by Seller and made accessible to Purchaser and its Representatives prior to the date hereof;

(c)           words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(d)           references to Articles, Sections, Exhibits, the Preamble and Recitals are references to articles, sections, exhibits, the preamble and recitals of this Agreement, and the descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement;

(e)           reference to "day" or "days" are to calendar days;

(f)           references to "the date hereof" shall mean as of the date of this Agreement;

(g)           the words "hereof", "herein", "hereto" and "hereunder", and words of similar import shall refer to this Agreement as a whole and not to any provision of this Agreement;

(h)           this "Agreement" or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

(i)           "include", "includes," and "including" are deemed to be followed by "without limitation";

(j)           "ordinary course of business" is deemed to be followed by "consistent with past practices";

(k)           any reference to any Governmental Entity includes any successor to the Governmental Entity;

(l)           any reference to any statute or regulation refers to the statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, includes any rules and regulations promulgated under the statute) and any reference to any section of any statute or regulation includes any successor to the section; and

(m)           references to dollars or "$" are to United States of America dollars.

Section 1.3   Knowledge.

(a)           When any representation, warranty, covenant, agreement or other provision contained in this Agreement is expressly qualified by reference to the "Knowledge of Seller" or words of similar import, it shall mean the knowledge, within the scope of his or her responsibility assuming reasonable inquiry of those employees known to such persons to have specialized knowledge of the subject matter of the representation and warranty, of the individuals set forth on Schedule 1.3(a) of the Seller Disclosure Letter.

(b)           When any representation, warranty, covenant, agreement or other provision contained in this Agreement is expressly qualified by reference to the "Knowledge of Purchaser" or words of similar import, it shall mean the knowledge, within the scope of his or her responsibility assuming reasonable inquiry of those employees known to such persons to have specialized knowledge of the subject matter of the representation and warranty, of the individuals set forth on Schedule 1.3(b) of the Purchaser Disclosure Letter.

ARTICLE II

SALE OF LLC INTEREST, NEXTRX SHARES AND NEXTRX SERVICES SHARE

Section 2.1   Sale of LLC Interest.  Seller agrees to cause Community Insurance to sell, assign, transfer and deliver to Purchaser on the Closing Date, and Purchaser agrees to purchase from Community Insurance on the Closing Date, the LLC Interest, free and clear of all Liens (other than any transfer restrictions under applicable securities Laws).

Section 2.2   Sale of NextRx Shares and NextRx Services Share.  Seller agrees to cause Unicare Specialty to sell, assign, transfer and deliver to Purchaser on the Closing Date, and Purchaser agrees to purchase from Unicare Specialty on the Closing Date, the NextRx Shares and the NextRx Services Share, in each case, free and clear of all Liens (other than any transfer restrictions under applicable securities Laws).

Section 2.3   Purchase Price.  At the Closing, Purchaser shall pay (x) in consideration for the purchase by Purchaser of the LLC Interest, $3,553,000,000 (the "LLC Interest Consideration"), which will be delivered in the form of $2,489,000,000 in cash (the "LLC Interest Cash Consideration") and the remainder in shares of common stock, par value $0.01, of Purchaser, together with the associated Rights ("Purchaser Common Stock") to be issued to Community Insurance (the "LLC Interest Stock Consideration"), each share of Purchaser Common Stock being valued at the average of the closing price for a share of Purchaser Common Stock on the Nasdaq Global Select Market ("Nasdaq") (as reported by the Wall Street Journal (Northeast edition), or, if not reported thereby, as reported by any other authoritative source) for the sixty (60) days immediately preceding the Closing Date (such period, the “Valuation Period”) (the "Market Value"), (y) in consideration for the purchase by Purchaser of the NextRx Shares, an aggregate amount of $841,500,000 (the "NextRx Consideration"), which will be delivered in the form of $589,500,000 in cash (the "NextRx Cash Consideration") and the remainder in shares of Purchaser Common Stock to be issued to Unicare Specialty (the "NextRx Stock Consideration"), each share of Purchaser Common Stock valued at the Market Value and (z) in consideration for the purchase by Purchaser of the NextRx Services Share, an aggregate amount of $280,500,000 (the "NextRx Services Consideration"), which will be delivered in the form of $196,500,000 in cash (the "NextRx Services Cash Consideration") and the remainder in shares of Purchaser Common Stock to be issued to Unicare Specialty (the "NextRx Services Stock Consideration"), each share of Purchaser Common Stock valued at the Market Value.  The Aggregate Cash Consideration will be paid at the Closing by wire transfer of immediately available funds to the respective accounts designated in writing by Seller no later than two (2) Business Days prior to the Closing Date.  Notwithstanding the foregoing, (x) the Aggregate Cash Consideration will be subject to adjustment pursuant to Section 2.5 and (y) at the written election of Purchaser (which election shall be delivered to Seller no less than three (3) Business Days prior to the Closing Date), Purchaser may elect to pay all or part (as specified in the election) of the value of any of the LLC

Interest Stock Consideration, NextRx Stock Consideration or NextRx Services Stock Consideration in the form of cash, with any such cash amounts deemed to be added to the Aggregate Cash Consideration.  If Purchaser believes that the amount of the Aggregate Stock Consideration to be delivered at the Closing pursuant to this Section 2.3 would otherwise be greater than 9.99% of the aggregate number of shares of Purchaser Common Stock outstanding immediately after the Closing (and after giving effect to the issuance of the shares representing the Aggregate Stock Consideration), then Purchaser shall use its commercially reasonable efforts to issue shares of Purchaser Common Stock in a public offering for cash consideration, at a price reasonably acceptable to Purchaser, prior to the Closing, so as to obtain sufficient cash proceeds to replace a sufficient portion of the Aggregate Stock Consideration to be delivered at the Closing such that a number of whole shares of Purchaser Common Stock as equal as practicable to, but not in excess of, 9.99% of the aggregate number of shares of Purchaser Common Stock outstanding immediately following the Closing (after giving effect to the issuance of such shares) would be delivered at the Closing pursuant to this Section 2.3.

Section 2.4   Closing; Closing Deliverables.  (a)  Subject to the terms and conditions hereof, the closing of the sales referred to in Section 2.1 and in Section 2.2 (the "Closing") shall take place at 10:00 A.M. New York time on the third (3rd) Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions set forth in Article VI (other than any such conditions which by their terms cannot be satisfied until the Closing Date, which shall be required to be so satisfied or waived (subject to applicable Law) on the Closing Date) unless another time or date is agreed to in writing by the Parties (the actual time and date of the Closing being referred to herein as the "Closing Date"); provided, however that, notwithstanding the satisfaction or waiver of the conditions set forth in Article VI, the Parties shall not be obligated to effect the Closing prior to the second (2nd) Business Day following the final day of the Marketing Period, unless Purchaser shall request otherwise on two (2) Business Days prior written notice (but, subject in such case, to the satisfaction or waiver (subject to applicable Law) of the conditions set forth in Article VI (other than any such conditions which by their terms cannot be satisfied until the Closing Date, which shall be required to be so satisfied or waived (subject to applicable Law) on Purchaser's requested Closing Date)).  The Closing shall be held at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York.

(b)           At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

(i)           a duly executed certificate representing the LLC Interest, duly endorsed in blank by Seller or the applicable Selling Entity for transfer to Purchaser, with appropriate transfer stamps, if any, affixed;

(ii)           a duly executed stock certificate representing the NextRx Shares, duly endorsed in blank by the applicable Selling Entity or with a duly executed blank stock power, or other appropriate instrument of transfer, affixed for transfer to Purchaser, with appropriate transfer stamps, if any, affixed;

(iii)           a duly executed stock certificate representing the NextRx Services Share, duly endorsed in blank by the applicable Selling Entity or with a duly executed blank stock power, or other appropriate instrument of transfer, affixed for transfer to Purchaser, with appropriate transfer stamps, if any, affixed;

(iv)           a counterpart of the PBM Contract, duly executed by an authorized officer of Seller;

(v)            a counterpart of the Registration Rights Agreement, duly executed by an authorized officer of Seller;

(vi)           a counterpart of the Transition Services Agreement, duly executed by an authorized officer of Seller;

(vii)           a counterpart of the Plano Sublease, duly executed by an authorized officer of Seller;

(viii)          a certificate from each Selling Entity, dated as of the Closing Date, certifying that such Selling Entity is not a foreign person within the meaning of Section of Section 1445(f)(3) of the Code, substantially in the form of the sample certification set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv)(B); provided, however, that if any of the Selling Entities fails to deliver such certificate on the Closing Date and Purchaser elects to proceed with the Closing, then Purchaser shall be entitled to withhold any amounts required pursuant to Section 1445 of the Code from the Aggregate Cash Consideration; and

(ix)           a certificate signed by Seller, dated as of the Closing Date, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(c)           At the Closing, Purchaser shall deliver or cause to be delivered to Seller:

(i)             the Aggregate Cash Consideration;

(ii)            (x) a duly executed stock certificate representing the LLC Interest Stock Consideration issued in the name of Community Insurance, (y) a duly executed stock certificate representing the NextRx Stock Consideration issued in the name of Unicare Specialty and (z) a duly executed stock certificate representing the NextRx Services Stock Consideration issued in the name of Unicare Specialty;

(iii)           a counterpart of the PBM Contract, duly executed by an authorized officer of Purchaser;

(iv)           a counterpart of the Registration Rights Agreement, duly executed by an authorized officer of Purchaser;

(v)           a counterpart of the Transition Services Agreement, duly executed by an authorized officer of Purchaser;

(vi)           a counterpart of the Plano Sublease, duly executed by an authorized officer of Purchaser;

(vii)           a certificate signed by Purchaser, dated as of the Closing Date, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied; and

(viii)          the joinder required by Section 10.1.

Section 2.5   Working Capital Adjustment. (a) Estimated Balance Sheet.  Seller will prepare or cause to be prepared in good faith and delivered to Purchaser not later than five (5) Business Days prior to the anticipated Closing Date, an estimated combined balance sheet of the Target Companies (the "Estimated Closing Balance Sheet") as of 11:59 p.m. (New York time) on the Business Day immediately preceding the Closing Date (the "Balance Sheet Time"), together with a written statement (such statement, the "Estimated Working Capital Statement") of Seller, signed by an executive officer of Seller with financial oversight responsibilities for the PBM Business, setting forth in reasonable detail (and together with reasonable supporting documentation) (i) Seller's good faith estimate of Working Capital (the "Estimated Working Capital Amount") as reflected on the Estimated Closing Balance Sheet and (ii) Seller's good faith estimate of the amount of the Target Companies' Closing Date Indebtedness.  The Estimated Closing Balance Sheet and the Estimated Working Capital Statement will be prepared in accordance with the accounting principles, policies and procedures used in the preparation of the Balance Sheet and the definition of Working Capital, respectively.

(b)           Pre-Closing Working Capital Adjustment.

(i)             If the Estimated Working Capital Amount is greater than the Working Capital Target, then the Aggregate Cash Consideration payable at

Closing pursuant to Section 2.3 will be increased by the amount of the Pre-Closing Working Capital Adjustment.

(ii)            If the Estimated Working Capital Amount is less than the Working Capital Target, then the Aggregate Cash Consideration payable at Closing pursuant to Section 2.3 will be reduced by the amount of the Pre-Closing Working Capital Adjustment.

(c)           Closing Balance Sheet; Other Adjustments.  As promptly as practicable and in any event within sixty (60) days after the Closing Date, Purchaser will prepare or cause to be prepared in good faith, and will provide to Seller, a combined balance sheet of the Target Companies as of the Balance Sheet Time (the "Closing Balance Sheet"), together with a written statement of Purchaser, signed by an officer of Purchaser with financial oversight responsibilities with respect thereto, setting forth in reasonable detail (and together with reasonable documentation)  (i) Working Capital as derived from the Closing Balance Sheet and (ii) the amount of the Target Companies' Closing Date Indebtedness (the "Working Capital/Adjustments Statement").  Following the Closing and in connection with the preparation of the Closing Balance Sheet and Working Capital/Adjustments Statement, Purchaser will have reasonable access to (i) the employees and other Representatives of Seller who assisted in the preparation of the Estimated Closing Balance Sheet and the Estimated Working Capital Statement, the auditors of Seller and their work papers, and the work papers and other materials used by Seller in the preparation of the Estimated Closing Balance Sheet and the Estimated Working Capital Statement and (ii) copies of the financial information and records (or copies of portions thereof) of Seller to the extent relating to the Target Companies (including such personnel and Representatives of Seller who prepared or assisted in the preparation of such information) and relevant, in Purchaser's good faith and reasonable judgment, to Purchaser's ability to properly prepare the Closing Balance Sheet and the Working Capital/Adjustments Statement.  The Closing Balance Sheet and the Working Capital/Adjustments Statement will be prepared in accordance with the accounting principles, policies and procedures used in the preparation of the Balance Sheet and the Estimated Working Capital/Adjustments Statement.  Following delivery of the Closing Balance Sheet and the Working Capital/Adjustments Statement, in connection with its review thereof, Seller will have reasonable access to the employees and other Representatives of Purchaser who assisted in the preparation of the Closing Balance Sheet and the Working Capital/Adjustments Statement, the auditors of Purchaser and their work papers, and the work papers and other materials used by Purchaser in the preparation of the Closing Balance Sheet and the Working Capital/Adjustments Statement.  To the extent that a Party is obligated to provide the other Party access to its auditor (and/or its auditor's work papers) pursuant to this Section 2.5(c), such Party shall be required to use (and shall have satisfied such obligation to the extent that it has used) its commercially reasonable efforts to provide such access.

(d)           Dispute Notice.  The Closing Balance Sheet and the Working Capital/Adjustments Statement will be final, conclusive and binding on the Parties unless Seller provides a written notice (a "Dispute Notice") to Purchaser no later than forty-five (45) days after delivery of the Working Capital/Adjustments Statement setting forth in reasonable detail any item on the Closing Balance Sheet and/or the Working Capital/Adjustments Statement (including any item described in Section 2.5(c) above) that Seller believes has not been prepared correctly in accordance with the definition of Working Capital.  Any item to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the Parties.

(e)           Resolution of Disputes.  Purchaser and Seller will attempt to resolve the items raised in a Dispute Notice in good faith for a period of twenty-five (25) days following the delivery of a Dispute Notice.  Amounts resolved by such attempts within the twenty-five (25) day period will be deemed to have been finally resolved for purposes of the Dispute Notice and will be final, conclusive and binding on the Parties.  If Purchaser and Seller are unable to resolve all or any disputed items in the Dispute Notice during such twenty-five (25) day period, Purchaser and Seller will submit, as promptly as practicable but not later than ten (10) days after the expiration of the twenty-five (25) day period, the unresolved disputed items (together with the Closing Balance Sheet, the Working Capital/Adjustments Statement, the Dispute Notice (as modified to reflect any mutually agreed upon resolution to any one or more items) and such other analysis and work papers as each Party may believe is relevant to, or in support of, its position concerning the unresolved disputed items (provided, that the Party submitting (or who wishes to submit) such other analysis and work papers have made such analysis and work papers reasonably available to the other Party for review prior to the expiration of the twenty-five (25) day period referred to above) for determination to Deloitte & Touche LLP (the "Auditor") or, if such firm is unable or unwilling to act as Auditor, such other nationally recognized independent public accounting firm selected by the mutual agreement of the Parties in writing.  Purchaser and Seller will use their respective reasonable best efforts to cause the Auditor to render its decision within forty-five (45) days (and in any event as soon as practicable) after the submission to the Auditor of the disputed items, including by promptly complying with all reasonable requests by the Auditor for access to working papers, information, books, records and similar items and personnel and Representatives of the Parties and their Affiliates to the extent practicable.  The Auditor will review only those items and amounts specifically submitted by Purchaser and Seller and shall resolve the unresolved disputes by adopting a position that is either equal to Purchaser's proposed position, Seller's proposed position, or between the positions proposed by Seller and Purchaser.  The Auditor's determination will be (A) in writing, (B) furnished to each of the Parties within forty-five (45) days, to the extent practicable, and in any event as promptly as practicable, after the items or amounts in dispute have been referred to the Auditor, (C) made in accordance with this Section 2.5(e), and (D) final, conclusive and binding on the Parties.  Nothing herein will be construed as to authorize or permit the Auditor to determine any question or matter whatsoever under or in connection with this Agreement, except as set forth in the immediately preceding sentence.  The fees and expenses of the Auditor with respect to the dispute referred to in this Section 2.5(e) shall be borne equally by each of Seller and Purchaser.

(f)           Post-Closing Purchase Price Adjustments. Promptly, and in any event no later than the fifth (5th) Business Day, after final determination of each of the Working Capital amount and Target Companies' Closing Date Indebtedness in accordance with Section 2.5(d)

and/or Section 2.5(e) (respectively, the "Final Working Capital Amount" and the "Final Indebtedness of Target Companies") the Purchase Price shall be adjusted as follows:

(i)           If the sum of: (A) the Estimated Working Capital Amount minus the Final Working Capital Amount, plus (B) Final Indebtedness of Target Companies minus the Target Companies' Closing Date Indebtedness as set forth on the Estimated Working Capital Statement (such calculation, the "Post-Closing Adjustment") is a positive number, then Seller shall pay to Purchaser the Post-Closing Adjustment by wire transfer of immediately available funds to an account specified by Purchaser; or

(ii)           If the Post-Closing Adjustment is a negative number, then Purchaser shall pay to Seller the absolute value of the Post-Closing Adjustment by wire transfer of immediately available funds to an account specified by Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the letter (the "Seller Disclosure Letter") delivered by Seller to Purchaser concurrently with the execution of this Agreement (it being understood that any matter disclosed on any Schedule of the Seller Disclosure Letter will be deemed to be disclosed on any other Schedule of the Seller Disclosure Letter only to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Schedule or Schedules), Seller hereby represents and warrants to Purchaser as follows:

Section 3.1   Due Organization, Good Standing and Corporate Power of Seller and Selling Entities.  Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Indiana and it has all requisite corporate power and authority to carry on its business as now being conducted.  Community Insurance is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Ohio and it has all requisite corporate power and authority to carry on its business as now being conducted.  Unicare Specialty is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and it has all requisite corporate power and authority to carry on its business as now being conducted.

Section 3.2   Authorization; No Conflicts. (a) Seller and each of the Selling Entities (if any) and each other Subsidiary of Seller, if any, has, or solely in the case of each such other Subsidiary of Seller will have at or prior to the Closing Date, the requisite corporate power and authority, and has, or solely in the case of each such other Subsidiary of Seller will have at or prior to the Closing Date, taken all corporate action necessary to execute and deliver this Agreement and each Other Transaction Document to which it is, or shall become a party, to perform its obligations hereunder and thereunder (including, if not a signatory hereto or thereto, but actions are contemplated to be taken by such Person hereunder or thereunder), and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance (including, if not a signatory hereto or thereto, but actions are contemplated to be taken by such Person hereunder or thereunder) of this Agreement and each Other Transaction Document by Seller and each of the Selling Entities and each other Subsidiary of Seller, if applicable, and the consummation (including, if not a signatory hereto or thereto, but actions are contemplated to be taken by such Person hereunder or thereunder) by Seller, each of such Selling Entities and each such other Subsidiary of Seller of the transactions contemplated hereby and thereby, have been, or solely in the case of each such other Subsidiary of Seller will have been at or prior to the Closing Date, duly authorized and approved by the Boards of Directors or Managers, as applicable, of Seller, the Selling Entities and such other Subsidiaries of Seller, and no other corporate action on the part of Seller, the Selling Entities or such other Subsidiaries of Seller is, or solely in the case of each such other Subsidiary of Seller will be at the Closing, necessary to authorize the execution, delivery and performance of this Agreement and, if applicable, the Other Transaction Documents by Seller, each Selling Entity, and each such other Subsidiary of Seller and the consummation of the transactions contemplated hereby and thereby.  This Agreement and the Other Transaction Documents to be executed and delivered by Seller, each Selling Entity, if any, and each such other Subsidiary of Seller, if any, which may be a party to any Other Transaction Documents have been or, to the extent not executed as of the date hereof, will be duly executed and delivered by Seller, any such Selling Entity (if applicable) and any such other Subsidiary of Seller, if applicable, and, assuming that this Agreement and each of the Other Transaction Documents constitutes a valid and binding obligation of Purchaser, constitutes, or solely in the case of each such other Subsidiary of Seller will constitute as of the Closing Date, a valid and binding obligation of Seller, each such Selling Entity (if applicable) and each such other Subsidiary of Seller, enforceable against Seller, each such Selling Entity (if applicable) and each such other Subsidiary of Seller, in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors' rights generally and by general equitable principles.

(b)           The execution and delivery of this Agreement and each Other Transaction Document to be executed and delivered by Seller and each Selling Entity, if any, which may be a party to any Other Transaction Document as contemplated hereby do not, and the consummation of the transactions contemplated by this Agreement and the Other Transaction Documents will not, (i) conflict with any of the provisions of the certificate of incorporation or by-laws or other equivalent charter documents, as applicable, of Seller, any Selling Entity or any Target Company, (ii) conflict with or result in a breach of, or constitute a default under, any Permit or Contract of Seller or any Selling Entity or Target Company, as applicable or (iii) subject to the receipt or making of the consents, approvals, authorizations, and filings referred to in Section 3.6, contravene any Law or Order currently in effect, except in the case of clauses (ii) and (iii) above, for such conflicts, breaches, defaults or contraventions, which would not reasonably be expected to (x)  have, individually or in the aggregate, a Company Material Adverse Effect or (y) impair or delay Seller's ability to consummate the transactions contemplated by this Agreement or the Other Transaction Documents.

Section 3.3   Ownership of Shares and LLC Interest.  All of the NextRx Shares and the NextRx Services Share are beneficially and of record owned by Unicare Specialty, free and clear of all Liens.  The LLC Interest is beneficially and of record owned by Community Insurance, free and clear of all Liens.  Each of the Selling Entities is an indirect, wholly-owned Subsidiary of Seller.  The consummation of the transactions contemplated by this Agreement will convey to Purchaser good title to the LLC Interest, NextRx Shares and NextRx Services Share, free and clear of all Liens, except for those created by Purchaser or arising out of ownership of the LLC Interest, NextRx Shares and NextRx Services Share by Purchaser and other than restrictions on transfer of unregistered securities arising under applicable federal, state or foreign securities Laws.

Section 3.4   Target Companies.  (a) NextRx LLC is a limited liability company validly existing and in good standing under the Laws of the State of Ohio and has all requisite limited liability company power and authority to carry on its business as now being conducted, except where the failure to have such power and authority would not reasonably be expected to have a Company Material Adverse Effect.  NextRx is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now being conducted, except where the failure to have such power and authority would not reasonably be expected to have a Company Material Adverse Effect.  NextRx Services is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of New York and has all requisite corporate power and authority to carry on its business as now being conducted, except where the failure to have such power and authority would not reasonably be expected to have a Company Material Adverse Effect.  Each Target Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character or location of the properties owned, leased or operated by such Target Company or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Prior to the execution of this Agreement, Seller has made available to Purchaser true, complete and correct copies of the certificates of incorporation and bylaws (or other similar governing documents) for each Target Company.

(b)           None of the Target Companies has any Subsidiaries.

Section 3.5   Capitalization of Target Companies.  The authorized capital stock of NextRx consists of 1000 shares of common stock, par value $0.01 per share, of which 1000 shares are issued and outstanding (the "NextRx Shares").  The NextRx Shares constitute all the issued and outstanding equity interests of NextRx.  The authorized capital stock of NextRx Services consists of 200 shares of common stock, without par value, of which 1 share is issued and outstanding (the "NextRx Services Share").  The NextRx Services Share constitutes all the issued and outstanding equity interests of NextRx Services. The authorized capital of NextRx LLC consists of 1 membership interest, which is issued and outstanding (the "LLC Interest").  The LLC Interest constitutes all of the issued and outstanding equity interests of NextRx LLC.  The NextRx Shares, the NextRx Services Share and the LLC Interest have been duly authorized and validly issued and are fully paid and nonassessable, and were not issued in violation of, and are not subject to, any preemptive rights.  There are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments contingent or otherwise, relating to the capital stock of, or other equity or voting interest in, any Target Company, pursuant to which Seller or any of its Subsidiaries, including any Target Company, is or may become obligated to issue, deliver or sell or cause to be issued, delivered or sold, shares of capital stock of or other equity or voting interests in, any Target Company or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of or other equity or voting interests in, any Target Company.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interests in, any Target Company.  No Target Company has any authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equityholders of any Target Company on any matter.  There are no proxies and no voting agreements or voting trusts or other voting arrangements with respect to any capital stock of, or other equity or voting interests in, any Target Company.

Section 3.6   Consents and Approvals.  Assuming all filings required under the Antitrust Laws are made and any waiting periods thereunder have been terminated or expired, no other consent, approval, authorization or filing of or with any Governmental Entity (other than as may be required by any Contract with Governmental Entities that are conducting business with Seller or any of its Subsidiaries, including any Target Company, each of which is set forth on Schedule 3.6 of the Seller Disclosure Letter), which has not been received or made, is necessary or required by or with respect to Seller or the Selling Entities in connection with the execution and delivery of this Agreement and the Other Transaction Documents by Seller or any Selling Entity which is a party thereto, if any, or the consummation by Seller or any Selling Entity which is a party thereto, if any, of the transactions contemplated by this Agreement and the Other Transaction Documents, except for any other consents, approvals, authorizations or filings which, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7   Financial Statements; Undisclosed Liabilities.  (a)  The unaudited combined balance sheet of the Target Companies (the "Balance Sheet") as at December 31, 2008 (such date being referred to herein as the "Balance Sheet Date"), and the related unaudited combined income statement of the Target Companies for the fiscal year then ended, were, and the Interim Financial Statements, when delivered to Purchaser pursuant to Section 5.20(b), will be, prepared in accordance with GAAP, consistently applied throughout the periods involved, and, in the case of the Interim Financial Statements, in accordance with the methods, principles and classifications used in preparing the Balance Sheet and the related unaudited combined income statement, in each case, except as otherwise noted therein.  Prior to the date hereof, true and complete copies of the Balance Sheet and the related unaudited combined income statement of the Target Companies have been made available to Purchaser.  The Audited Financial Statements, when delivered to Purchaser pursuant to Section 5.20(a), will be prepared in accordance with GAAP, consistently applied throughout the periods involved, and in accordance with the methods, principles and classifications used in preparing the Balance Sheet and the related unaudited combined income statement, except as otherwise noted therein, and the requirements of Regulation S-X promulgated under the Exchange Act.  Notwithstanding anything to the contrary herein, revenue shall be presented in the Audited Financial Statements and the Interim Financial Statements on a "gross" basis as opposed to a "net" basis.

(b)           As of the date of such financial statements, the Balance Sheet fairly presented, in all material respects, the combined financial position of the Target Companies as at the Balance Sheet Date, and the related unaudited combined income statement fairly presented, in all material respects, the combined results of operations of the Target Companies for the fiscal year then ended.  Each of the Balance Sheet and the income statement was, the Audited Financial Statements, when delivered to Purchaser pursuant to Section 5.20(a) will be, and the Interim Financial Statements, when delivered to Purchaser pursuant to Section 5.20(b) will be, prepared in all material respects in accordance with the books and records of each Target Company, except for certain adjustments (that will not be, individually or in the aggregate, material in amount) to present the Audited Financial Statements and the Interim Financial Statements as if the combined operations of the Target Companies were reflected on a stand-alone basis in accordance with Regulation S-X.  Each of the Audited Financial Statements, when delivered to Purchaser pursuant to Section 5.20(a), and the Interim Financial Statements, when delivered to Purchaser pursuant to Section 5.20(b), will fairly present, in all material respects, the combined financial position and the combined results of operations of the Target Companies as of the dates and for the periods presented therein.  Each Target Company maintains accurate books and records reflecting its assets and liabilities and maintains, and has maintained for all periods reflected in the Balance Sheet and the accompanying income statement, the Interim Financial Statements and the Audited Financial Statements, proper and adequate internal accounting controls that provide assurance that (i) transactions are recorded as necessary to permit accurate preparation of its financial statements and to maintain accurate accountability for its assets; (ii) the reporting of its assets is compared with existing assets at regular intervals; and (iii) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.  Neither Seller nor any Target Company nor, to the Knowledge of Seller, any auditor, accountant or representative of Seller or any Target Company has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c)           Seller is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act to the extent such compliance is applicable to the Target Companies.

(d)           To the Knowledge of Seller, as of the date of this Agreement, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of Seller which relate to the Target Companies, except for such inquiries or investigations which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)           The Target Companies do not have any obligations or liabilities (whether accrued, absolute, contingent or otherwise), except (i) liabilities reflected on the Balance Sheet or disclosed in the notes thereto, (ii) liabilities incurred in the ordinary course of business since the Balance Sheet Date and which are not material to the Target Companies, (iii) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (iv) liabilities incurred in connection with the transactions contemplated hereby or by the Other Transaction Documents or (v) performance obligations incurred after the Balance Sheet Date pursuant to the terms of Contracts (1) in effect as of the date hereof or (2) entered into after the date hereof not in violation of this Agreement.

(f)           The Target Companies (i) do not have any material outstanding obligations or liabilities under escheat or similar laws; and (ii) are not, and since January 1, 2007 have not been, subject to any actions, audits or other proceedings with any Governmental Entity with respect to escheat or similar laws.

Section 3.8   Absence of Certain Changes.  Since the Balance Sheet Date and to the date of this Agreement:  (i) the businesses of the Target Companies have been conducted in all material respects in the ordinary course; and (ii) none of the Target Companies have taken any action that would, after the date hereof, be prohibited (or for which Seller would be required to seek Purchaser's consent) pursuant to Section 5.2(a) hereof.  Since the Balance Sheet Date there has not been any change in the results of operations, condition (financial or otherwise), assets or business of the Target Companies, taken as a whole, which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.9   Compliance with Laws; Permits.  (a)  The Target Companies are being operated, and since January 1, 2007 have been operated, in compliance with all Laws and Orders applicable to the Target Companies, except for any such non-compliances that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Since January 1, 2007, no Person has asserted in writing (and to the Knowledge of Seller, no Person has otherwise asserted or intends to assert) that any event has occurred or circumstance exists that is reasonably likely to constitute or result in a violation of or failure to comply with any term or requirement of any Order or any Law, other than any such violation or noncompliance as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           Without limiting the generality of clause (a) above, none of the Target Companies or, to the Knowledge of Seller, their respective officers, directors, managing employees or agents has, except in each case as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, engaged in any activity, whether alone or in concert with one or more of their business associates, which would constitute a violation of:

(i)             the federal Medicare and Medicaid statutes, Public Contracts Anti-Kickback Act, 41 U.S.C. § 51, et seq., the federal statutes relating to health care fraud and abuse and kickbacks, including 42 U.S.C. § 1320a-7b, 42 U.S.C. § 1320a-7a, 42 U.S.C. § 1395nn and the federal Civil False Claims Act, 31 U.S.C. § 3729 et seq., or related or similar statutes pertaining to any other federal health care program (as such term is defined in 42 U.S.C. § 1320a-7b(f)) or the regulations promulgated pursuant to any of such statutes;

(ii)            state Laws pertaining to Medicaid or any other state health care or health insurance programs;

(iii)           state or federal Laws pertaining to billings to or claims for reimbursement submitted to insurance companies, health maintenance organizations, and other managed care plans or insurance fraud; or

(iv)           federal or state Laws relating to fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services, or the billing for or claims for reimbursement for such items or services provided to a beneficiary of any state, federal or other governmental health care or health insurance program or any non-governmental health care plan or health insurance arrangement.

(c)           Without limiting the generality of clause (a) above, none of the Target Companies or, to the Knowledge of Seller, their respective officers, directors, managing employees, agents or persons with direct or indirect ownership interests of any Target Company (as those terms are used in 42 C.F.R. § 1001.1001), except in each case as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)             has engaged in any activities that are prohibited under, or are cause for civil penalties, other sanctions or mandatory or permissive exclusion from any federal health care program under Sections 1128, 1128A, 1128B or 1877 of the Social Security Act ("SSA") or related state or local Laws; or

(ii)            has knowingly and willfully offered, paid, solicited or received any remuneration (including any kickback, rebate or bribe) directly or indirectly, overtly or covertly, in cash or in kind (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid or any federal health care program, or (ii) in return for the purchase, lease, or order or the arranging for or recommending of the purchase, lease or order, of any item or service for which payment may be made in whole or in part under Medicare, Medicaid or any federal health care program.

(d)           Without limiting the generality of clause (a) above, none of the Target Companies or, to the Knowledge of Seller, their respective officers, directors, managing employees, agents or persons with direct or indirect ownership interests of any Target Company (as those terms are used in 42 C.F.R. § 1001.1001), except in each case as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)             has had a civil monetary penalty assessed against it under section 1128A of the SSA or any regulations promulgated thereunder;

(ii)            has been excluded or suspended from participation in any manner under the Medicare or Medicaid program or any other federal health care program (as defined in SSA section 1128B(f)) or a state health care program (as defined in SSA section 1128(h)) or any regulations promulgated thereunder;

(iii)           has been convicted of any criminal offense relating to the delivery of an item or service under Medicare, Medicaid, any other federal health care program or state health care program or relating to the unlawful manufacture, distribution, prescription or dispensing of a controlled substance (as defined in 42 C.F.R. § 1001.2);

(iv)           without limiting clauses (d)(i) through (iii) above, is a party to or the subject of any sanctions imposed by, or other Order of, or investigation or audit by the Centers for Medicare & Medicaid Services ("CMS"), including those described in that certain letter from CMS to Seller dated January 12, 2009; or

(v)            is a party to or the subject of any action or proceeding concerning any of the matters described above in clauses (d)(i) through (iii).

(e)           The Target Companies hold all material federal, state, local and foreign permits, approvals, licenses, authorizations, certificates, rights, exemptions and Orders from and Contracts with Governmental Entities (collectively, the "Permits") that are necessary for the operation of the businesses of the Target Companies as presently conducted, or that are necessary for the lawful ownership of their respective properties and assets, except to the extent that any such failure to hold any Permit or any such default would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Schedule 3.9(e) of the Seller Disclosure Letter sets forth a list of all Permits held by the Target Companies.  Each of the Permits is valid, subsisting and in full force and effect, except when the failure to be valid, subsisting and in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  To the Knowledge of Seller, no written notice of cancellation of, revocation of, suspension of or default under any Permit has been received since January 1, 2007 by any Target Company.

(f)           Each Target Company has fulfilled and performed in all material respects its respective obligations under each of the Permits, and is not in material breach or violation of any Permit or terms and conditions thereof.  No written notice of cancellation of, revocation of, suspension of or default under any Permit has been received since January 1, 2007 by any Target Company.

(g)           To the Knowledge of Seller, there are no acts that furnish a reasonable basis for a warning letter or other regulatory letter, other adverse regulatory communication or action, or civil or criminal investigation or action involving or relating to the Target Companies, except in each case as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h)           Notwithstanding the foregoing, the representations and warranties contained in this Section 3.9 do not apply to benefit plans and related matters, labor matters (other than those expressly set forth above), taxes, intellectual property, and environmental laws and environmental matters, which subject matters are addressed in their entirety and exclusively in Sections 3.11, 3.12, 3.13, 3.14 and 3.17, respectively.

Section 3.10  Litigation.  There is no, and since January 1, 2007, there has not been, any legal action, lawsuit, proceeding at law or in equity, inspection, audit, arbitration, or administrative or other proceeding or, to the Knowledge of Seller, any investigation, by or before any Governmental Entity pending or, to the Knowledge of Seller, threatened, against or affecting any Target Company, or any of their respective businesses, properties, assets, rights or Permits, other than any such actions, suits, proceedings at law or in equity, arbitrations or administrative or other proceedings or investigation, inspection or audit that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  As of the date hereof, there is no Action pending, or, to the Knowledge of Seller, threatened in writing, against or affecting Seller or any of its Affiliates that challenges the validity or enforceability of this Agreement or seeks to enjoin or prohibit consummation of, or seek other material equitable relief with respect to, the transactions contemplated by this Agreement or that would reasonably be expected to impair or delay Seller's ability to consummate the transactions contemplated by this Agreement.

Section 3.11  Benefit Plans.  (a)  Each material employee compensation or benefit plan, contract, policy or arrangement which is sponsored, maintained, contributed to or required to be contributed to by Seller in which Company Employees participate as of the date hereof (collectively, the "Benefit Plans") is listed on Schedule 3.11(a) of the Seller Disclosure Letter.  The Target Companies have never sponsored, maintained or contributed to (or been required to contribute to) any Benefit Plan.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither Seller nor any ERISA Affiliate has any liability under Title IV of ERISA or Section 4980B of the Code which has not been satisfied in full, and no events have occurred which are reasonably likely to result in such liability.  As of the date hereof, no Benefit Plan maintained by Seller or its ERISA Affiliate and covered by Title IV of ERISA has been terminated and no proceedings have been instituted to terminate or appoint a trustee to administer any such plan.  Copies of all Benefit Plans and any amendments thereto, or, in either case, summaries thereof, have been provided or made available to Purchaser.

(b)           The Seller Savings Plan is "qualified" within the meaning of Section 401(a) of the Code, the trust (if any) forming a part thereof is exempt from taxation under Section 501(a) of the Code, and, to the Knowledge of Seller, no event has occurred that would adversely affect such qualification or tax-exempt status.  Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS.

(c)           Each individual who is classified by the Target Company as an "employee" or as an "independent contractor" is properly so classified, and each Company Employee has been properly classified as an "exempt" or "non-exempt" employee under applicable law.

(d)           Seller has provided or made available to Purchaser a list of each Company Employee, which list set forth such employee's current annual compensation (including, where applicable, bonus or incentive compensation opportunity), years of credited service, full or part time status, exempt/nonexempt status (where applicable), hourly or salaried status, date of hire, work location and job title.

Section 3.12  Labor Matters.  (a)  Each Target Company is, and since January 1, 2007 has been, in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice, other than any such non-compliance or unfair labor practice that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           As of the date hereof, to the Knowledge of Seller, no material unfair labor practice complaint against any Target Company is pending before the National Labor Relations Board.

(c)           There is no, and since January 1, 2007 has not been, any labor strike, dispute, slowdown or stoppage actually pending or, to the Knowledge of Seller, threatened in writing, against or involving any Target Company that would reasonably be expected to have a Company Material Adverse Effect.

(d)           As of the date hereof, no Target Company is, and since January 1, 2007 has not been, party to or bound by any labor agreement or collective bargaining agreement and, to the Knowledge of Seller, no employee of any Target Company is, and since January 1, 2007 has not been, represented by any labor organization with respect to his or her employment with any Target Company.  As of the date hereof, no union is currently certified, and there is no union representation question and no union or other organizational activity that would be subject to the National Labor Relations Act (20 U.S.C. § 151 et seq.) existing or, to the Knowledge of Seller, threatened, with respect to the operations of any Target Company.

(e)           With respect to any Target Company, no grievance exists, and since January 1, 2007 none has existed, and no arbitration proceeding arising out of or under any collective bargaining agreement is, or since January 1, 2007 has been, pending, other than any such grievance or arbitration proceeding that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)           The Target Companies are, and since January 1, 2007 have been, in compliance with all notice and other requirements under the Workers' Adjustment and Retraining Notification Act and similar applicable state, local and foreign Law relating to plant closings and layoffs (the "WARN Act"), and no Target Company has any obligations pursuant to the WARN Act.  On or before the Closing Date, each Target Company shall provide a list of the name and site of employment of any and all employees of any Target Company who had experienced any employment loss or layoff, as defined by the WARN Act, within 90 days prior to the Closing Date.  The Target Companies shall update this list up to and including the Closing Date.

Section 3.13  Tax Matters.  (a) Tax Returns.  The Target Companies have timely filed or caused to be timely filed, or shall timely file or cause to be timely filed, all material Tax Returns that are required to be filed by, or with respect to, the Target Companies on or prior to the date hereof (taking into account any applicable extension of time within which to file).  All such Tax Returns referred to in the preceding sentence, to the extent such Tax Returns relate to the Target Companies, are true, correct and complete in all material respects and except as is not reasonably expected to have a Company Material Adverse Effect, all material consolidated, combined or unitary Tax Returns that include the Target Companies and that are required to be filed on or prior to the date hereof (taking into account any applicable extension of time within which to file) are true, correct and complete.

(b)           Payment of Taxes.  All material Taxes and Tax liabilities of the Target Companies that are due and payable on or prior to the date hereof (whether or not shown on a Tax Return referred to in clause (a) of this Section 3.13) have been paid or accrued and adequately disclosed on the Closing Balance Sheet.  All material Taxes of any combined, consolidated or unitary group of which the Target Companies are currently members that are required to be paid on or prior to the date hereof have been paid or accrued on the books and records of Seller or its Subsidiaries in accordance with GAAP.

(c)           Withholding.  All material Taxes which the Target Companies were required to withhold (i) under Sections 1441 and 1442 of the Code and (ii) by applicable Law in connection with payments made to any employee, independent contractor, creditor, shareholder, customer, vendor, supplier or other third party have, in each case, been withheld and timely paid over to the appropriate Tax Authority to the extent due and payable.

(d)           Disputes.  No claims, written proposed deficiencies, actions, audits or other proceedings with any Tax Authority are presently pending, or have been threatened in writing, for a material amount of unpaid Taxes asserted against the Target Companies.  During the past five years, no claim has been made in writing by any Tax Authority in a jurisdiction where any Target Company does not file Tax Returns to the effect that such Target Company may be subject to material taxation by that jurisdiction.

(e)           Waivers.  There are no outstanding waivers of the statute of limitations applicable to any Separate Return of the Target Companies or any outstanding extension of time with respect to an assessment or deficiency for Separate Taxes related to the Target Companies.

(f)            Liens.  Except for Permitted Liens, there are no material Liens for Taxes against any of the assets or properties of the Target Companies.

(g)           Consolidated Groups.  None of the Target Companies has been a member of an affiliated group filing a consolidated United States federal income Tax Return (other than a group the common parent of which is a Target Company or Seller).  None of the Target Companies has any liability for Taxes of another Person (other than members of the consolidated group of which Seller is the parent) under Treasury Regulation Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law).

(h)           Tax Agreements.  None of the Target Companies is a party to any Tax allocation, Tax sharing or other similar agreement the subject of which is indemnification for Taxes with any person other than Seller or its Subsidiaries (including the Target Companies).

(i)           Post-Closing Inclusions.  None of the Target Companies will be required to include any item of income in or exclude any item of deduction from, Taxable income for any Post-Closing Taxable Period as a result of any (i) any request for a ruling, advance pricing agreement, "closing agreement" as defined in Section 7121 of the Code (or any corresponding  or similar provision of state, local or foreign Tax law), (ii) installment sale or open transaction disposition made on or before the Closing Date; (iii) adjustment pursuant to Section 481(a) of the

Code or any similar provision of state, local or foreign Tax law; (iv) deferred intercompany gain or excess loss account as described under Treasury Regulation Section 1504 or any similar provision of state, local or other Tax law; or (v) prepaid amount received on or prior to the Closing Date.

(j)           Tax Status.  NextRx LLC has, at all times since its formation, been treated as an entity disregarded as separate from its owner for United States federal income tax purposes.

(k)           Section 355.  None of the Target Companies has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under Section 355(a) of the Code.

(l)            Listed Transactions; Certain Reportable Transactions.  None of the Target Companies has participated in a "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2).  During the past three years, none of the Target Companies has participated in a "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4(b).

(m)           Non-Foreign Person.  No Seller Entity is a foreign person within the meaning of Section 1445(f)(3) of the Code.

(n)            Seller has made available to Purchaser all Separate Returns for Income Taxes filed by the Target Companies for the fiscal year ended December 31, 2007.

Section 3.14   Intellectual Property.  (a) Schedule 3.14(a) of the Seller Disclosure Letter contains a list of all (i) registered and applied-for Intellectual Property (including domain names) and (ii) material proprietary software, in each case, owned by the Target Companies.  As to the Intellectual Property listed on Schedule 3.14(a) of the Seller Disclosure Letter, a Target Company is the exclusive beneficial and, to the extent registered or applied-for, record owner of all such listed Intellectual Property and all such listed Intellectual Property is subsisting, and, to the Knowledge of Seller, valid and enforceable.

(b)           Each of the Target Companies owns, licenses, or otherwise possesses the valid right to use, free and clear of all Liens (except Permitted Liens), all of the Intellectual Property owned or used in their respective businesses as currently conducted.  The conduct of the businesses of the Target Companies does not infringe, misappropriate, or otherwise violate the Intellectual Property of any third party, and there are no unresolved claims or written notices of any threatened claims alleging that any of the Target Companies are infringing, misappropriating, or otherwise violating the Intellectual Property of any third party, or challenging the use or ownership by any Target Company of any Intellectual Property, except for claims that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse

Effect.  To the Knowledge of Seller, no Person is infringing, misappropriating, or otherwise violating any Intellectual Property owned by any of the Target Companies, and no such claims have been asserted or threatened against any Person by any of the Target Companies.

(c)           Each Target Company takes and has taken commercially reasonable actions to protect the integrity and security, as applicable, of the software, databases, systems, networks and Internet websites that it owns or is licensed to use and all information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by any other Person.  Each Target Company has implemented commercially reasonable back-up, security and disaster recovery technology.  Other than (i) the cessation of use of the Seller's Marks as provided for under Section 5.13, (ii) plan, member, client and claims information and data (and any related rights) which will be provided as set forth under the PBM Contract and the Transition Services Agreement, and (iii) the Licensed Intellectual Property (some of which Licensed Intellectual Property is being provided pursuant to, and for the time periods set forth in, the Transition Services Agreement and any other Licensed Intellectual Property material to the PBM Business is identified in Schedules 3.14(c) or 5.2(d) of the Seller Disclosure Letter), the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Target Companies' right to own or use any Intellectual Property (including any member and claims data) as owned or used in the conduct of their respective businesses as currently conducted.

(d)           To the Knowledge of Seller, since January 1, 2007, the Target Companies have complied with all applicable Laws, and their own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personal information, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  No written claims have been asserted or threatened against any of the Target Companies alleging a violation of any Person's privacy rights, personal information, or data rights, and the consummation of the transactions contemplated by this Agreement will not, to the Knowledge of Seller, result in any such violation.

Section 3.15  Broker's or Finder's Fee.  Except for the fees of Bank of America Securities LLC or any of its Affiliates (the fees and expenses of which, in all such cases, shall be paid by Seller), no agent, broker, Person or firm acting on behalf of Seller is, or shall be, entitled to any broker's fees, finder's fees or commissions from Seller in connection with this Agreement or any of the transactions contemplated hereby.

Section 3.16  Material Contracts.  (a)  Schedule 3.16(a) of the Seller Disclosure Letter contains a list, as of the date hereof, of the following Contracts (each a "Material Contract") to which a Target Company is a party, or bound by, or under which their respective businesses or assets are bound and, in each case, will continue to be a party to, bound by, or continue to have any obligation under, or under which Purchaser or any of its Subsidiaries may be bound or have any obligations, following the Closing:  (i) Contracts that contain restrictions with respect to the payment of dividends or any other distribution in respect of the capital stock or other equity interests of any Target Company; (ii) the top twenty (20) external customer

Contracts of the Target Companies, taken as a whole, based on sales for the fiscal year ended December 31, 2008; (iii) the top six (6) retail pharmacy Contracts of the Target Companies, taken as a whole, based on sales for the fiscal year ended December 31, 2008; (iv) the top ten (10) commercial rebate  Contracts of the Target Companies, taken as a whole, based on sales for the fiscal year ended December 31, 2008; (v) the top ten (10) Part D rebate Contracts of the Target Companies, taken as a whole, based on sales for the fiscal year ended December 31, 2008; (vi) Contracts between a Target Company and each vendor that contain a minimum annual purchase requirement of $1,000,000 or more or under which a Target Company annually spends more than $1,000,000 and that cannot be cancelled without penalty on less than one hundred and twenty (120) days' notice; (vii) Contracts that restrain, limit or impede the Target Companies' or their Affiliates' ability to (A) compete with or conduct any business or line of business (exclusive of Contracts by which Company Employees may be bound to which no Target Company nor any of its Affiliates is bound), (B) solicit the customers or employees of another Person or (C) disclose confidentiality or proprietary information (other than customary language of a type ordinarily present in Contracts related to the PBM Business); (viii) Contracts that contain "most favored nation" or equivalent preferential pricing terms for the benefit of any Person other than a Target Company; (ix) any letter of intent, letter of understanding, memorandum of understanding, proposal, bid or other similar document with regard to  any acquisition currently proposed or contemplated (including by merger) of capital stock or assets (except for ordinary course purchases of inventory or similar goods) of any other Person; (x) Contracts containing any standstill or similar agreement pursuant to which any Target Company (or, following the Closing, any Affiliate thereof, including Purchaser and its Subsidiaries) has agreed not to acquire assets or securities of another Person, or propose or offer to do so; (xi) all employment and consulting Contracts of the Target Companies (other than those pursuant to which the base compensation to be paid by the Target Companies collectively to the offeree is less than $150,000 per year) and all bonus, pension, profit sharing or other deferred compensation plans of the Target Companies; (xii) all Contracts (or group of related Contracts) or options to sell or lease (as lessor) any property or asset of the Target Companies in excess of $250,000 per year, except for sales in the ordinary course of business; (xiii) all Contracts (or group of related Contracts) pursuant to which any Target Company (A) possesses or uses, or has agreed to acquire or lease, any property or asset and (B) is required to make payments, accrue expenses or incur charges in excess of $500,000 per year; (xiv) all Contracts (or group of related Contracts), plans or programs pursuant to which material payments, or an acceleration of or material increase in benefits, may be required upon a change of control of any Target Company; (xv) all collective bargaining agreements; (xvi) written contracts by which (A) any Target Company is granted or obtains any right to use any material Intellectual Property of any other Person (other than readily commercially available click-wrap or shrink wrap software licenses) or (B) any Target Company is restricted in its right to use or register, or licenses or otherwise permits any other Person to use or register, material Intellectual Property; and (xvii) material Contracts between a Target Company and any Governmental Entity.  True and complete copies of all Material Contracts have been made available to Purchaser, together with all material amendments, waivers or changes thereto.

(b)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Material Contract is in full force and effect and is the legal, valid and binding obligation of the Target Company which is party thereto, and, to the Knowledge of Seller, of the other parties thereto enforceable against each of them in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors' rights generally and by general equitable principles (except those which are cancelled, rescinded or terminated after the date hereof in accordance with their terms).  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Target Company is in default under, or in material breach or violation of, nor has an event occurred that (with or without notice, lapse of time or both) would constitute a material default by any Target Company under any such Material Contract.  To the Knowledge of Seller, no other party to any such Material Contract is in material default under any such Material Contract.  As of the date hereof, to the Knowledge of Seller, no Target Company has received any notice in writing or claim of default under, any Material Contract, or any written notice of any intent to terminate, not renew or challenge the validity or enforceability of any Material Contract.

Section 3.17  Environmental Matters.  (a)  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Target Companies are in compliance with all applicable Environmental Laws, and have obtained, and are in compliance with, all Permits required under applicable Environmental Laws in connection with the operation of their respective properties, assets and business; and (ii) there are no actions, suits, investigations or other proceedings by any Governmental Entity or other Person pending or, to the Knowledge of Seller, threatened in writing with respect to a Target Company under any Environmental Law.

(b)           To the Knowledge of Seller, there are no past or continuing releases of any Hazardous Substance into the environment at any real property currently or previously leased or owned by any Target Company, except for releases that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.18   Real Property.  (a)  Schedule 3.18(a) of the Seller Disclosure Letter contains a list, as of the date hereof, of all real property owned in whole or in part by a Target Company (collectively, the "Owned Real Property").  A Target Company has title in fee simple to the Owned Real Property, free and clear of all Liens, other than Permitted Liens and Liens that will be released at or prior to the Closing.  There are no outstanding options, rights of first offer, rights of reverter or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein.  None of the Target Companies are a party to any agreement or option to purchase any real property or interest therein unless otherwise disclosed on Schedule 3.18(a) of the Seller Disclosure Letter.

(a)           Schedule 3.18(b) of the Seller Disclosure Letter contains a list, as of the date hereof, setting forth the street address of each leased facility (the "Leased Real Property") of the Target Companies (as lessee, sublessee, sublessor or lessor).  Seller has made true and complete copies of all leases of the Leased Real Property (the "Leases") available to Purchaser.  Except as would not reasonably be expected to have, individually or in the aggregate, a

Company Material Adverse Effect, each Lease is in full force and effect and the legal, valid and binding obligation of the Target Company party thereto, and, to the Knowledge of Seller, of the other parties thereto, enforceable against each of them in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors' rights generally and by general equitable principles.  To the Knowledge of Seller, no action has been taken or omitted by any Target Company and, no other event has occurred or condition exists, that constitutes, or after notice or lapse of time or both would constitute, a default by a Target Company under any of the Leases, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.19   Insurance.  Set forth on Schedule 3.19 of the Seller Disclosure Letter is a list, as of the date hereof, of each current material insurance policy (the "Seller Insurance Policies") that covers the Target Companies or their businesses, properties, assets or employees (including a description of any self-insurance program).  There is no material claim pending under any such Seller Insurance Policy which relates to the PBM Business or any of the Target Companies, as the case may be, as to which coverage has been questioned, denied or disputed by the underwriter of such Seller Insurance Policy.

Section 3.20   Investment Intent; Risk; Ownership of Common Stock.  (a)  The Selling Entities are acquiring the Purchaser Common Stock for their own account, for investment purposes only, and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Purchaser Common Stock, in violation of the federal securities Laws.

(b)           The Selling Entities qualify as "accredited investors", as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(c)           The Selling Entities understand that the Purchaser Common Stock to be acquired by them pursuant to this Agreement has not been registered under the Securities Act.  The Selling Entities acknowledge that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable state securities Laws or pursuant to an applicable exemption therefrom.

(d)           The Selling Entities are informed and sophisticated participants in the transactions contemplated hereby and have sufficient knowledge and experience to evaluate the technical, commercial, financial, legal and other risks associated with the acquisition by the Selling Entities of the Purchaser Common Stock on the terms hereunder.  The Selling Entities understand that the acquisition of the Purchaser Common Stock to be acquired by them pursuant to the terms of this Agreement involves substantial risk.  The Selling Entities can bear the economic risk of their investment (which may be for an indefinite period).

Section 3.21  Sufficiency of Assets.  The Target Companies have good and valid title to all of their material owned tangible properties and assets and a valid leasehold interest in all of their material leased properties and assets, in each case, owned or leased by them in connection with the operation of the PBM Business as presently conducted, free and clear of all Liens, except for Permitted Liens.  Such properties and assets are in all material respects in good operating condition and in all material respects free from defects, in each case, subject to ordinary wear and tear.  The properties and assets owned and leased by the Target Companies constitute all of the material properties and assets used primarily in the PBM Business as currently conducted by the Target Companies as of the date of this Agreement and, subject to the proviso below, constitute assets sufficient to conduct the PBM Business immediately following the Closing in substantially the same manner as conducted by the Target Companies as of the date of this Agreement; provided, however, that Purchaser acknowledges and agrees that (v) Purchaser will not acquire any assets or properties sold or otherwise disposed of after the date hereof and prior to the Closing in accordance with the terms of this Agreement, (w) Purchaser will not acquire ownership of any of the assets and properties that the Parties have agreed will be retained by Seller and its Affiliates as necessary for the provision of the services to be provided by Seller to Purchaser and the Target Companies pursuant to the Transition Services Agreement or are necessary for the provision of any other services (including, without limitation, finance, accounting, financial planning and other related services, human resources, payroll and other related services, tax and treasury services, and procurement services) provided by Seller or any of its Affiliates to the PBM Business immediately prior to the Closing that will terminate as of the Closing, (x) the Target Companies will not have Cash or Cash Equivalents immediately following the Closing, (y) Purchaser and the Target Companies will not acquire or have ownership of or any license from Seller or its Affiliates to use the Seller's Marks (except to the extent a license is granted under Section 5.13 of this Agreement or the PBM Contract), the plan, member, client and claims information and data (and any related rights) of Seller and its Affiliates (except to the extent any license is granted under the PBM Contract or the Transition Services Agreement) or any Licensed Intellectual Property (except for the licenses granted under the Transition Services Agreement) and (z) any actions taken by the Parties with respect to assets or properties in compliance with Section 5.5 shall not constitute a breach of this Section 3.21.

Section 3.22  Indebtedness.  Schedule 3.22 of the Seller Disclosure Letter correctly sets forth all Indebtedness of the Target Companies as of the date hereof, and for each item of Indebtedness set forth thereon, identifies the debtor, the principal amount as of the date of this Agreement, the creditor, the maturity date, and the collateral, if any, securing the Indebtedness.  At the Closing, the Target Companies will not have any Indebtedness.

Section 3.23  Related Party Transactions.  No officer or director of any Target Company (herein, a "Related Party") is a party to any Contract with any Target Company, including any Contract providing for or otherwise requiring payments to, any Related Party.

Section 3.24  Exclusivity of Representation; No Limitation of Other Representations.  The representations and warranties made by Seller in this Article III are the exclusive representations and warranties made by Seller with respect to itself, the Selling Entities and the Target Companies, including the assets and liabilities of the Target Companies.  Seller hereby disclaims any other express or implied representations or warranties with respect to itself, the Selling Entities, the Target Companies or any of their assets or liabilities.  Except as otherwise expressly provided in this Agreement, nothing in any representation or warranty in this Agreement shall in any way limit or restrict the scope, applicability or meaning of any other representation or warranty made by Seller herein.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in (i) the letter (the "Purchaser Disclosure Letter") delivered by Purchaser to Seller prior to the execution of this Agreement (it being understood that any matter disclosed on any Schedule of the Seller Disclosure Letter will be deemed to be disclosed on any other Schedule of the Seller Disclosure Letter only to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Schedule or Schedules) and (ii) the Purchaser SEC Documents filed prior to the date hereof, Purchaser hereby represents and warrants to Seller as follows:

Section 4.1    Due Organization, Good Standing and Corporate Power.  Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and it has all requisite corporate power and authority to carry on its business as now being conducted. Purchaser is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except for such jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.2    Capitalization of Purchaser.  (a)  The authorized capital stock of Purchaser consists of (i) 1,000,000,000 shares of Purchaser common stock, par value $0.01 per share and (ii) 5,000,000 shares of preference stock, par value $0.01 per share, of which 100,000 shares have been designated Series A Junior Participating Preferred Stock, par value $0.01 per share, and which were reserved for issuance upon exercise of Rights issued pursuant to the Rights Agreement.  As of March 31, 2009, there were outstanding 247,818,391 shares of Purchaser common stock (each together with a Right), 186,013 shares of Purchaser restricted stock with voting rights, employee stock options and stock-settled stock appreciation rights to purchase an aggregate of 9,380,001 shares of Purchaser common stock (of which options and stock-settled stock appreciation rights to purchase an aggregate of 5,125,830 shares of Purchaser common stock were exercisable), restricted stock units to purchase an aggregate of 155,140 shares of Purchaser common stock (of which none were vested), performance shares representing upon issuance 282,247 shares of Purchaser common stock (if vested at target) and there were no shares of preferred stock outstanding.  All outstanding shares of capital stock of Purchaser have been, and all shares that may be issued after the date of this Agreement and prior to the Closing will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable.

(b)           As of the date of this Agreement, there are no outstanding obligations of Purchaser or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Purchaser Securities.

(c)           Purchaser has reserved out of its authorized capital stock, a sufficient number of shares of Purchaser Common Stock to issue the LLC Interest Stock Consideration, the NextRx Stock Consideration and the NextRx Service Stock Consideration at the Closing.

Section 4.3    Purchaser Reports; Financial Statements.  (a)  Since January 1, 2007, Purchaser has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act (such documents and any other documents filed by Purchaser or any of its Subsidiaries with the Securities Exchange Commission (the "SEC"), including exhibits and other information incorporated therein, as they have been supplemented, modified or amended since the time of filing, collectively, the "Purchaser SEC Documents"). As of their respective filing dates (or, if amended or superseded prior to the date of this Agreement, as of the date of such filing), the Purchaser SEC Documents (except for the Purchaser Financial Statements contained therein) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder.  As of the date of this Agreement, none of Purchaser's Subsidiaries are required to make any filings with the SEC.  All of the audited consolidated financial statements and unaudited consolidated interim financial statements of Purchaser and Purchaser's Subsidiaries included in the Purchaser SEC Documents (together with the related notes and schedules thereto, collectively, the "Purchaser Financial Statements") (A) have been prepared from, and are in accordance with, the books and records of Purchaser and Purchaser's Subsidiaries in all material respects, (B) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments) and (C) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders' equity of Purchaser and its Subsidiaries as of the dates and for the periods referred to therein.

(b)           Purchaser is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq.

(c)           As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Purchaser SEC Documents other than confidential treatment requests. To the Knowledge of Purchaser, as of the date of this Agreement, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of Purchaser, except for such inquiries or investigations which would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.4    Authorization; No Conflicts.  (a)  Purchaser has the requisite corporate power and authority, as applicable, and has taken all corporate action necessary to execute and deliver this Agreement and each Other Transaction Document to which it is, or shall become a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each Other Transaction Document to be executed and delivered by Purchaser, and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly authorized and approved by the Board of Directors of Purchaser, and no other corporate action on the part of Purchaser is necessary to authorize the execution, delivery and performance of this Agreement and each Other Transaction Document by Purchaser and the consummation of the transactions contemplated hereby and thereby.  This Agreement and the Other Transaction Documents to be executed and delivered by Purchaser have been or will be duly executed and delivered by Purchaser and, assuming that this Agreement and each of the Other Transaction Documents constitutes a valid and binding obligation of Seller when executed and delivered by Seller, constitutes a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors' rights generally and by general equitable principles.

(b)           The execution and delivery of this Agreement and each Other Transaction Document to be executed and delivered by Purchaser as contemplated hereby do not, and the consummation of the transactions contemplated by this Agreement and by the Other Transaction Documents will not:  (i) conflict with any of the provisions of the certificate or articles of incorporation or by-laws or other equivalent charter documents, as applicable, of  Purchaser; (ii) conflict with, result in a breach of or default under (with or without notice or lapse of time, or both) any (A) Permit of Purchaser or any of its Subsidiaries or (B) Contract to which Purchaser or any of its Subsidiaries is a party or by which any of their assets are bound or subject; or (iii) subject to the receipt or making of the consents, approvals, authorizations and filings referred to in Section 4.5, contravene any Law or Order currently in effect, except in the case of clauses (ii) and (iii) above, for such conflicts, breaches, defaults or contraventions which would not reasonably be expected to (x) have, individually or in the aggregate, a Purchaser Material Adverse Effect or (y) impair or delay Purchaser's ability to consummate the transactions contemplated by this Agreement or the Other Transaction Documents.

Section 4.5     Consents and Approvals.  Assuming all filings required under the Antitrust Laws are made and any waiting periods thereunder have been terminated or expired, no other consent, approval, authorization or filing of or with any Governmental Entity, which has not been received or made, is necessary or required by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser and each Other Transaction

Document to which it is or may become a party or the consummation by Purchaser of the transactions contemplated by this Agreement or by the Other Transaction Documents, except for any other consents, approvals, authorizations or filings which, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.6     Absence of Certain Changes.  Since the Balance Sheet Date and to the date of this Agreement the businesses of Purchaser and Purchaser's Subsidiaries have been conducted in all material respects in the ordinary course.  Since the Balance Sheet Date, there has not been any change in the results of operations, condition (financial or otherwise), assets or business of Purchaser and its Subsidiaries, taken as a whole, which both (i) has had, or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, and (ii) would have a material adverse effect on Purchaser’s ability to perform in all material respects its obligations under the PBM Contract after the Closing Date.

Section 4.7     Compliance with Laws; Permits.  (a)  Purchaser and its Subsidiaries are being operated, and since January 1, 2007 have been operated, in compliance with all Laws and Orders applicable to it, except for any such non-compliances that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b)           Purchaser and its Subsidiaries hold all material federal, state, local and foreign permits, approvals, licenses, authorizations, certificates, rights, exemptions and Orders from and Contracts with Governmental Entities (collectively, the "Purchaser Permits") that are necessary for the operation of their business as presently conducted, or that are necessary for the lawful ownership of their properties and assets, except to the extent that any such failure to hold any Purchaser Permit or any such default would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.  Each of the Purchaser Permits is valid, subsisting and in full force and effect, except when the failure to be valid, subsisting and in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.8     Broker's or Finder's Fee.  No broker, finder or investment banker is or will be entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser for which Seller or its Affiliates would be responsible.

Section 4.9     Litigation.  There is no legal action, lawsuit, proceeding at law or in equity, inspection, audit, arbitration or administrative or other proceeding or, to the Knowledge of Purchaser, any investigation, by or before any Governmental Entity pending or, to the Knowledge of Purchaser, threatened, against or affecting Purchaser or any of its Affiliates, or any of their respective businesses, properties, assets, rights or Purchaser Permits, other than any such actions, suits, proceedings at law or in equity, arbitration or administrative or other proceedings or investigation, inspection or audit that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. As of the date hereof, there is no Action pending, or, to the Knowledge of Purchaser, threatened in writing, against or affecting Purchaser or any of its Affiliates that challenges the validity or enforceability of this Agreement or seeks to enjoin or prohibit consummation of, or seek other material equitable relief with respect to, the transactions contemplated by this Agreement or that would reasonably be expected to impair or delay Purchaser's ability to consummate the transactions contemplated by this Agreement.

Section 4.10   Sufficiency of Funds.  Purchaser has delivered to Seller true and complete fully executed copies of the Debt Commitment Letter, dated as of April 9, 2009 between Purchaser, Credit Suisse, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc., JPMorgan Chase Bank, N.A., Citigroup Global Markets Inc. and Citibank, N.A., including all exhibits, schedules, annexes and amendments to such letter in effect as of the date of this Agreement (the "Debt Commitment Letter"), pursuant to which and subject to the terms and conditions thereof each of the parties thereto (other than Purchaser) have severally agreed to lend the amounts set forth therein (the provision of such funds as set forth therein, the "Financing") for the purposes set forth in such Debt Commitment Letter.  The Debt Commitment Letter has not been amended, restated or otherwise modified or waived prior to the date of this Agreement, and the respective commitments contained in the Debt Commitment Letter have not been withdrawn, modified or rescinded in any respect prior to the date of this Agreement.  There are no conditions precedent or contingencies related to the funding of the full amount of the Financing, other than as described in the Debt Commitment Letter.  Subject to the terms and conditions of the Debt Commitment Letter, assuming the accuracy of Seller's representations and warranties in the last sentence of Section 3.22, the net proceeds contemplated from the Financing, together with other financial resources of Purchaser including cash on hand and marketable securities of Purchaser on the Closing Date, will, in the aggregate, be sufficient for the satisfaction of all of Purchaser's obligations under this Agreement, including the payment of any amounts required to be paid pursuant to Article II, and the payment of all fees and expenses reasonably expected to be incurred in connection herewith.

Section 4.11   Investment Intent; Risk.  (a)  Purchaser is acquiring the NextRx Shares, the NextRx Services Share and the LLC Interest for its own account, for investment purposes only, and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the NextRx Shares, the NextRx Services Share or the LLC Interest, in violation of the federal securities Laws or any applicable foreign or state securities Law.

(b)           Purchaser qualifies as an "accredited investor", as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(c)           Purchaser understands that the NextRx Shares, the NextRx Services Share and the LLC Interest to be acquired by it pursuant to this Agreement have not been registered under the Securities Act.  Purchaser acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable state securities Laws or pursuant to an applicable exemption therefrom.

(d)           Purchaser is an informed and sophisticated participant in the transactions contemplated hereby and has sufficient knowledge and experience to evaluate the technical, commercial, financial, legal and other risks associated with acquiring the NextRx Shares, the NextRx Services Share and the LLC Interest on the terms hereunder.  Purchaser understands that the acquisition of the NextRx Shares, the NextRx Services Share and the LLC Interest to be acquired by it pursuant to the terms of this Agreement involves substantial risk.  Purchaser can bear the economic risk of its investment (which may be for an indefinite period).

Section 4.12   Absence of Arrangements with Management.  As of the date hereof, there are no Contracts, undertakings, commitments, agreements or obligations or understandings between Purchaser or any of its Affiliates, on the one hand, and any member of the management of any Target Company, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Target Companies after the Closing.

Section 4.13   No Stockholder Vote Required.  No vote or other action by the stockholders of Purchaser is required by Law, Purchaser's certificate of incorporation and by-laws, or the rules or regulations of any stock exchange on which the Purchaser Common Stock is listed or quoted in order for Purchaser to consummate the transactions contemplated by this Agreement and the Other Transaction Documents.

Section 4.14   Exclusivity of Representations.  The representations and warranties made by Purchaser in this Article IV are the exclusive representations and warranties made by Purchaser.  Purchaser hereby disclaims any other express or implied representations or warranties with respect to itself.

Section 4.15   No Limitation on Other Representations.  Except as otherwise expressly provided in this Agreement, nothing in any representation or warranty in this Agreement shall in any way limit or restrict the scope, applicability or meaning of any other representation or warranty made by Purchaser herein.

ARTICLE V

COVENANTS

Section 5.1     Information and Documents.  (a)  During the period commencing on the date hereof and ending on the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated pursuant to Section 8.1, Seller shall, and Seller shall cause the Target Companies to, upon reasonable advance notice, afford Purchaser and its Representatives, reasonable access during normal business hours to the personnel, properties, books and records of the Target Companies (including reasonable access to the Separate Returns, Tax provisions, and Tax basis records of the Target Companies, all work papers used in the preparation of the Initial 1060 Allocations and the Initial 338 Valuations and Allocations and, with respect to NextRx LLC, the apportionment data (i.e., property, payroll and sales information) used in determining state income Taxes in 2008), including for purposes of Purchaser and its Representatives conducting audits, from time to time, of the Target Companies practices and procedures pursuant to Medicare, Medicaid and any other federal health care program (as such term is defined in 42 U.S.C. §1320a-7b(f)) activities; provided, that such access shall not unreasonably disrupt the operations of Seller or any Target Company.  Notwithstanding anything to the contrary contained in this Agreement, none of Seller or any Target Company shall be required to provide any information or access that such Person reasonably believes could violate applicable Law, including Antitrust Laws, or the terms of any confidentiality agreement or confidentiality provision in any Contract, or impact any privilege, including the attorney/client privilege; provided, that the Parties shall cooperate in seeking to find a way to allow disclosure of such information to the extent doing so would not (in the good faith belief of Seller (after consultation with counsel)) reasonably be likely to result in the violation of any such Contract or applicable Law, including Antitrust Laws, or reasonably be likely to cause such privilege to be undermined with respect to such information.

(b)           All information received by, or made available to, Purchaser, its Affiliates and Representatives in connection with this Agreement and the transactions contemplated hereby will be held by Purchaser, its Affiliates and Representatives as "Confidential Information", as defined in, and pursuant to the terms of, the Confidentiality Agreement, which is incorporated herein by reference.  All Confidential Information received by or made available to Seller, its Affiliates and Representatives in connection with this Agreement and the transactions contemplated hereby will be held by Seller and its Affiliates confidential for the term of the Confidentiality Agreement.

(c)           It is expressly understood and agreed that, without the prior written consent of Seller, which consent may be granted or withheld in Seller's sole and absolute discretion, nothing in this Agreement shall be construed to grant Purchaser, any of its Affiliates or any Representative the right to perform any Phase I, Phase II or other environmental testing on any of the properties of the Target Companies prior to the Closing.

Section 5.2     Conduct of Target Companies Pending the Closing Date; Other Matters.  (a)  Seller agrees that, except as (A) set forth on Schedule 5.2 of the Seller Disclosure Letter, (B) may be expressly required by this Agreement, or (C) required by Law or by a Governmental Entity, during the period commencing on the date hereof and ending at the earlier of (x) the Closing Date and (y) the date on which this Agreement is terminated pursuant to Section 8.1, Seller shall (1) cause each Target Company to conduct the PBM Business in the ordinary course of business and (2) use commercially reasonable efforts, and cause each Target Company to use commercially reasonable efforts, to preserve the PBM Business and operations of the Target Companies substantially intact, including the assets and properties of the Target Companies and relationships with customers, third parties with commercial relationships and employees, and shall cause the Target Companies not to, without the prior written consent of Purchaser (such consent not to be unreasonably withheld or delayed), permit any Target Company to do any of the following:

(i)             amend its certificate of incorporation or its by-laws (or comparable governing documents) in any manner;

(ii)            issue, deliver, sell, pledge, dispose of or encumber or authorize to issue, deliver, sell, pledge, dispose of or encumber, any shares of its capital stock or any other ownership interests, or issue, deliver, sell, pledge, dispose of or encumber, or authorize to issue, deliver, sell, pledge, dispose of or encumber, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any arrangement or Contract with respect to the issuance, delivery, sale, pledging, disposal of or encumbrance of, any shares of its capital stock or any other ownership interests;

(iii)           split, combine, subdivide, redeem or reclassify, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or its other securities;

(iv)           sell, lease, sublease, license, transfer, abandon or otherwise dispose of or transfer, or incur any Liens on, any of its properties or assets that are material to its business other than (1) sales of assets in the ordinary course of business in an aggregate amount not to exceed $500,000, (2) non-exclusive licensing of Intellectual Property in the ordinary course of business and (3) Permitted Liens;

(v)            amend, modify or waive performance under in any material respect or terminate any Material Contract or enter into a Contract that, had such Contract been entered into prior to the date hereof, would have been a Material Contract; provided, however, that the Target Companies may extend or renew, on terms no less favorable in the aggregate to the applicable Target Company, any Material Contract that has expired in accordance with its terms prior to the date hereof or is scheduled to expire in accordance with its terms within six (6) months after the date hereof;

(vi)           (A) incur, assume, endorse or guaranty any Indebtedness of any kind, (B) make any loans or advances to any other Person, other than routine advances to employees in the ordinary course of business, (C) make any changes in its cash management policies or accelerate collection of any notes or accounts receivable or other amounts due from third parties in advance of their regular due date in the ordinary course of business or (D) delay payment of any note or account payable or other Indebtedness beyond its due date or the date when such payment would have been paid in the ordinary course of business;

(vii)          (A) make, change or revoke any Tax election not required by Law that is likely to have a materially adverse consequence on the Target Companies following the Closing Date, (B) prepare any Tax Return that includes any of the Target Companies in a manner which is not consistent in all material respects with the past practice with respect to the treatment of items relating to the Target Companies on such Tax Returns, (C) file any amendment to a Tax Return that is likely to materially increase the Tax liability of the Target Companies after the Closing, or (D) settle any claim or assessment for Taxes that is likely to have a materially adverse consequence on the Target Companies following the Closing Date;

(viii)          (A) waive any rights of substantial value, (B) cancel or forgive any Indebtedness owed to any Target Company, other than Indebtedness of a Target Company owed to a another Target Company or (C) pay, settle or dismiss any claim or litigation other than claims or litigation (or series of related claims or related litigation) seeking solely monetary damages less than $250,000 in the aggregate;

(ix)           except as required by applicable Law or GAAP, make any change in the methods, principles and practices of accounting used in preparing the Balance Sheet;

(x)            except to the extent required under any Benefit Plans, or as may be required by Law (including in connection with the exercise of fiduciary duties under any Law) or GAAP, or any Governmental Entity, (A) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Benefit Plan or materially change the manner in which contributions to any Benefit Plan are made or the basis on which such contributions are determined; (B) commit to or agree with any Governmental Entity to abide by any funding arrangement or contribution schedule that would purport to be binding on Purchaser or its Affiliates following the Closing with respect to any Benefit Plan that is a pension plan; or (C) make any contribution to any Benefit Plan other than in the ordinary course of business or as otherwise required by any Contract in effect on the date hereof or as required by Law or any Governmental Entity;

(xi)           except to the extent required under the terms of any Benefit Plan or as required by Law or any Governmental Entity, (A) adopt any Benefit Plan; (B) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any Benefit Plan; (C) increase or decrease the compensation, bonus or fringe benefits of any Company Employee, except for routine increases in accordance with past practice or any such increases made in connection with the promotion of any Company Employee in the ordinary course of business and in a manner consistent with past practice; (D) pay any bonus to any Company Employee, or grant any severance or termination pay, in each case, as not provided for under any Benefit Plan except for payments made in connection with any settlement with terminating Company Employees in a manner consistent with past practice in exchange for a release of claims against the Target Companies; (E) grant to any Company Employee any new equity-based award prior to March 1, 2010; (F) cancel or forgive any loans to any Company Employees; or (G) hire or terminate any officer of the Target Companies other than a termination for cause;

(xii)           make or commit to make any acquisitions of any corporation, partnership, other business organization or any business, division, assets (except for ordinary course purchases of inventory or similar goods) or properties thereof (whether by merger, consolidation or acquisition of stock or assets or otherwise), other than such acquisitions (A) for consideration in the aggregate of less than $250,000 and (B) which, in each case, would not reasonably be expected to: (1) impose any delay in the obtaining of, or increase the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period; (2) increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the transactions contemplated hereby; (3) increase the risk of not being able to remove any such Order on appeal or otherwise; or (4) delay or prevent the consummation of the transactions contemplated hereby;

(xiii)          enter into any agreement with respect to the voting of its capital stock;

(xiv)          adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization or alter the corporate structure of any Target Company or merge or consolidate with any Person;

(xv)           enter into any collective bargaining agreement;

(xvi)          (A) make any capital expenditures, capital additions or capital improvements, except (1) as provided in the annual operating plan or budget approved by the board of directors of such Target Company and (2) for changes made to the capital expenditures, capital additions or capital improvements provided in the annual operating plan or budget approved by the board of directors of such Target Company that are contemplated by the transition plan referenced in Section 5.19 and (B) such Target Company shall not fail to make any of the budgeted capital expenditures, capital additions or capital improvements and/or changes contemplated by subclause (A) of this Section 5.2(a)(xvi);

(xvii)         materially reduce the amount of insurance coverage provided by existing insurance policies that cover the PBM Business or agree or permit any such material existing insurance policy to lapse;

(xviii)        subject to Section 5.5, fail to make any requested filing, pay any required fee or respond to any request or action by any Governmental Entity;

(xix)          transfer, dispose of, grant, obtain, abandon or permit to lapse any rights to, any material Intellectual Property owned or used by the Target Companies in their respective businesses as currently conducted except in the ordinary course of business, or disclose or agree to disclose to any Person, other than representatives of Purchaser, any material trade secret;

(xx)          subject to Section 5.2(c), declare, set aside or pay any non-cash dividend or make any other non-cash distribution to Seller or any of its Affiliates (other than non-cash dividends and distributions made by any Target Company to another Target Company); or

(xxi)          authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 5.2.

(b)           Subject to Section 5.19(d), except for those listed on Schedule 5.2(b)(i) of the Seller Disclosure Letter, each Contract between Seller and/or any of its Subsidiaries (other than the Target Companies), on the one hand, and any Target Company, on the other hand, shall be terminated or the applicable Target Company's participation in such Contract shall be terminated, as the case may be, in each case effective as of the Closing and all ongoing performance and payment obligations thereunder shall be satisfied on the Closing Date, with the Target Company not being subject to any ongoing performance and payment obligations with respect thereto.  To the Knowledge of Seller, each such Contract to be so terminated in accordance with the previous sentence is listed on Schedule 5.2(b)(ii) of the Seller Disclosure Letter.  Notwithstanding anything contained in this Agreement to the contrary, Seller shall be permitted to assign to a Target Company, prior to or at the Closing, each of the Contracts listed on Schedule 5.2(b)(iii) of the Seller Disclosure Letter.

(c)           Notwithstanding anything contained in this Agreement to the contrary, Seller, its Affiliates, and the Target Companies shall be permitted to maintain through (but not beyond) the Closing Date the cash management system of Seller, its Affiliates, and the Target Companies, maintain the cash management procedures as currently conducted by Seller, its Affiliates, and the Target Companies, and periodically settle intercompany balances with respect to intercompany borrowings and intercompany receivables and payables (including through dividends and capital contributions) and Seller and its Affiliates shall use their reasonable best efforts to settle all such intercompany balances, receivables and payables on or prior to the Closing in accordance with their terms; it being understood and agreed that any such balances, receivables and payables that have not been settled on or prior to the Closing which arise from the pre-Closing provision of pharmacy benefits management services by the Target Companies shall be honored after the Closing in accordance with their terms and Section 5.19(d).  Seller or its Affiliates are allowed to withdraw all Cash and Cash Equivalents (other than any restricted Cash and Cash Equivalents) of the Target Companies immediately prior to the Closing.

(d)           Except as expressly provided for herein, to the extent that any Intellectual Property, including, computer code, data or other content is licensed to the Target Companies by either (i) Seller or one of Seller's Affiliates (other than a Target Company) or (ii) by a third party to Seller or its Affiliates for the benefit of Seller or one or more of its Affiliates (not exclusively one or more of the Target Companies)  ("Licensed Intellectual Property"),  such licenses shall immediately and automatically terminate as of the Closing Date as to the Target Companies; provided, that (i) Seller and its Affiliates (other than the Target Companies) shall provide  the Target Companies the continued right to use certain of the Intellectual Property included in the Licensed Intellectual Property pursuant to, and for the time periods set forth in, the Transition Services Agreement and (ii) any material Licensed Intellectual Property not so provided to the Target Companies under the Transition Services Agreement is set forth in Schedule 5.2(d) of the Seller Disclosure Letter.

Section 5.3     Conduct of Purchaser Pending the Closing Date.  Purchaser agrees that, except as (A) set forth on Schedule 5.3 of the Purchaser Disclosure Letter, (B) may be expressly required by this Agreement, or (C) required by Law or by a Governmental Entity, during the period commencing on the date hereof and ending at the earlier of (x) the Closing Date and (y) the date on which this Agreement is terminated pursuant to Section 8.1, Purchaser shall conduct its business in all material respects in the ordinary course of business and shall not, without the prior written consent of Seller (such consent not to be unreasonably withheld or delayed) do any of the following:

(i)           amend its certificate of incorporation or its by-laws (or comparable governing documents) in a manner that would reasonably be expected to be materially adverse to Seller;

(ii)           split, combine or reclassify any shares of Purchaser Common Stock; and

(iii)           authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 5.3.

                          Section 5.4    Efforts to Close; Cooperation.  (a)  Subject to the terms and conditions of this Agreement (including Section 5.5), each Party will use its reasonable best efforts to prepare and file as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, Orders, registrations, approvals, Permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the transactions contemplated by this Agreement (including any approval of, or consent to, the transactions contemplated hereby of or from any and all applicable state departments of insurance or departments of managed care under any applicable state insurance, managed care or similar Laws, including with respect to the termination of existing intercompany agreements between Seller and/or or its Subsidiaries and healthcare affiliates, on the one hand, and any of the Target Companies, on the other hand (the "Other Insurance Approvals" (provided that such term shall not include the Ohio State Insurance Approval)).  Subject to the terms and conditions set forth herein (including Section 5.5), and to applicable Law, each Party agrees to use its reasonable best efforts to take, or cause to be taken, all actions necessary, and assist and cooperate with the other Parties in doing, all things necessary proper or advisable, to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article VI.

(b)           In the event any consent, waiver, license, Order, registration, approval, Permit, tax ruling or authorization is necessary or advisable to be obtained from any Governmental Entity in order to consummate the transactions contemplated by this Agreement, other than with respect to the matters covered by Section 5.5 (which will be governed by Section 5.5), each of the Parties will promptly notify the other Party of any written or, if not written, material, communication made to or received by such Party from any Governmental Entity regarding any of the transactions contemplated hereby, and, subject, in each case, to applicable Law, if practicable, permit the other Party to review in advance any proposed written communication to any such Governmental Entity and incorporate the other Party's reasonable comments, not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend, and furnish the other Party upon request with copies of all correspondence, filings and written communications between it and its Affiliates and its respective Representatives on one hand and any such Governmental Entity or its respective staff on the other hand, with respect to this Agreement and the transactions contemplated hereby.  Without limiting the generality of the foregoing, subject to applicable Law, each Party shall provide to the other Party (or their respective Representatives) upon request copies of all correspondence between such Party and any Governmental Entity and all productions by such Party to a Governmental Entity, in each case relating to the transactions described herein. In addition, to the extent reasonably practicable, all discussions, telephone calls, and meetings with a Governmental Entity regarding the transactions described herein shall include Representatives of both Parties.  Subject to applicable Law, the Parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Entity regarding the transactions described herein by or on behalf of any Party.

Section 5.5     Antitrust Laws.  (a)  Subject to the terms and conditions of this Agreement each of Seller and Purchaser shall, and each of Seller and Purchaser shall cause their respective Subsidiaries to, use its reasonable best efforts to: (i) as promptly as practicable but in no event later than the tenth (10th) Business Day following the date hereof (or at such later time, not to exceed the twentieth (20th) Business Day, as may be requested by Purchaser in writing to permit the occurrence of pre-filing conferences with any applicable Governmental Entity), or on such other date as the Parties may agree, take all actions necessary to file or cause to be filed the filings required of it or any of its Affiliates under any applicable Antitrust Laws in connection with this Agreement and the transactions contemplated hereby; and (ii) at the earliest practicable date comply with (or properly reduce the scope of) any formal or informal request for additional information or documentary material received by it or any of its Affiliates from any Antitrust Authority.  Each of the Parties will promptly notify the other Party of any written or, if not written, material, communication made to or received by such Party from any Antitrust Authority regarding any of the transactions contemplated hereby, and, subject, in each case, to applicable Law, if practicable, permit the other Party to review in advance any proposed written communication to any such Antitrust Authority and incorporate the other Party's reasonable comments, not agree to participate in any substantive meeting or discussion with any such Antitrust Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Antitrust Authority, gives the other Party the opportunity to attend, and furnish the other Party upon request with copies of all correspondence, filings and written communications between it and its Affiliates and its respective Representatives on one hand and any such Antitrust Authority or its respective staff on the other hand, with respect to this Agreement and the transactions contemplated hereby.  Without limiting the generality of the foregoing, subject to applicable Law, each Party shall provide to the other Party (or its Representatives) upon request copies of all correspondence between such Party and any Antitrust Authority and all productions by such Party to any Antitrust Authority, in each case relating to the transactions described herein.  The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 5.5(a) as "outside counsel only."  Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials.  In addition, to the extent reasonably practicable, all discussions, telephone calls, and meetings with an Antitrust Authority regarding the transactions described herein shall include Representatives of both Parties.  Subject to applicable Law, the Parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Antitrust Authority regarding the transactions described herein by or on behalf of any Party.

(b)           Each of Purchaser and Seller shall be responsible for the payment of fifty percent (50%) of all filing fees under the HSR Act.  Each Party shall be responsible for the payment of its and its Affiliates' expenses, including reasonable legal fees and expenses, in complying with any request for additional information or documentary material from any Antitrust Authority or otherwise complying with this Section 5.5, including Sections 5.5(d) and 5.5(e).

(c)           Purchaser shall not, and shall cause its Affiliates not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to:  (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the transactions contemplated hereby; (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the transactions contemplated hereby.

(d)           Subject to Section 5.5(f), Purchaser and its Subsidiaries shall take any and all of the following actions requested by any Antitrust Authority, or necessary to resolve any objections that may be asserted by any Antitrust Authority with respect to the transactions contemplated by this Agreement under any Antitrust Law:

(i)             at Purchaser's sole cost, comply with all restrictions and conditions, if any, imposed or requested by any Antitrust Authority with respect to Antitrust Laws in connection with granting any necessary clearance or terminating any applicable waiting period including (x) agreeing to sell, divest, hold separate, license, cause a third party to acquire, or otherwise dispose of, any Subsidiary, operations, divisions, businesses, product lines, customers or assets of any Target Company contemporaneously with or after the Closing (a "Divestiture"), (y) taking or committing to take such other actions that may limit Purchaser's, its Affiliates' or any Target Company's freedom of action with respect to, or its ability to retain, one or more of any Target Company's operations, divisions, businesses, products lines, customers or assets, and (z) entering into any Order, consent decree or other agreement to effectuate any of the foregoing;

(ii)            agree to terminate any Contract or other business relationship of any Target Company as may be required to obtain any necessary clearance of any Antitrust Authority or to obtain termination of any applicable waiting period under any Antitrust Laws; and

(iii)           oppose fully and vigorously any request for, the entry of, and seek to have vacated or terminated, any Order or ruling of any Antitrust Authority that could restrain, prevent or delay the Closing, including by defending through litigation, any action asserted by any Person in any court or before any Antitrust Authority and by exhausting all avenues of appeal, including appealing properly any adverse decision or Order by any Antitrust Authority; provided, that, subject to Section 5.5(g), Seller and each of its Subsidiaries shall also be obligated, at the direction of, and consultation with, Purchaser, to take each of the actions set forth in this clause (iii).

(e)           Subject to Section 5.5(g), Seller shall, and shall cause its Subsidiaries to, agree, if, but solely if requested by Purchaser, to take any of the actions set forth in Sections 5.5(d)(i) and 5.5(d)(ii) with respect to the business, assets and operations of the Target Companies; provided, that neither Seller nor any of its Subsidiaries shall be obligated to agree to (1) any such action which is not conditioned upon the Closing or (2) any term requiring post-Closing indemnification of a third party by Seller or any of its Subsidiaries (except arising out of actions taken by Seller or any of its Subsidiaries).  Neither Seller nor any of its Affiliates shall have any liability or obligation with respect to, and shall be indemnified and held harmless by Purchaser from, against and in respect of any Losses suffered, paid or incurred by Seller or any of its Affiliates as a result of, in connection with or otherwise caused by, Seller's compliance with Sections 5.5(d)(i) or 5.5(d)(ii), including any claims for breach of contract or violation of any Order entered into pursuant to such Sections, but, in each case, only insofar as it relates to liabilities, obligations or Losses arising (i) prior to the earlier of (x) the Closing or (y) the later of termination of this Agreement or the agreement in question (without giving effect to any amendment thereof entered into without Purchaser's consent) and (ii) other than under this Agreement.

(f)           Notwithstanding anything to the contrary in this Agreement, Purchaser shall not be required to propose, negotiate, commit to, take or enter into (1) any of the actions set forth in Section 5.5(d), nor offer to take or offer to commit to take any such action which (i) is not conditioned upon the Closing and/or (ii) Purchaser determines in good faith (A) would, or would reasonably be expected to, materially and adversely affect the Target Companies, taken as a whole or (B) would, or would reasonably be expected to, materially impair the benefits sought to be derived by Purchaser from the transactions contemplated by this Agreement (taking into account, among other things, effects on the assets, business and operations and relationships of both Purchaser and its Subsidiaries (other than the Target Companies) and of the Target Companies and their Subsidiaries), (2) any action requested by any Antitrust Authority, or necessary to resolve any objections that may be asserted by any Antitrust Authority which involves any Subsidiary, operations, divisions, businesses, product lines, customers or assets of Purchaser or any of its Subsidiaries (other than the Target Companies after the Closing (subject to clause (1) of this Section 5.5(f))), including agreeing to sell, divest, hold separate, license, cause a third party to acquire, or otherwise dispose of any such Subsidiary, operations, divisions, businesses, product lines, customers or assets, or any other actions that may limit Purchaser's or any of its Subsidiaries' (other than the Target Companies after Closing (subject to clause (1) of this Section 5.5(f))) freedom of action with respect to, or its ability to retain, any of its Subsidiaries, operations, divisions, businesses, product lines, customers or assets or (3) any action (either by itself or through any of its Subsidiaries (including the Target Companies following the Closing)) in connection with the Other Insurance Approvals or the Ohio State Insurance Approval that could reasonably be expected to have an adverse effect on Purchaser or any of its Subsidiaries (including the Target Companies following the Closing).

(g)           Subject to Section 5.5(h), nothing contained in this Section 5.5 or in any other provision of this Agreement shall be construed as requiring Seller or any of its Subsidiaries to agree to any terms or conditions as a condition to, or in connection with, obtaining any necessary consent or approval of any Antitrust Authority or other Governmental Entity or to obtain termination of any applicable waiting period under any Antitrust Laws that would (i) impose any limitations on Seller's ownership or operation of all or any portion of its or any of its Subsidiaries' (other than the Target Companies), businesses or assets, or compel Seller or any of its Subsidiaries (other than the Target Companies after the Closing) to sell, divest, hold separate, license, cause a third party to acquire or otherwise dispose of all or any portion of its or any of its Subsidiaries' (other than the Target Companies), businesses or assets, (ii) impose any obligations on Seller or any of its Subsidiaries (other than the Target Companies after the Closing) in respect of or relating to Seller's or any of its Subsidiaries' (other than the Target Companies) facilities, operations, places of business, employment levels, products or businesses, (iii) require Seller or any of its Subsidiaries (other than the Target Companies after the Closing) to make any payments or (iv) impose any other obligation, restriction, limitation, qualification or other condition (including any requirement to terminate any Contract or other business relationship) on Seller or any of its Subsidiaries (other than the Target Companies) (any such term or condition in (i) through (iv) being referred to herein as a "Burdensome Term or Condition").

(h)           Subject to the proviso below, Seller shall, and shall cause each of its Subsidiaries (including the Target Companies prior to the Closing) to, take any and all actions, and do all things necessary, proper or advisable (including, with the prior consent of Purchaser (which shall not be unreasonably withheld), re-allocating a portion of the consideration to be paid in accordance with Section 2.3 to the LLC Interest) to obtain the approval of, or consent to, the transactions contemplated hereby, by or from the Ohio State Department of Insurance under any applicable state insurance or similar Laws (the "Ohio State Insurance Approval"); provided, however, that no such actions shall be taken that could reasonably be expected to have an adverse effect on Purchaser or any of its Subsidiaries (including the Target Companies following the Closing).

Section 5.6     Employee Matters.   (a)  (i) Within a reasonable period of time (but not less than seven (7) calendar days) prior to the Closing Date, Purchaser shall make an offer of employment to each current employee of Seller or its Affiliates (other than those employees set forth on Schedule 5.6(a) of the Seller Disclosure Letter that Seller will provide to Purchaser not less than thirty (30) calendar days following the execution of this Agreement, which Schedule shall be subject to the mutual agreement of Purchaser and Seller as set forth below) who performs services primarily for the Target Companies commencing as of the Closing Date in the same job function and location as in effect immediately prior to the Closing Date, and on the terms and conditions set forth below, and (ii) upon the Closing Date, Purchaser will continue to employ, at will (unless otherwise specified by contract), all persons who, as of the Closing Date, are employees of the Target Companies, including employees not actively at work due to injury, vacation, military duty, disability or other leave of absence, in each case as of the Closing Date (the employees listed in (i) and (ii) above, collectively, the "Company Employees").  For at least one (1) year following the Closing Date, and assuming continued employment during such period, Purchaser shall provide or cause to be provided to the Company Employees during their continued employment (i) the same salary or wage level and (ii) benefits that are substantially comparable in the aggregate to the benefits provided to similarly situated employees of Purchaser; provided, however, that the aggregate of the base pay, incentive opportunity and benefits provided by Purchaser to each Company Employee during such one (1) year period (or such shorter period during which such Company Employee remains employed) shall not be less than 70% of the aggregate of the base pay, incentive opportunity and benefits provided to such Company Employee by Seller or its Affiliates immediately prior to the Closing Date.  Nothing in this Agreement shall require Purchaser to retain any Company Employee for any period of time after the Closing Date and, subject to the requirements of applicable law, Purchaser reserves the right, at any time after the Closing Date, to terminate such employment and, except as expressly stated in this Agreement, to amend, modify or terminate any term or condition of employment including, without limitation, any employee benefit plan, program, policy, practice or arrangement or the compensation or working conditions of the Company Employees.  Purchaser shall provide Seller with written notice of Purchaser's objections, if any, to the employees included on Schedule 5.6(a) of the Seller Disclosure Letter within fifteen (15) calendar days after delivery of such Schedule, after which Seller and Purchaser agree to work together, in good faith, to reach a mutually agreeable list of employees included on Schedule 5.6(a) of the Seller Disclosure Letter.

(b)           Following the Closing Date, Purchaser shall, or shall cause its Affiliates to (i) assume the liabilities, obligations and responsibilities to, or in respect of, each Company Employee set forth on Schedule 5.6(b) of the Seller Disclosure Letter arising under the terms of the WellPoint Executive Agreement Plan, in accordance with the terms thereof in effect on the Closing Date; and (ii) assume, honor and be solely responsible for paying, providing or satisfying when due all vacation, sick pay and other paid time off for Company Employees accrued but unused as of the Closing Date, on terms and conditions not less favorable than the terms and conditions in effect immediately prior to the Closing Date.

(c)           Without limiting the generality of the foregoing: (i) Purchaser shall keep or cause to keep in effect for at least one (1) year following the Closing Date severance and retention plans, practices and policies applicable to Company Employees on the date hereof that are not less favorable than (A) the benefits set forth on Schedule 5.6(c) of the Seller Disclosure Letter or (B) such plans, practices and policies that may be provided to such Company Employees under the terms of a severance plan of Purchaser or its Affiliates, whichever is more favorable to such Company Employees on the date of termination of employment; provided, however that if the benefits referenced in clause (A) shall be more favorable than those referenced in clause (B), Seller shall reimburse Purchaser for the incremental liabilities, costs and expenses incurred by Purchaser in excess of $8,000,000 in connection with providing benefits under clause (A) over the liabilities, costs and expenses that would have been incurred by Purchaser in connection with providing benefits under clause (B), up to a maximum aggregate contribution by Seller of $8,000,000, such reimbursement to occur from time to time promptly after receipt by Seller from Purchaser of reasonably detailed invoices relating thereto, and (ii) all Company Employees who were notified of their target bonuses for the current fiscal year shall (A) to the extent a Company Employee remains employed by Purchasers or its Affiliates through the end of 2009, such Company Employee shall receive a pro-rata portion of their unpaid quarterly and/or annual bonuses, as applicable, determined based on the number of days in such quarterly or annual period, as applicable, that have elapsed prior to the Closing Date divided by the total number of days in the applicable period, such bonus to be paid by Seller and (B) be eligible to participate in the applicable bonus plan of Purchaser with a target bonus opportunity no less favorable than the target bonus opportunity to which they were entitled immediately prior to the Closing Date, with payment based on actual performance and pro rated based on the number of days remaining in the applicable quarterly or annual period after the Closing Date divided by the total number of days in such period.  Purchaser shall indemnify and hold Seller harmless from any Losses arising out of or related to the bonus obligations of Purchaser under Section 5.6(c)(ii)(A).

(d)           Each Company Employee who is a participant in the WellPoint 401(k) Retirement Savings Plan (the "Seller Savings Plan") shall cease to be an active participant under such plan effective as of the Closing Date.  Seller shall cause each such Company Employee to become fully vested in any employer contributions under such plan.  Effective as of the Closing Date, Purchaser shall have in effect or cause its Affiliate to have in effect a defined contribution plan for the benefit of the Company Employees that is qualified under Section 401(a) of the Code and that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the "Purchaser Savings Plan").  As soon as practicable following the Closing Date, the Seller Savings Plan shall transfer to the Purchaser Savings Plan, and Purchaser agrees to cause the Purchaser Savings Plan to accept, the account balance (in the form of cash and promissory notes evidencing all outstanding loans and subject to any qualified domestic relations orders pursuant to Section 414(p) of the Code) of each employee of the Target Companies under the Seller Savings Plan as of the valuation date next preceding the date of transfer.  Such transfer shall be subject to Seller's receipt of a current determination letter from the Internal Revenue Service indicating that the Purchaser Savings Plan is qualified under Sections 401(a) and 401(k) of the Code and Purchaser's receipt of a consent determination letter from the Internal Revenue Service indicating that the Seller Savings Plan is qualified under Sections 401(a) and 401(k) of the Code.  Following such transfer, Purchaser and its Affiliates shall assume all liabilities of Seller and its Affiliates under the Seller Savings Plan to provide benefits to or on behalf of the employees of the Target Companies to the extent of the account balances so transferred, and neither the Seller Savings Plan nor Seller or its Affiliates shall have any obligation to Purchaser or any Affiliate of Purchaser or with respect to any employee of the Target Companies with respect thereto.

(e)           Effective as of the Closing Date, if Purchaser or any of its Affiliates have in effect non-qualified retirement plans ("Purchaser NQ Plans"), Company Employees who meet the eligibility requirements of Purchaser NQ Plans shall be offered the opportunity to participate in the Purchaser NQ Plans.  For purposes of determining eligibility to participate in Purchaser NQ Plans, Purchaser shall treat compensation paid to the Company Employees while employed by Seller as compensation paid by Purchaser or its Affiliates.

(f)           Following the Closing Date, (i) Purchaser shall, or shall cause its Affiliates to, waive, or cause its health plan, dental plan, and disability plan insurance carriers to waive, all limitations or exclusions as to pre-existing conditions, evidence of insurability or good health, waiting periods or actively-at-work exclusions or other limitations or restrictions on coverage, if any, applicable to any Company Employees or their eligible spouses or dependents or beneficiaries under any welfare benefit plans in which such employees may be eligible to participate; provided that with respect to any particular Company Employee or their eligible spouse or dependents, such waiver shall only apply to the extent such restrictions did not apply to such Company Employee (or their eligible spouse or dependents) on the Closing Date and (ii) Purchaser shall, or shall cause its Affiliates to, credit all costs or expenses incurred by Company Employees (and their eligible spouses or dependents) under the Benefit Plans prior to the Closing Date, if any, for the year in which the Closing Date occurs for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such welfare benefit plans.  Seller shall retain responsibility under its medical, dental, vision and life insurance plans for all amounts payable by reason of claims incurred by Company Employees and their eligible spouses and dependents prior to the Closing Date, and Purchaser shall be responsible under its employee welfare benefit plans for all amounts payable by reason of claims incurred by Company Employees by such employees and their eligible spouses and dependents on or after the Closing Date.  For these purposes, a claim shall be deemed to be incurred: (i) in the case of medical, prescription drug, dental or vision benefits, at the time professional services, equipment or prescription drugs covered by the applicable plan are obtained; (ii) in the case of life insurance benefits, upon death; and (iii) in the case of accidental death and dismemberment benefits, at the time of the accident.

(g)           Purchaser shall have in effect, or cause to be in effect, as of the Closing Date, flexible spending reimbursement accounts under a cafeteria plan qualifying under Section 125 of the Code (the "Purchaser Cafeteria Plan") that provides benefits to employees of the Target Companies substantially identical in all material respects to those provided by the flexible spending reimbursement accounts under the cafeteria plans in which such employees are eligible to participate as of the date hereof (the "Seller Cafeteria Plan").  As soon as practicable following the Closing Date, Seller shall cause to be transferred to Purchaser or its Affiliate an amount in cash equal to the excess of the aggregate accumulated contributions to the flexible spending reimbursement accounts under the Seller Cafeteria Plan made prior to the Closing Date and during the year in which the Closing Date occurs by the employees of the Target Companies over the aggregate reimbursement payouts made prior to the Closing Date and for such year from such accounts to such employees; provided, however, that, if the aggregate payouts from the flexible spending reimbursement accounts made prior to the Closing Date and during the year in which the Closing Date occurs to employees of the Target Companies exceed the aggregate accumulated contributions to such accounts prior to the Closing Date and for such year by such employees, Purchaser shall cause such excess to be transferred to Seller as soon as practicable following the Closing Date. Purchaser shall cause such amounts to be credited to each such employee's corresponding accounts under the Purchaser Cafeteria Plan in which such employees participate following the Closing Date. On and after the Closing Date, Purchaser shall assume and be solely responsible for all claims for reimbursement by Company Employees, whether incurred prior to, on or after the Closing Date, that have not been paid in full as of the Closing Date, which claims shall be paid pursuant to and under the terms of the Purchaser Cafeteria Plan, and Purchaser shall indemnify and hold harmless Seller and its Affiliates from any and all claims by or with respect to Company Employees for reimbursement under the Seller Cafeteria Plan that have not been paid in full as of the Closing Date.  Purchaser agrees to cause the Purchaser Cafeteria Plan to honor and continue through the end of the calendar year in which the Closing Date occurs the elections made by each Company Employee under the Seller Cafeteria Plan in respect of the flexible spending reimbursement accounts that are in effect immediately prior to the Closing Date.  Notwithstanding the foregoing, Purchaser shall have no obligation to honor Company Employees' claims for reimbursement unless and until the transfer of assets contemplated by this Section 5.6(g) occurs.  On the date of the transfer of assets contemplated by this Section 5.6(g), Seller shall provide Purchaser or its Affiliate with copies of all unpaid reimbursement requests made by Company Employee and, thereafter, Seller shall provide to Purchaser or its Affiliate such necessary records as Purchaser or its Affiliate may reasonably request relating to its obligations under this Section 5.6(g).

(h)           Periods of employment with Seller or the Target Companies (including any current or former Affiliate of Seller or the Target Companies or any predecessor of Seller or the Target Companies) shall be taken into account for purposes of determining, as applicable, the eligibility for participation, vesting and the calculation of benefits (other than with respect to (i) the 2009 annual bonus calculated by Purchaser, and (ii) defined benefit plans or supplemental defined benefit plans that, in either case, is not a cash balance plan) of any Company Employee under all employee benefit plans, policies or practices to which Purchaser or its Affiliates contributes (or has an obligation to contribute) or is a party for Company Employees, including vacation plans and arrangements, 401(k) and other retirement plans, paid time off plans, and any severance and welfare plans.

(i)           Purchaser and its Affiliates shall not at any time prior to ninety (90) days after the Closing Date effectuate a "plant closing" or "mass layoff" as those terms are defined in the WARN Act or effectuate any similar triggering event under any other applicable Law, affecting in whole or in part any site of employment, facility, operating unit or Company Employee.  Purchaser agrees to provide any required notice under the WARN Act and any other similar applicable Law and to otherwise comply with any such statute with respect to any "plant closing" or "mass layoff" (as defined in the WARN Act) or any similar triggering event under any other applicable Law occurring on or after the Closing or arising as a result of the transactions contemplated hereby.  Purchaser shall indemnify and hold Seller harmless from any Losses arising out of or related to the obligations of Purchaser under this Section 5.6(i).

(j)           Nothing contained herein, express or implied (i) shall be construed to establish, amend or modify any Benefit Plan or any other benefit plan, program, agreement or arrangement of Purchaser, (ii) is intended to confer or shall confer upon any Company Employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term of employment, (iii) is intended to confer or shall confer upon any individual or any legal representative of any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees and including collective bargaining agents or representatives) any right as a third-party beneficiary of this Agreement, or (iv) shall be deemed to confer upon any such individual or legal representative any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement, and each such individual or legal representative shall be entitled to look only to the express terms of any such plans, program or arrangement for his or her rights thereunder.

(k)           Notwithstanding the foregoing, to the extent Seller provides Purchaser with human resource related transition services described in Annex-II of the Transition Services Agreement, references in Sections 5.6(f) and 5.6(g) to the Closing Date shall be deemed to refer, instead, to the date such transition services end.

Section 5.7     Directors and Officers.  (a)  For six (6) years after the Closing the Target Companies shall, and Purchaser shall cause the Target Companies to, (i) indemnify and hold harmless, and provide advancement of reasonable, documented, out-of-pocket expenses to, any individual who, at or prior to the Closing Date, was a director, officer, employee or agent of any Target Company or who, at the request of any Target Company, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual's heirs, executors or administrators, the "Indemnified Persons"), in each case to the same extent such Persons are indemnified and have the right to advancement of reasonable, documented, out-of-pocket expenses as of the date hereof by a Target Company pursuant to such Target Company's certificate of incorporation, by-laws (or similar governing documents) and indemnification agreements listed on Schedule 5.7(a) of the Seller Disclosure Letter and in existence on the date hereof with any current or former directors or officers of the Target Companies (but in any event to the fullest extent permitted by Law) for acts or omissions occurring at or prior to the Closing (including for acts or omissions occurring in connection with the approval of this Agreement and the Other Transaction Documents and the consummation of the transactions contemplated hereby and thereby) (provided that the rights conferred by this Section 5.7 shall not apply to any Action brought by or on behalf of Seller or any of its Affiliates against any individual who, at or prior to the Closing Date, was a director or officer of any Target Company) and (ii) purchase as of the Closing a tail policy to the current policy of directors' and officers' liability insurance maintained by Seller, which tail policy shall be effective for a period from the Closing through and including the date six (6) years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Closing Date against each present or former director and officer of any Target Company who was, as of the Closing Date covered by any Seller's officers' and directors' liability insurance, and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy;

provided, however, that in no event shall the Target Companies be required to expend, for the entire tail policy, in excess of $2,000,000; and, provided, further, that, if the premium of such insurance coverage exceeds such amount, the Target Companies after consultation with Seller shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(b)           Any Indemnified Person wishing to claim indemnification under Section 5.7(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Purchaser and the Target Companies thereof, but the failure to so notify shall not relieve Purchaser and the Target Companies of any liability they may have to such Indemnified Person if such failure does not actually and materially prejudice the indemnifying party.  In the event of any such claim, action, suit, proceeding or investigation (whether based on facts, events or circumstances occurring before or after the Closing), (i) Purchaser or the Target Companies shall have the right to assume the defense thereof and neither Purchaser nor the Target Companies shall be liable to such Indemnified Persons for any legal expenses of other counsel or any other expense subsequently incurred by such Indemnified Persons in connection with the defense thereof, except that if Purchaser or the Target Companies elect not to assume such defense or counsel or the Indemnified Persons advise that there are issues that raise conflicts of interest between Purchaser or the Target Companies and the Indemnified Persons, the Indemnified Persons may retain counsel satisfactory to them, and Purchaser shall and shall cause the Target Companies to pay all reasonable fees and expenses of such counsel for the Indemnified Persons promptly as statements therefor are received; provided, however, the Target Companies shall be obligated pursuant to this Section 5.7(b) to pay for only one firm of counsel for all Indemnified Persons in any jurisdiction, (ii) the Indemnified Persons will cooperate in the defense of any such matter and (iii) neither Purchaser nor the Target Companies shall be liable for any settlement effected without its prior written consent; and provided, further, that neither Purchaser nor the Target Companies shall have any obligation hereunder to any Indemnified Person if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Person in the manner contemplated hereby is prohibited by applicable Law.

(c)           Notwithstanding anything herein to the contrary, other than as set forth in Section 5.7(b) above, if any claim, action, suit, proceeding or investigation (whether based on facts, events or circumstances occurring before, at or after the Closing) is made against any Indemnified Persons on or prior to the sixth (6th) anniversary of the Closing, the provisions of this Section 5.7 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(d)           The covenants contained in this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their respective heirs and legal Representatives and shall not be deemed exclusive of any other rights to which an Indemnified Person is entitled, whether pursuant to Law, Contract or otherwise.

(e)           In the event that Purchaser, any Target Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties or assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of Purchaser or such Target Company, as the case may be, shall succeed to the obligations set forth in this Section 5.7.

(f)           The obligations of Purchaser under this Section 5.7 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any Indemnified Person to whom this Section 5.7 applies without the consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 5.7 applies shall be third party beneficiaries of this Section 5.7, each of whom may enforce the provisions of this Section 5.7).

(g)           As of the Closing, Seller shall, and shall cause the Selling Entities to, on behalf of themselves and any entity controlled by them and their respective successors, assigns and heirs, release, remise and discharge absolutely and forever, all other equityholders of the Target Companies and each Target Company, and each of such parties' successors and assigns of and from any and all manner of Actions, Losses, costs or expenses (other than in respect of the current assets and current liabilities of the type referenced in clause (d) of the definition of “Working Capital”) of any nature whatsoever, known or unknown, fixed or contingent, relating to or arising out of the operation or conduct of any business, assets (including activities performed thereat), or operations managed or operated by, or operationally related to, directly or indirectly, the PBM Business, including any Actions relating to or arising out of the provision of services by the Target Companies to Seller or any of its Affiliates or affiliated health plans, in each case, that shall have accrued theretofore based on any circumstances or state of fact existing or arising on or prior to the Closing Date.

Section 5.8     Public Announcements.  Purchaser and Seller shall develop a joint communications plan and each party shall (i) ensure that all press releases and other public statements and public communications with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan and (ii) unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, each party shall consult with the other for a reasonable time before issuing any press release or otherwise making any public statement or public communication, and Purchaser and Seller shall mutually agree upon any such press release or any such public statement or public communication, with respect to this Agreement or the transactions contemplated hereby.  In addition to the foregoing, except as required by Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, neither Purchaser nor Seller shall issue any press release or otherwise make any public statement or public disclosure concerning the other party or the other Party's business, financial condition or results of operations without the consent of the other Party.  The foregoing limitations of this Section 5.8 shall not apply to any disclosure of any information concerning this Agreement or the Other Transaction Documents in connection with any dispute between the Parties regarding this Agreement or the Other Transaction Documents.

Section 5.9     Notification of Certain Matters.  Purchaser, on the one hand, and Seller, on the other hand, will promptly notify each other of (i) any Actions, commenced or, to the Knowledge of Purchaser or the Knowledge of Seller, threatened, against Seller, any Target Company, Purchaser or any of their respective Affiliates or Representatives and (ii) the occurrence or non-occurrence of any fact or event that, in either case, would be reasonably likely to cause any condition set forth in Article VI not to be satisfied; provided, that no such notification, nor the obligation to make such notification, shall affect the representations, warranties or covenants or agreements of any Party or the conditions to the obligations of any Party.  Seller shall promptly notify Purchaser of its receipt of any notice in writing or claim of default under, any Material Contract, or any written notice of any intent to terminate, not renew or challenge the validity or enforceability of any Material Contract.

Section 5.10   Preservation of Records; Audit Assistance.  xxv)  For a period of seven (7) years after the Closing Date or such other period required by applicable Law, Purchaser and the Target Companies shall preserve and retain, all corporate, accounting, legal, auditing, human resources and other books and records of each Target Company (including any documents relating to any governmental or non-governmental claims, actions, suits, proceedings or investigations, collectively the "Company Records") relating to the conduct of the business and operations of the Target Companies prior to the Closing Date.  During such seven (7) year period, none of Purchaser and the Target Companies (or their respective successors and assigns) shall destroy or dispose of or allow the destruction or disposition of any Company Records, without first having offered in writing to deliver such Company Records to Seller.  Purchaser and the Target Companies (or their respective successors and assigns) shall be entitled to dispose of the Company Records if Seller shall fail to request copies of such Company Records within one hundred twenty (120) days after receipt of the notice described in the preceding sentence.

(b)           After the Closing, Seller and its Representatives (including its outside accountants) shall have reasonable access, during normal business hours and upon reasonable notice, to the Company Records and to personnel of the Target Companies and to any other information or personnel that Seller reasonably requests, solely in connection with Seller completing the audit of its accounts for the 2009 fiscal year.  In addition, in the event the financial statements of the Target Companies are audited for the period from the Balance Sheet Date through the Closing Date, upon execution of a customary access letter if required by Purchaser's or the Target Companies' outside accountants, Seller and its Representatives (including its outside accountants) shall be granted access to all relevant work papers, schedules, memoranda and other documents prepared by the Target Companies or their Representatives (including its outside accountants) for such audit in connection with Seller completing the audit of its accounts for the 2009 fiscal year.

Section 5.11   Resignation of Officers and Directors.  At the request of Purchaser, Seller shall cause each officer and member of the Boards of Directors of each Target Company to tender his resignation from such position effective as of the Closing.  No such requested resignation of an officer of any Target Company shall be deemed a voluntary resignation for purposes of any employment agreements and will not terminate, reduce or modify any severance or other rights thereunder.

Section 5.12   Insurance Matters.  Purchaser acknowledges that coverage for the Target Companies under the Seller Insurance Policies will cease as of the Closing Date, and that neither Seller nor any of its Affiliates will purchase any "tail" policy or other additional or substitute coverage for the benefit of Purchaser relating to the Seller Insurance Policies or the Target Companies applicable in any period after the Closing Date.  Following the Closing, Seller agrees to cooperate with Purchaser and the Target Companies in making claims under the Seller Insurance Policies with respect to occurrences, accidents, incidents or claims regarding the Target Companies that occurred prior to the Closing Date, and shall use its reasonable best efforts to obtain and remit promptly any recoveries (net of deductibles) under such Seller Insurance Policies with respect thereto, to the extent received by Seller or any of its Affiliates, to Purchaser.

Section 5.13   Marks.  Following the Closing Date and except as otherwise expressly permitted hereunder or in writing by Seller, Purchaser shall ensure that Purchaser, the Target Companies, and their respective Affiliates do not, register, or attempt to register, and do not use, in any fashion, including in signage, corporate letterhead, business cards, Internet web sites, marketing material or content and the like, or seek to register, in connection with any products or services anywhere in the world in any medium, any trademark, service mark, domain name, corporate name, trade name or other indicia of origin that is confusingly similar to any of the trademarks, service marks, domain names, corporate names, trade names or other indicia of origin (including the term "NextRx") that are owned as of the Closing Date by Seller or any Affiliate of Seller (other than any Target Companies) and listed on Schedule 5.13 of the Seller Disclosure Letter (collectively, "Seller's Marks").  The absence of any trademarks, service marks, domain names, corporate names, trade names or other indicia of origin of Seller or any of its Affiliates from the aforementioned Schedule 5.13 shall not be deemed a waiver of any rights therein that Seller or its Affiliates (other than the Target Companies) may possess and no license in favor of Purchaser or the Target Companies shall be implied by such absence.  Any provisions contained in any Contracts between Seller or any Affiliate of Seller on the one hand and any Target Company on the other hand relating to the use of the Seller's Marks, including all name protection and license agreements, shall immediately and automatically terminate as of the Closing Date.  Except as otherwise expressly permitted in writing by Seller, Purchaser shall ensure that, as soon as practical (but in no event more than six (6) months following the Closing Date with respect to materials that publicly display Seller's Marks or are otherwise distributed to the public (including letterhead, advertising materials, marketing brochures and the like)), any such materials bearing Seller's Marks are either destroyed or otherwise permanently altered to entirely remove Seller's Marks.  Furthermore, unless otherwise provided in the Transition Services Agreement, Purchaser shall ensure that, as soon as practical (but in no event more than thirty (30) days following the Closing Date) any hypertext links to Internet web sites operated by Seller or its Affiliates and any other use of Seller's Marks are removed from any Internet web sites operated by the Target Companies; provided, however, that, notwithstanding the foregoing, unless otherwise provided in the Transition Services Agreement, Purchaser shall ensure such removal on or before the fifth (5th) Business Day after it or the Target Companies become aware of such links or use.  For the avoidance of doubt, nothing in this Section 5.13 shall preclude any references to the Seller's Marks that are required by Law, that constitute "fair use" under applicable Law, or that are in historical, tax, and similar records.  Except as otherwise expressly permitted in writing by Purchaser or for purposes of licensing Purchaser, in Seller's sole discretion, to use such marks during the transition period following the Closing, after the Closing Date and for a period of five (5) years thereafter, Seller agrees that neither Seller nor its Affiliates will transfer, assign, use, license or authorize other Persons to use the trademarks "NEXTRX" or "PRECISIONRX" in connection with a business that is directly competitive with the PBM Business.  After the Closing Date, Purchaser and its Affiliates, including the Target Companies, shall not adopt or use the trademarks "NEXTRX" or "PRECISIONRX" in connection with any goods or services, except as expressly permitted in writing by Seller (for the avoidance of doubt, nothing contained herein shall preclude Purchaser's and the Target Companies' use of such trademarks in connection with the PBM Business for a period of up to six (6) months following the Closing Date (or such further period as Seller may, in its sole discretion, allow), solely in connection with phasing out use of such trademarks and in a manner generally consistent with past practice and quality standards in place as of the effective date of this Agreement).

Section 5.14   Supply Agreement.  Purchaser shall be responsible for and shall indemnify and hold harmless Seller and its Affiliates and their respective stockholders, officers, directors, employees, agents, successors and assigns (other than the Target Companies) (each a "Seller Indemnitee") from and against, and shall pay, any Losses suffered, incurred or paid, directly or indirectly, by any Seller Indemnitee after the Closing relating to any conduct or omissions by Purchaser or any of its Subsidiaries (including the Target Companies following the Closing) that occur after the Closing as a result of, in connection with or arising out of the Supply Agreement.  Following the Closing, Purchaser shall and shall cause the Target Companies to pay all reasonable fees and expenses of the Seller Indemnitees in connection with the conduct and omissions referenced in the preceding sentence promptly as statements therefor are received.  The obligations to indemnify and hold harmless and pay fees and expenses pursuant to this Section 5.14 shall survive the consummation of the transactions contemplated by this Agreement until final resolution thereof.  Purchaser shall have the sole and exclusive right to defend with counsel of its choosing and settle (with the prior written consent of Seller, not to be unreasonably withheld) any action brought against any Seller Indemnitee as a result of, in connection with or arising out of the Supply Agreement and with respect to which indemnification under this Section 5.14 is sought; provided, that Seller shall be permitted to participate in the defense of any such litigation at its sole cost and expense on issues relating to Seller, the direct and indirect Subsidiaries of Seller, and each of their respective successors and assigns, Affiliates, officers, directors, current and former employees, agents and attorneys (collectively, the "Seller Persons"); and, provided, further, that Seller shall be permitted to control the defense of any such action on issues relating to any Seller Person if Seller has been advised in writing by counsel that a reasonable likelihood exists of a conflict of interest between Seller and Purchaser in connection with the defense of such issues.  In the event any Seller Person remains (or is later named) as a defendant or co-defendant in such action, neither Purchaser nor Seller shall enter into any settlement of such action without the consent of the other unless such settlement provides for a complete and unconditional release of Purchaser, the direct and indirect Subsidiaries of Purchaser, and each of their respective successors and assigns,

Affiliates, officers, directors, current and former employees, agents and attorneys (collectively, the "Purchaser Persons") or all Seller Indemnitees, as the case may be, of all liability with respect to such action, the terms thereof do not otherwise impose any injunctive or other equitable or nonmonetary remedies on any Purchaser Person or Seller Indemnitee, as the case may be, or include in such settlement any penalty or exemplary or punitive damages, and in the case of the Seller Indemnitees, Purchaser agrees to pay (or reimburse Seller, as the case may be) all Losses suffered, incurred or paid by the Seller Indemnitees.  Seller shall, and shall cause each of its Affiliates to, and shall use appropriate efforts to cause each other Seller Person to, cooperate fully with Purchaser in connection with any such action.  This cooperation will include, but not be limited to, the following: (i) if requested by Purchaser, requiring employees to appear for interviews, at reasonable times and locations and upon reasonable advance notice; (ii) requiring employees to answer all questions truthfully concerning any Seller Person or concerning their work for any Seller Person; (iii) producing all records relating to any Seller Indemnitee within the possession, custody or control of such Person which they are requested to produce by Purchaser; (iv) upon reasonable advance notice from Purchaser, requiring employees to appear for depositions and/or at trial related to any claim, Action or litigation in which any Seller Indemnitee is, or may become, a party, that is in any manner related to any such litigation; and (v) upon reasonable advance notice requiring employees to meet with Representatives of Purchaser to assist Purchaser in preparation for such depositions and/or trials. Purchaser shall pay all reasonable out-of-pocket costs (including reasonable attorneys' fees and expenses) incurred by any Seller Person in connection with such assistance.  Notwithstanding anything to the contrary in this Agreement, Purchaser shall have no obligations under this Section 5.14 unless, and until, the Closing shall have occurred.

Section 5.15   Conflicts; Privileges.

(a)           Services.  The Parties agree and acknowledge that legal and other professional services have been or will be provided which have been or will be rendered solely for the benefit of Purchaser or the Target Companies, on the one hand, or Seller, on the other hand, as the case may be.  With respect to such services, the parties agree that Purchaser and the Target Companies, on the one hand, and Seller, on the other hand, shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with such privileged information which relates solely to (x) the PBM Business or any claims related thereto, in the case of Purchaser and the Target Companies and (y) the Non-PBM Business or any claims related thereto, in the case of Seller, whether or not the privileged information is in the possession of or under the control of the parties that control the assertion or waiver of such privileges; provided, however, that, from and after the Closing, Purchaser will not waive, and will cause the Target Companies not to waive, any privilege attaching as a result of legal counsel representing any Target Company prior to the Closing in connection with the transactions contemplated hereby without the prior written consent of Seller.  It is further acknowledged by each of the Parties that Seller has retained each of White & Case LLP ("W&C") and Hogan & Hartson LLP ("Hogan") to act as its counsel, and that Purchaser has retained each of Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden") and Ropes & Gray LLP (“Ropes”) to act as its counsel, in each case, in connection with the transactions contemplated hereby and that none of Skadden, W&C, Ropes or Hogan has acted as counsel for any other Person in connection with the transactions contemplated hereby and that no other Party or Person has the status of a client of Skadden, W&C, Ropes or Hogan for conflict of interest or any other purposes as a result thereof.  Purchaser hereby waives, on its own behalf and, after the Closing, agrees to cause the Target Companies to waive, any conflicts that may arise in connection with (a) W&C and/or Hogan representing Seller after the Closing and (b) the communication by W&C and/or Hogan to Seller, in any such representation, of any fact known to W&C and/or Hogan, in each case including in connection with (x) a dispute with Purchaser, or any of its Affiliates following the Closing or (y) the defense of any third party claim giving rise to a claim for indemnification hereunder by Purchaser Indemnified Parties.

(b)           Shared Privilege.  The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 5.15, with respect to all privileges not allocated pursuant to the terms of Section 5.15(a).  Except as provided in Section 5.15(c), no party may waive any privilege that could be asserted under any applicable Law and in which another party has a shared privilege without obtaining the prior written consent of the other party (not to be unreasonably withheld, delayed or conditioned).

(c)           Disputes. In the event of any action, suit, claim, investigation or proceeding between or among any of the parties, Purchaser and the Target Companies, on the one hand, or Seller, on the other hand, may waive a privilege in which the other has a shared privilege, without obtaining consent; provided, that such waiver of a shared privilege shall be effective only as to the use of information with respect to the action, suit, claim, investigation or proceeding between the parties and shall not operate as a waiver of the shared privilege with respect to third parties.

Section 5.16   Section 338 Election; Tax Treatment Matters.  (a)  Seller and Purchaser shall jointly complete and make an election under Section 338(h)(10) of the Code (with respect to NextRx and NextRx Services (each, a "Section 338 Company")) on Form 8023 or in such other manner as may be required by rule or regulation of the IRS, and shall jointly make an election in the manner required under any analogous provisions of state or local Law as Purchaser shall designate or as shall be required, concerning the transactions contemplated by this Agreement. Purchaser shall, with the assistance and cooperation of Seller, prepare all such Section 338(h)(10) forms required as attachments to IRS Form 8023 (and all forms under analogous provisions of state or local Law) in accordance with applicable Tax Laws, and Purchaser shall deliver such forms and related documents to Seller at least ninety (90) days prior to the due date of filing. Seller shall deliver to Purchaser at least seventy-five (75) days prior to the due date of filing such completed forms as are required to be filed under Section 338(h)(10) of the Code (and analogous provisions of state or local Law).

(b)           The Parties will treat the purchase by Purchaser of the LLC Interest contemplated hereunder as a purchase of assets by Purchaser from Community Insurance for federal, state and local income tax purposes unless otherwise required by applicable Law.  Purchaser and Seller will file all Tax Returns in a manner consistent with such treatment, and will take no position inconsistent with that characterization for federal, state or local income tax purposes, including in any audit or judicial or administrative proceeding.

(c)           This Agreement shall constitute the plan of complete liquidation of each Section 338 Company for purposes of Section 332 of the Code.

(d)           Except as provided in Section 5.16(a), Purchaser shall not make any election under Section 338 of the Code with respect to the Target Companies.

Section 5.17   Allocation of Purchase Price.  (a) Within thirty (30) days after the date hereof, Seller shall provide to Purchaser:  (i) as required by Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or foreign Law, as appropriate), a proposed allocation of the LLC Interest Consideration among the assets of NextRx LLC (the "Initial 1060 Allocations"); (ii) as required by Section 338 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or foreign Law, as appropriate), a proposed allocation of the NextRx Consideration and the liabilities of NextRx among the assets of NextRx; and (iii) as required by Section 338 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or foreign Law, as appropriate), a proposed allocation of the NextRx Services Consideration and the liabilities of NextRx Services among the assets of NextRx Services ((ii) and (iii) collectively, the "Initial 338 Valuations and Allocations").  If Purchaser does not object to the Initial 1060 Allocations and Initial 338 Valuations and Allocations within thirty (30) days of receipt,  such valuations and allocations shall be deemed to have been accepted and agreed upon, and subject to Section 5.17(b) below, final and conclusive, for all purposes of this Agreement.  If Purchaser objects to the Initial 1060 Allocations or Initial 338 Valuations and Allocations, it shall notify Seller of such disputed item (or items) and the basis for its objection, and Purchaser and Seller shall resolve any such dispute prior to the Closing Date (whether pursuant to this sentence or the immediately preceding sentence, such agreed upon Initial 1060 Allocations, the "1060 Allocations" and such agreed upon Initial 338 Valuations and Allocations, the "338 Valuations and Allocations").

(b)           Within 30 days of the Post-Closing Adjustment, Seller and Purchaser agree to adjust the 1060 Allocations and 338 Valuations and Allocations solely to reflect (i) any differences between the Class I assets, Class II assets, Class III assets, Class IV assets and Class V assets, each as defined in Treasury Regulation Section 1.338-6, shown on the Balance Sheet as at the Balance Sheet Date and the Closing Balance Sheet and (ii) any purchase price adjustment under Section 2.5 (which adjustment shall be allocated to the Target Company to which such adjustment relates, and shall be further allocated to the assets to which such adjustment relates) (such adjusted 1060 Allocations, the "Final 1060 Allocations" and such adjusted 338 Valuations and Allocations, the "Final 338 Valuations and Allocations").  The Final 1060 Allocations and Final 338 Valuations and Allocations determined pursuant to this Section 5.17(b) (as adjusted by the Parties in accordance with Treasury Regulations Sections 1.338-4 or 1.338-5, as applicable, to account for their respective costs) shall be used for purposes of all relevant Tax Returns, reports and filings (including the preparation of IRS Form 8594 and IRS Forms 8883 as such forms relate to the transactions contemplated by this Agreement), and neither Seller nor Purchaser shall take any position that is inconsistent therewith unless required pursuant to a final determination of a court of competent jurisdiction.

(c)           Notwithstanding anything herein to the contrary, Purchaser and Seller acknowledge and agree that for purpose of the purchase price allocations prepared under this Section 5.17, (i) the Balance Sheet as at the Balance Sheet Date shall be used as a starting point and (ii) the amount paid (including the LLC Interest Consideration, the NextRx Consideration, and the NextRx Services Consideration) for the NextRx LLC Interests, NextRx Shares and NextRx Services Shares, respectively, as adjusted, together with the liabilities assumed by Purchaser in each case shall be separately allocated among the assets of NextRx LLC, NextRx, and NextRx Services, respectively , based on the following methodology, all in accordance with Section 338 of the Code or Section 1060 of the Code, as applicable, and the Treasury Regulations promulgated thereunder or other applicable law:  (A)  the Class I assets, Class II assets, Class III assets, Class IV assets and Class V assets, each as defined in Treasury Regulation Section 1.338-6, shall be treated as having a fair market value equal to the net book value of such asset on the Closing Date; (B) any remaining amount after allocation to the assets in Classes I through V shall be allocated to the assets constituting Class VI or VII assets, as defined in U.S. Treasury Regulation §1.338-6; and (C) where the net book value of an asset is used in the allocation methodology set forth above, the Parties acknowledge and agree that such net book value is representative of the asset's fair market value.

Section 5.18   Cooperation with Financing.  Seller and the Target Companies shall provide, and shall cause their respective Subsidiaries, and shall use their respective reasonable best efforts to cause each of its and their respective Representatives, including legal, tax, regulatory and accounting, to provide all cooperation reasonably requested by Purchaser in connection with the Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Seller or any of the Target Companies), including (i) as promptly as reasonably practicable providing information (financial or otherwise) relating to the Target Companies to the Persons providing the Financing (the "Financing Parties") (including information to be used in the preparation of an information package regarding the business, operations, financial projections and prospects of Purchaser and the Target Companies customary for such Financing or reasonably necessary for the completion of the Financing) to the extent reasonably requested by Purchaser to assist in preparation of customary offering or information documents to be used for the completion of the Financing, (ii) participating in a reasonable number of meetings (including customary one-on-one meetings with the lead arrangers for the Financing), presentations, road shows, drafting sessions, due diligence sessions (including accounting) and sessions with the rating agencies, (iii) reasonably assisting in the preparation of (A) any customary offering documents, bank information memoranda, prospectuses and similar documents, which contain all financial statements and other data required to be included therein (which shall have been reviewed by the independent accountants for the Target Companies as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722) and all appropriate pro forma financial statements prepared in accordance with, or reconciled to, GAAP and prepared in accordance with Regulation S-X under the Securities Act), and all other data (including selected financial data)

that the SEC would require in a registered offering or that would be necessary for an investment bank to receive customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with a registered offering and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts for any of the Financing, (v) executing and delivering (or using reasonable best efforts to obtain from its advisors) customary certificates (including a certificate of the principal financial officer of Seller with respect to solvency of Target Companies), accounting comfort letters (including consents of accountants for use of their reports in any materials relating to the Financing), legal opinions or other documents and instruments relating to guarantees and other matters ancillary to the Financing as may be reasonably requested by Purchaser, (vi) providing authorization letters to the Financing Parties authorizing the distribution of information to prospective lenders and containing a representation to the Financing Parties that the public side versions of such documents, if any, do not include material non-public information about the Target Companies or their respective Affiliates or securities, (vii) providing audited combined financial statements of the Target Companies covering the three (3) fiscal years immediately preceding the Closing, unaudited financial statements (excluding footnotes) for any interim period or periods of the Target Companies ended after the date of the most recent audited financial statements and at least forty-five (45) days prior to the Closing Date, and (viii) cooperating reasonably with Financing Parties' due diligence, to the extent customary and reasonable and to the extent not unreasonably interfering with the business of the Target Companies; provided, that until the Closing occurs, none of the Target Companies shall (i) have any liability or any obligation under any agreement or document related to the Financing or (ii) be required to incur any other liability in connection with the Financing unless reimbursed or reasonably satisfactorily indemnified by Purchaser.  Without limitation to the foregoing, Seller and the Target Companies shall provide, and shall cause their respective Subsidiaries, and shall use their respective reasonable best efforts to cause each of its and their respective Representatives, including legal, tax, regulatory and accounting to provide, all other information and cooperation reasonably requested by the Financing Parties pursuant to the terms of the Debt Commitment Letter (the information referenced in this sentence, together with the information, documents and materials referenced in clauses (i), (iii)(A) and (vii) in this Section 5.18, the "Required Information"); provided, that (A) the delivery of any information deemed confidential by Seller or the Target Companies, to the extent such information does not constitute Required Information, will be held by the Financing Parties as “Confidential Information” as defined in, and pursuant to the terms of, the Confidentiality Agreement, (B) Seller shall have no liability or obligation under any agreement or document related to the Financing or be required to incur any other liability in connection with the Financing and (C) until the Closing occurs none of the Target Companies shall (i) have any liability or any obligation under any agreement or document related to the Financing or (ii) be required to incur any other liability in connection with the Financing unless reimbursed or reasonably satisfactorily indemnified by Purchaser.

Section 5.19   Transition Planning.  (a)  Promptly following execution of this Agreement and prior to Closing, subject to applicable Law, the Parties shall form the Transition Steering Committee and appoint their respective PMOs as provided for in the Transition Services Agreement (each as defined in the Transition Services Agreement).   It is understood and agreed that the Parties shall (i) take all actions reasonably necessary to form the services teams described in Section 4.3 of the Transition Services Agreement and (ii) prepare the Transition

Plan (as defined in the Transition Services Agreement) described in Section 4.4 of the Transition Services Agreement, in order to implement the Transition Services Agreement and PBM Contract at Closing.

(b)           Purchaser and Seller shall work in good faith, devote necessary resources and, subject to applicable Law, share all data and other information necessary to complete the following systems work (including all required programming and testing) as promptly as practical after the date hereof: (1) build out the capability of Seller’s systems such that Purchaser can adjudicate pharmacy claims in accordance with Purchaser’s pricing terms and ensures that no intellectual technology systems or issues void that ability pre- or post-adjudication; (2) develop interfaces to integrate Seller and Purchaser fulfillment routing systems; (3) design, develop, test, and conduct quality assurance testing of such systems’ capability; (4) build out of Seller’s and Purchaser’s claim adjudication systems to capture Seller and Purchaser’s margin and ASO margin capabilities and (5) build out of Purchaser’s systems’ capability to process claims files on a daily basis to provide Seller contracted rates back to Seller (such systems capabilities, collectively the “Integrated Service Delivery Model”).  Completion of the Integrated Service Delivery Model shall occur when Purchaser and Seller have executed a joint user acceptance test for margin and ASO margin capability and fulfillment capability on Seller’s systems, have verified the accuracy of the upload of Purchaser’s pharmacy provider pricing database onto Seller’s systems have executed a systems sign-off memoranda for each component of the Integrated Service Delivery Model and the efficacy thereof for the operation of the PBM Business is reasonably satisfactory to Purchaser.  Such memoranda shall be executed within ten (10) days of completion of each component of the Integrated Service Delivery Model to the reasonable satisfaction of Purchaser.  Each of Purchaser and Seller shall use its respective commercially reasonable efforts to implement the Integrated Service Delivery Model and complete the build out of its system as promptly as practicable following the date of this Agreement, and in any event, prior to December 31, 2009, (it being understood that if, after using its commercially reasonable efforts, the Integrated Service Delivery Model is not completed by such time, the parties shall amend Annex A-1 to the Transition Services Agreement to reflect the work necessary to complete the Integrated Service Delivery Model as a Service (as defined in the Transition Services Agreement) under the Transition Services Agreement, following the Closing).  Purchaser shall reimburse Seller promptly upon its request (but on no less than a monthly basis) for its reasonable documented costs and expenses incurred in connection with the Integrated Service Delivery Model.  In the event the foregoing transition projects are not completed prior to the Closing, and the Closing occurs, Purchaser shall also reimburse Seller promptly upon its request for its reasonable documented costs and expenses incurred after the Closing in connection with the completion of the foregoing transition projects to the extent such post-Closing costs and expenses are not otherwise included in the fees payable to Seller by Purchaser as set forth on Annex A-1 of the Transition Services Agreement.  In no event shall the reimbursement of Seller’s reasonable documented costs and expenses under this Section 5.19(b) and any Service added to Annex A-1 of the Transition Services Agreement as a result of the operation of this Section 5.19(b) exceed $5,000,000 in the aggregate.

(c)           Seller shall conduct programming and make arrangements to provide initial security for the processing and transference of data under the Transition Services Agreement, which shall include: (i) as necessary, PBM Business associates will be removed from existing human resource applications as of Closing Date or by an otherwise agreed upon date, (ii) as of the Closing Date or by an otherwise agreed upon date, User IDs and passwords will be converted to "contractor" status, (iii) access to Seller's applications will be firewall defined, (iv) new PBM Business hires will be provisioned through Seller's external access process and (v) work-at-home support for the existing population of work-at-home associates at the current configuration (collectively, the "Initial Security Work").  Purchaser shall reimburse Seller promptly upon its request for its reasonable documented costs and expenses incurred in connection with the Initial Security Work.

(d)           After the Closing, Seller shall, in the ordinary course consistent with past practice under the applicable Contract deliver to Purchaser any payments that were accrued and payable to the Target Companies prior to or as of the Closing Date pursuant to the Contracts set forth on Schedule 5.19(d) of the Seller Disclosure Letter and were not previously satisfied as of the Closing.  After the Closing, Purchaser shall, in the ordinary course consistent with past practice under the applicable Contract deliver to Seller any payments that were accrued and payable to Seller by the Target Companies prior to or as of the Closing Date pursuant to the Contracts set forth on Schedule 5.19(d) of the Seller Disclosure Letter and were not previously satisfied as of the Closing.

(e)           The covenants in Sections 5.19(b) and 5.19(c) shall survive the Closing until the build-out and Initial Security Work is completed.

Section 5.20   Financial Statements.  (a)  Seller shall cause to be delivered to Purchaser, (i) as soon as practicable following the date of this Agreement, and in any event not later than May 7, 2009, true and complete copies of (x) an audited combined balance sheet of the Target Companies as at December 31, 2008, an audited combined statement of income of the Target Companies for the year ended December 31, 2008 and an audited combined statement of cash flows of the Target Companies for the year ended December 31, 2008; (y) an audited combined balance sheet of the Target Companies as at December 31, 2007, an audited combined statement of income of the Target Companies for the year ended December 31, 2007 and an audited combined statement of cash flows of the Target Companies for the year ended December 31, 2007; and (z) an audited combined balance sheet of the Target Companies as at December 31, 2006, an audited combined statement of income of the Target Companies for the year ended December 31, 2006 and an audited combined statement of cash flows of the Target Companies for the year ended December 31, 2006; and (ii) if the Closing shall not have occurred prior to March 1, 2010, on March 1, 2010, an audited combined balance sheet of the Target Companies as at December 31, 2009, an audited combined statement of income of the Target Companies for the year ended December 31, 2009 and an audited combined statement of cash flows of the Target Companies for the year ended December 31, 2009 (the audited financial statements set forth in this Section 5.20(a), collectively, the "Audited Financial Statements"); in the case of subclause (i) of this paragraph, together with one combined report without qualification or exception of Ernst & Young LLP, Seller's independent accountants, with respect to the financial statements set forth in (x), (y) and (z) above, and in the case of subclause (ii) of this paragraph, together with a report without qualification or exception of Ernst & Young LLP, Seller's independent accountants, with respect thereto.

(b)           For each fiscal quarter ending on or after March 31, 2009 and on or before the date that is forty-five (45) days prior to the Closing Date, Seller shall cause to be delivered within thirty (30) days after the last day of such fiscal quarter to Purchaser an unaudited comparative combined balance sheet at the last day of such fiscal quarter, unaudited comparative combined statements of income and unaudited comparative statements of cash flows, for such quarter and the year-to-date period then ended (including for the comparable quarter and the comparable year-to-date periods for the prior year) (collectively, the "Interim Financial Statements").

Section 5.21   Sublease.  At the Closing, Purchaser and Seller shall enter into a sublease with respect to the office space currently occupied by the associates of the PBM Business employed at Seller's facility in Plano, Texas (the "Plano Sublease").  The Plano Sublease will be on substantially the same terms and conditions as the master lease for the Plano facility (it being understood that Seller will have the right, in its sole discretion, to exercise the early termination option set forth in the master lease, which will equally apply to the Plano Sublease).  The rental charge payable by Purchaser to Seller will be an allocation of the rent and other amounts payable under the master lease to the landlord by Seller, which allocation will be based on the number of associates of the PBM Business employed at the Plano facility on the Closing Date as compared to the total number of Purchaser and Seller associates employed at the Plano facility on the Closing Date.

Section 5.22   Transactions During Valuation Period.  Each of Seller and Purchaser, from the date of this Agreement until the Closing Date in the case of Seller, and during the Valuation Period only in the case of Purchaser, shall not, and shall cause each of its Affiliates not to, in any manner, directly or indirectly (whether through brokers, Representatives, nominees or otherwise) (i) acquire, offer to acquire, agree or commit to acquire or announce any intention to acquire, or direct any person to acquire, offer to acquire or announce any intention to acquire, by purchase or otherwise, any shares of Purchaser Common Stock or other securities of Purchaser or any successor to or person in control of Purchaser or enter into, agree or commit to enter into or announce any intention to enter into, any Hedging Transaction (as defined in the Registration Rights Agreement) that is equivalent thereto, except, in the case of Purchaser, in connection with the settlement of equity related-awards in the ordinary course of business; (ii) solely in the case of Seller and its Affiliates, sell, pledge or dispose of, or offer to, agree or commit to, or announce any intention to, sell, pledge or dispose of any shares of Purchaser Common Stock or other securities of Purchaser or any successor to or person in control of Purchaser, which are owned (beneficially or of record) by such Person or enter into, agree or commit to enter into or announce any intention to enter into, any Hedging Transaction that is equivalent thereto; or (iii) enter into, agree or commit to enter into or announce any intention to enter into, any other Hedging Transaction.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1     Conditions to the Obligations of Each Party.  The respective obligations of each Party to consummate the transactions contemplated hereby are subject to the satisfaction or waiver (subject to applicable Law) by Purchaser or Seller, as appropriate, at or before the Closing Date, of each of the following conditions:

(a)           Injunctions; Illegality.  No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, or Order (whether temporary, preliminary or permanent), in any case which is in effect and that prevents or prohibits consummation of any of the transactions contemplated by this Agreement and no Governmental Entity shall have instituted any Action (which remains pending at what would otherwise be the Closing Date) before any United States court or Governmental Entity of competent jurisdiction seeking to enjoin, restrain or otherwise prohibit consummation of the transactions contemplated by this Agreement.

(b)           HSR.  The waiting period (and any extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired or, if applicable, any agreement with the Department of Justice or the Federal Trade Commission, as the case may be, not to consummate the transactions shall have been terminated.

Section 6.2     Conditions to the Obligations of Purchaser.  The obligations of Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction or waiver (subject to applicable Law) by Purchaser on or prior to the Closing Date of the following further conditions:

(a)           Performance.  All of the agreements and covenants of Seller set forth in Section 5.20(a) shall have been duly performed in all respects.  All of the agreements and covenants of Seller (other than those set forth in the preceding sentence) to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects.

(b)           Representations and Warranties.  Each of the representations and warranties of Seller contained in Section 3.1, Section 3.2(a), Section 3.3, Section 3.4(a), Section 3.5, Section 3.7(a), the first, second, third and last sentences of Section 3.7(b), the second sentence of Section 3.8, Section 3.21 and Section 3.24 shall be true and correct as of the Closing Date as if made at the Closing Date (other than those made as of a specified date, in which case as of such specified date).  Each of the representations and warranties of Seller contained in Article III other than those set forth in the preceding sentence shall be true and correct, determined for this purpose (except for the defined term "Permit" as used in the second sentence of Section 3.9(e), the first sentence of Section 3.11(a), Section 3.14(a)(ii), Section 3.16(a) and

the first sentence of Section 3.19) without giving effect to any "material," "materiality" or "Company Material Adverse Effect" qualifications, as of the Closing Date as if made at the Closing Date (other than those made as of a specified date, in which case as of such specified date), except for such failures to be true and correct that do not have, individually or in the aggregate, a Company Material Adverse Effect.  Purchaser shall have received a certificate, signed by Seller, dated as of the Closing Date, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(c)           Other Transaction Documents.  Purchaser shall have received a copy of each of the Other Transaction Documents executed and delivered by each of the other Parties thereto.

(d)           Necessary Consents.  Each necessary consent, approval, Order or authorization of, or registration or filing with, any Governmental Entity or expiry of any related waiting period required by or with respect to the Parties in connection with the execution and delivery of this Agreement by the Parties or the consummation of the transactions contemplated by this Agreement shall have been obtained or made, except for such consents, approvals, Orders, authorizations, registrations, filings and expirations the failure of which to be obtained or made would not, individually or in the aggregate, be material to the Target Companies, taken as a whole.

(e)           Financial Statements.  Purchaser shall have received from Seller, in accordance with Section 5.20(a), Audited Financial Statements relating to the year 2008, and the financial condition of the Target Companies presented in such Audited Financial Statements must not be materially worse, in the aggregate, than the financial condition of the Target Companies presented in the Balance Sheet and the related unaudited combined income statement of the Target Companies.

(f)           Insurance Approvals.  (i) The Ohio State Insurance Approval shall have been obtained; and (ii) the Other Insurance Approvals shall have been obtained, in the case of each of clause (i) and (ii), to the extent that consummation of the transactions contemplated hereby without such Ohio State Insurance Approval or Other Insurance Approvals would violate Law, with no adverse effect on Purchaser or any of its Subsidiaries (including the Target Companies following the Closing) or any of their respective pharmacy benefits management operations following the Closing.

(g)           Integrated Service Delivery Model.  The Integrated Service Delivery Model shall have been completed in accordance with the terms of Section 5.19(b) to Purchaser’s reasonable satisfaction; provided, that this condition shall be deemed to be satisfied from and after December 31, 2009.

Section 6.3     Conditions to the Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction or waiver (subject to applicable Law) by Seller on or prior to the Closing Date of the following further conditions:

(a)           Performance.  All of the agreements and covenants of Purchaser to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects.  It is hereby understood and agreed that this Section 6.3(a) shall not apply to the agreements and covenants of Purchaser set forth in Section 5.19(b).

(b)           Representations and Warranties.  Each of the representations and warranties of Purchaser contained in the last sentence of Section 4.1, the last sentence of 4.3(a), Section 4.4(a), the second sentence of Section 4.6, and Section 4.13 shall be true and correct as of the Closing Date as if made at the Closing Date (other than those made as of a specified date, in which case as of such specified date).  Each of the representations and warranties of Purchaser contained in Article IV other than those set forth in the preceding sentence shall be true and correct (determined for this purpose (except for the final sentence of Section 4.3(a)) without giving effect to any "material," "materiality" or "Purchaser Material Adverse Effect" qualifications) as of the Closing Date as if made at the Closing Date (other than those made as of a specified date, in which case as of such specified date), except for such failures to be true and correct that do not have, individually or in the aggregate, a Purchaser Material Adverse Effect.  Seller shall have received a certificate, signed by Purchaser, dated as of the Closing Date, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(c)           Other Transaction Documents.  Seller shall have received a copy of each of the Other Transaction Documents executed and delivered by each of the other Parties thereto.

(d)           Necessary Consents.  Each necessary consent, approval, Order or authorization of, or registration or filing with, any Governmental Entity or expiry of any related waiting period required by or with respect to the Parties in connection with the execution and delivery of this Agreement by the Parties or the consummation of the transactions contemplated by this Agreement shall have been obtained or made and shall be in full force and effect, except for such consents, approvals, Orders, authorizations, registrations, filings and expirations the failure of which to be obtained or made would not reasonably be expected to, individually or in the aggregate, (x) materially adversely affect the Non-PBM Business or (y) result in the incurrence by Seller or any of its Subsidiaries of any penalty, liability or expense which would be material to the Non-PBM Business (for purposes of this Section 6.3(d) only, the "Necessary Consents"), and the Necessary Consents shall not, individually or in the aggregate, impose any Burdensome Term or Condition.

ARTICLE VII

TAX MATTERS

Section 7.1     Tax Returns.  Seller shall have the exclusive obligation and authority to file or cause to be filed all Tax Returns that are required to be filed by or with respect to the income, assets, properties and operations of the Target Companies for all Pre-Closing Taxable Periods, including the short-period ending on the Closing Date.  Except as provided in the preceding sentence, Purchaser shall have the exclusive obligation and authority to file or cause to be filed all federal, state, local, foreign and other Tax Returns that are required to be filed by or with respect to the income, assets, properties and operations of the Target Companies or any successor thereto for any taxable year or other taxable period.

Section 7.2     Controversies.  (a)  Seller shall have the exclusive authority to control any audit or examination by any Tax Authority, initiate any claim for refund, amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to any Tax liability of the Target Companies for which Seller is obligated to indemnify Purchaser under Section 7.4(a); provided, that Purchaser shall be entitled to participate at its sole expense in any audit or examination by any Tax Authority related to the elections made under Section 338(h)(10) of the Code pursuant to this Agreement.

(b)           Except as provided in Section 7.2(a), Purchaser shall have the exclusive authority to control any audit or examination by any Tax Authority, initiate any claim for refund, amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to any Tax liability of the Target Companies.

Section 7.3     Notification.  Purchaser, the Target Companies and their respective Affiliates shall promptly forward to Seller all written notifications and other communications from any Tax authority received by the Target Companies or any Affiliate thereof relating to any Tax audit or other proceeding relating to the Tax liability of the Target Companies with respect to a Pre-Closing Taxable Period.  The failure of Purchaser to give Seller such written notice shall not excuse Seller from its obligations under Section 7.4(a) with respect to any increased Tax liability directly or indirectly attributable to any such written notification or other communication except to the extent such failure to provide such written notice adversely affected the ability of Seller to contest any claim arising from such Tax audit or other proceeding.

Section 7.4     Indemnification for Taxes.  (a)  Seller shall be responsible for and shall indemnify and hold harmless Purchaser from and against, and shall pay, (i) all Taxes of the Target Companies attributable to any Pre-Closing Taxable Period; (ii) any Losses of the Purchaser Indemnified Parties incurred as a result of any breach by Seller of any covenant in this Article VII; (iii) all Taxes of any other Person imposed on the Target Companies pursuant to Treasury Regulation Section 1.1502-6 (or a comparable provision of state, local or foreign Law) by virtue of the Target Companies being or having been a member of a consolidated, combined, affiliated, unitary or other Tax group on or prior to the Closing Date (without duplication of amounts described in clause (i) of this Section 7.4(a)); and (iv) all Taxes of any Person (other than the Target Companies) imposed on the Target Companies under a Tax sharing agreement or other similar Contract the subject of which is indemnification for Taxes (without duplication of amounts described in clauses (i), (ii), (iii) or (iv) of this Section 7.4(a)); provided, however, that Seller shall not be liable for, and shall not indemnify, Purchaser for any liability for Taxes resulting from transactions or actions taken by Purchaser or the Target Companies on the Closing Date that are taken after the Closing, except for transactions or actions undertaken in the ordinary course of business on the Closing Date (any such liability for Taxes, other than Taxes with respect to transactions or actions undertaken in the ordinary course of business on the Closing Date, a "Post-Closing Tax Liability").

(b)           Purchaser shall be responsible for and shall pay or cause to be paid, all Taxes relating to the Target Companies, excluding Taxes for which Seller is responsible under Section 7.4(a) (such non-excluded Taxes, "Purchaser Taxes").  Purchaser and the Target Companies shall indemnify and hold harmless Seller against, and shall pay, (i) all Purchaser Taxes; (ii) all Post-Closing Tax Liabilities; and (iii) any Losses of the Seller Indemnified Parties incurred as a result of any breach by Purchaser of any covenant in this Article VII.

(c)           All Taxes and Tax liabilities with respect to the income, property or operations of the Target Companies that relate to the Straddle Period shall be apportioned between Seller and Purchaser as follows: (i) in the case of Taxes other than income, sales and use and withholding Taxes, on a per diem basis, and (ii) in the case of income, sales and use and withholding Taxes, as determined from the books and records of the Target Companies as though the taxable year of the Target Companies terminated at the close of business on the Closing Date

(d)           Payments by Seller or Purchaser of any amount due under this Section 7.4 shall be made within thirty (30) Business Days following written notice that payment of related Taxes to the appropriate Tax Authority is due; provided that each of Seller and Purchaser shall not be required to make any payment earlier than five (5) Business Days before the related Taxes are due to the appropriate Tax Authority.  In the case of a Tax that is contested in accordance with the provisions of Section 7.2, payment of the Tax to the appropriate Tax Authority shall be considered to be due no earlier than the date a final determination to such effect is made by the appropriate Governmental Entity.

Section 7.5     Carrybacks.  None of Purchaser or the Target Companies shall carry back any net operating loss or other item or attribute from a Post-Closing Taxable Period to a Pre-Closing Taxable Period.

Section 7.6     Post-Closing Access and Cooperation.  (a)  After the Closing Date, Seller shall retain all books, records and other documents pertaining to any Federal and Consolidated Return for a Pre-Closing Taxable Period.  Except as provided in the preceding sentence and to the extent reasonably separable, the Target Companies shall retain or, if relevant, Seller will make available for the Target Companies to transport, at the Target Companies sole expense, all books, records and other documents pertaining to the business of the Target Companies.

(b)           After the Closing Date, Purchaser and the Target Companies, on the one hand, and Seller, on the other hand, agree to furnish or cause to be furnished to each other, upon reasonable request, as promptly as practicable, such information and assistance (including access to books, records, work papers and Tax Returns for Pre-Closing Taxable Periods) relating to the Target Companies as is reasonably necessary for the preparation of any Tax Return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed Tax adjustment.  Upon reasonable notice, each of Seller and Purchaser shall make its, or shall cause the Target Companies, as applicable, to make their, employees and facilities available on a mutually convenient basis to provide reasonable explanation of any documents or information provided hereunder.

(c)           Any request for information or documents pursuant to this Section 7.6 shall be made by the requesting party in writing. The other party hereto shall promptly (and in no event later than thirty (30) days after receipt of the request) provide the requested information.   The requesting party shall indemnify the other party for any out-of-pocket expenses incurred by such party in connection with providing any information or documentation pursuant to this Section 7.6. Any information obtained under this Section 7.6 shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Tax Returns or claims for refund or in conducting any Tax audit, dispute or contest.

Section 7.7     Refunds.  Any Tax refund (including any interest in respect thereof) received by Purchaser or the Target Companies, and any amounts of overpayments of Tax credited against Taxes which Purchaser or the Target Companies otherwise would be or would have been required to pay that relate to Taxes for which Seller is obligated to indemnify Purchaser under Section 7.4(a) shall be for the account of Seller, and Purchaser shall pay over to Seller any such refund or the amount of any such credit within thirty (30) days after receipt or the application of any such refund or credit to reduce a Tax liability of Purchaser, the Target Companies or any Affiliate thereof.

Section 7.8     Transfer Taxes.  All Tax Returns with respect to all stamp, transfer (including real property transfer), recordation, documentary, sales and use, value added, registration and other similar Taxes and fees together with any interest and penalties with respect thereto (collectively, "Transfer Taxes") incurred in connection with, or as a consequence of, this Agreement (including Transfer Taxes incurred as a result of the deemed sale of assets under Section 338(h)(10) of the Code) or any other transaction contemplated hereby shall be timely filed by the Party responsible for such filing under applicable Law, and all such Transfer Taxes (and all reasonable out-of-pocket costs for preparation of such Tax Returns) shall be borne equally by Purchaser and Seller.  Purchaser and Seller shall reasonably cooperate to reduce or eliminate any Transfer Taxes to the extent permitted by applicable Law.  If Seller or Purchaser pays a Transfer Tax at the Closing or pursuant to a post-Closing assessment by a Tax Authority, the other party will reimburse the paying party for fifty percent (50%) of the amount of such Transfer Tax within thirty (30) days of the paying party's written demand therefor.

Section 7.9     Tax Sharing Agreements.  Any Tax-sharing agreement or similar arrangement between Seller or any Affiliate of Seller which is not a Target Company, on the one hand, and a Target Company on the other hand, shall be terminated as of the Closing Date and none of the Target Companies shall have any rights or obligations under any such terminated agreement.

Section 7.10   Coordination; Survival. Notwithstanding anything in this Agreement to the contrary, all matters relating to indemnification for Taxes (other than with respect to indemnification for Losses (i) resulting from the breach of, or inaccuracy, of the representations and warranties set forth in Section 3.13 or (ii) arising under Section 9.2(d)(i), which, in each case, shall be governed solely by Article IX) shall be governed solely by this Article VII, and in the event of any conflict between the provisions of this Article VII and any other provision of this Agreement, this Article VII shall control.

ARTICLE VIII

TERMINATION AND ABANDONMENT

Section 8.1     Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:

(a)           by mutual consent of Seller and Purchaser; or

(b)           either by Purchaser or by Seller, if:

(i)             any court or other Governmental Entity of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any Law or Order (that has not been vacated, withdrawn or overturned) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Law or Order is or shall have become final and nonappealable; or

(ii)            the Closing Date shall not have occurred on or prior to January 9, 2010 (the "End Date"); provided, however, that if on the End Date the conditions to Closing set forth in Section 6.1(b) and/or Section 6.2(d) shall not have been satisfied but all other conditions to Closing set forth in Article VI shall be satisfied or by their terms cannot be satisfied until or immediately preceding the Closing, but which conditions would be satisfied if the Closing Date were the End Date, then the End Date shall be extended to April 9, 2010 if Purchaser or Seller notifies the other on or prior to the End Date of its election to extend the End Date to April 9, 2010; or

                         (c)           by Purchaser, if prior to the Closing Date there shall have been a breach of any representation, warranty, covenant or agreement on the part of Seller contained in this Agreement or any representation or warranty of Seller shall have become untrue after the date of this Agreement, which such breach or untrue representation or warranty (A) would, individually or in the aggregate with all other such breaches and untrue representations and warranties, give rise to the failure of a condition set forth in Sections 6.2(a) or 6.2(b) and (B) is incapable of being cured prior to the Closing Date by Seller or is not cured within thirty (30) days of notice of such breach; or

(d)           by Seller, if prior to the Closing Date there shall have been a breach of any representation, warranty, covenant or agreement on the part of Purchaser contained in this Agreement or any representation or warranty of Purchaser shall have become untrue after the date of this Agreement, which such breach or untrue representation or warranty (A) would, individually or in the aggregate with all other such breaches and untrue representations and warranties, give rise to the failure of a condition set forth in Sections 6.3(a) or 6.3(b) and (B) is incapable of being cured prior to the Closing Date by the relevant Party or is not cured within thirty (30) days of notice of such breach.

Section 8.2    Effect of Termination.  (a)  In the event of the termination of this Agreement pursuant to Section 8.1(b), 8.1(c) or 8.1(d), written notice thereof shall forthwith be given by the terminating Party to the other Party specifying the provision hereof pursuant to which such termination is made.  In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall be terminated and become void and have no effect, and there shall be no liability hereunder on the part of Seller, any Seller Entity, Purchaser or any Target Company, except that Section 5.5(b), Article X (other than Section 10.12) and this Section 8.2 shall survive any termination of this Agreement; provided, however, that nothing in this Section 8.2 shall relieve any Party to this Agreement of liability for its material breach of this Agreement, except as set forth in Section 8.2(c) with respect to the rights of Seller.  For avoidance of doubt, the terms and conditions of the Confidentiality Agreement survive termination of this Agreement for any reason.

(b)           In the event that this Agreement is terminated by either Party pursuant to Section 8.1(b)(i) or 8.1(b)(ii) and, in each of the foregoing cases, at such time all of the conditions precedent set forth in Article VI (other than (A) any conditions in Section 6.1(b); (B) any conditions in Sections 6.1(a), 6.2(d) or 6.3(d), to the extent such conditions relate to Orders, consents, approvals or authorizations of or issued under U.S. Antitrust Laws; and (C) any conditions precedent that by their terms cannot be satisfied until or immediately preceding the Closing, but in the case of clause (C), which conditions precedent would be satisfied if the Closing Date were the date of such termination) have been satisfied or waived on or prior to the date of such termination,  Purchaser shall pay to Seller a termination fee in cash equal to $50,000,000 (the "Reverse Termination Fee"), which shall be paid within two (2) Business Days after delivery of a written notice of termination pursuant to Section 8.2(a); provided, that, notwithstanding the foregoing, Purchaser shall not be obligated to pay the Reverse Termination Fee if either (x) Seller's refusal to agree to any Burdensome Term or Condition or (y) Seller's breach of its obligations under Section 5.5 has been a material cause of the failure of such conditions in Sections 6.1(a), 6.1(b), 6.2(d) or 6.3(d).  All payments under this Section 8.2(b) shall be made by wire transfer of immediately available funds to the account(s) designated in writing by Seller.  If Purchaser shall fail to pay the Reverse Termination Fee when due in accordance with this Section 8.2(b), Purchaser shall reimburse Seller for all costs and expenses incurred or accrued by Seller (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.2(b) from the date such payment was required to be made until the date of payment plus interest on the Reverse Termination Fee and the amount of such costs and expenses at the prime lending rate prevailing during such period as published in The Wall Street Journal plus five percent (5%).

(c)           In the event that Seller shall have the right to receive the Reverse Termination Fee pursuant to Section 8.2(b), Seller's right to receive payment of the Reverse Termination Fee (if any), any other amounts specifically referred to in Section 8.2(b) and any other amounts contemplated by Section 5.5(b) from Purchaser shall be the sole and exclusive remedy against Purchaser and any of Purchaser's Subsidiaries or Affiliates for any and all Losses suffered in connection with, or as a result of the failure, of the transactions contemplated by this Agreement or the Other Transaction Documents to be consummated (collectively, the "Seller Damages") (except in the case of willful and material breach by Purchaser), and upon payment of any and all such amounts, as applicable, none of Purchaser, nor any of Purchaser's Subsidiaries nor any of their respective former, current or future stockholders, directors, officers, Affiliates or agents (collectively, the "Purchaser Affiliates") shall have any further liability or obligation relating to or arising out of this Agreement or any of the Other Transaction Documents, or the transactions contemplated hereby or thereby and the only liability, in the aggregate, of Purchaser shall be the Seller Damages (except in the case of willful and material breach by Purchaser), and in no event shall Seller or any of its Subsidiaries or Affiliates seek any other recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, against Purchaser or any Purchaser Affiliate through Purchaser or otherwise, whether by or through a claim by or on behalf of Purchaser against any Purchaser Affiliate, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except (i) for its rights to recover Seller Damages under and to the extent provided in this Section 8.2 and (ii) in the case of willful and material breach by Purchaser.  For purposes of this Agreement, "willful and material breach" shall mean a material breach that is a consequence of an act or omission knowingly undertaken by the breaching party with the primary intent of causing a breach of this Agreement.

ARTICLE IX

INDEMNIFICATION

Section 9.1     Survival of Representations, Warranties, Covenants and Indemnities.  Other than with respect to matters relating to Taxes (provided that the foregoing exclusion shall not apply to indemnification for Losses (i) resulting from the breach of, or inaccuracy, of the representations and warranties set forth in Section 3.13 or (ii) arising under

Section 9.2(d)(i)), which shall be governed solely by Article VII, no claim may be made or suit or other proceeding instituted seeking indemnification pursuant to Sections 9.2 and 9.3 unless a written notice describing the matter subject to indemnification in reasonable detail in light of the circumstances then known to the Indemnified Party (as defined below) is provided to the Indemnifying Party (as defined below) at any time prior to the expiration of the period ending on the twenty first (21) month anniversary following the Closing Date, except for (1) claims made pursuant to Section 9.2.(c) or Section 9.2(d), (2) claims made with respect to the representations and warranties set forth in Sections 3.1 (Due Organization, Good Standing and Corporate Power), 3.2(a) (Authorization), 3.3 (Ownership of Shares and LLC Interest), 3.4(a) (Target Companies), 3.5 (Capitalization of Target Companies), 3.15 (Brokers' or Finders' Fee), 4.1 (Due Organization, Good Standing and Corporate Power), 4.2 (Capitalization of Purchaser), 4.4(a) (Authorization) and 4.8 (Brokers' or Finders' Fee) (collectively, the "Fundamental Representations") and any claim based on fraud which, in the case of clause (1) and (2) above, will survive indefinitely, (3) claims made with respect to the representations and warranties set forth in Sections 3.7(f), 3.11 (Benefit Plans), 3.13 (Tax Matters) and 3.17 (Environmental Matters), which will survive until the thirtieth (30th) day following the expiration of the applicable statute of limitations, and (4) claims made with respect to the representations and warranties set forth in Section 3.9 (Compliance with Laws; Permits) which will survive until the twenty fourth (24) month anniversary following the Closing Date.  The respective covenants and agreements of Seller and Purchaser contained in this Agreement required to be performed or complied with prior to the Closing (each, a "Pre-Closing Covenant") shall survive the Closing Date hereunder solely for the purpose of Sections 9.2 and 9.3 until the date that is eighteen (18) months from the Closing Date, and all other respective covenants and agreements of Seller and Purchaser contained in this Agreement (each, a "Post-Closing Covenant"), as well as Pre-Closing Covenants to the extent they contemplate performance following the Closing, shall survive the Closing Date hereunder indefinitely or for such lesser period of time as may be specified therein, but not to exceed the applicable statute of limitations in the event of a breach of such covenant or other agreement.

Section 9.2     Indemnity by Seller.  From and after the Closing, subject to this Article IX, and other than with respect to matters relating to Taxes (provided that the foregoing exclusion shall not apply to indemnification for Losses (i) resulting from the breach of, or inaccuracy, of the representations and warranties set forth in Section 3.13 or (ii) arising under Section 9.2(d)(i)), which shall be governed solely by Article VII, Purchaser and each of its Subsidiaries (including the Target Companies) and Affiliates and each of their respective directors, officers, employees, agents, successors and assigns (collectively, the "Purchaser Indemnified Parties") will be indemnified and held harmless by Seller from, against and in respect of all Losses of the Purchaser Indemnified Parties resulting from:

(a)           any breach or default in performance by Seller of any Post-Closing Covenant of Seller;

(b)           (i) any breach of, or inaccuracy in, any representation or warranty made as of the Closing Date, as if made on the Closing Date, by Seller in this Agreement and (ii) any breach or default in performance by Seller of any Pre-Closing Covenant of Seller;

(c)           Losses and Liabilities of the Target Companies relating to (1) pre-Closing operations that do not arise out of or relate to the PBM Business (including to the extent related to the Non-PBM Business), (2) any Actions brought by any third party arising out of, or relating to, the sales process undertaken by Seller to dispose of the PBM Business, (3) Medicare and Medicaid billing practices and procedures of the Target Companies prior to the Closing, (4) the failure to obtain the Ohio State Insurance Approval and the Other Insurance Approvals or the terms of any such approvals if obtained or (5) any matters identified as the basis for sanctions imposed by Governmental Entities, identified by Governmental Entities as warranting a corrective action plan or other remediation, or identified in audits by Governmental Entities or by third parties or by the Target Companies, in each case, arising out of, or in connection with, the CMS Indemnity Matters, including any sanctions, corrective action plans, other remediation or claims by third parties (including clients) relating to any such matters (but solely, in the case of clause (5), with respect to out-of-pocket Losses (provided that "out-of-pocket" Losses shall include all payments to Governmental Entities and third parties, as well as any related fees and expenses); and

(d)           (i) all Taxes of any Person (other than the Target Companies) imposed on the Target Companies as a result of transferee liability or by operation of Law (without duplication of amounts described in Section 7.4(a)) and (ii) Losses and Liabilities of the Target Companies arising under escheat or similar Laws.

Section 9.3     Indemnity by Purchaser.  From and after the Closing, subject to this Article IX, and other than with respect to Taxes, which shall be governed solely by Article VII, Seller and each of its Subsidiaries and Affiliates and each of their respective directors, officers, distributees, employees, agents, successors and assigns (collectively, the "Seller Indemnified Parties") will be indemnified and held harmless by Purchaser from, against and in respect of all Losses of the Seller Indemnified Parties resulting from:

(a)           (i) any breach of, or inaccuracy in, any representation or warranty made as of the Closing Date, as if made on the Closing Date, by Purchaser in this Agreement and (ii) any breach or default in performance by Purchaser of any Pre-Closing Covenant of Purchaser;

(b)           any breach or default in performance by Purchaser of any Post-Closing Covenant of Purchaser; and

(c)           the ownership and operation of the PBM Business by Purchaser and its Affiliates after the Closing.

Section 9.4     Limitations on Indemnity.

(a)           Limitations on Indemnity by Seller.

(i)             No Purchaser Indemnified Party will assert any claim for indemnification under Sections 9.2(b) or 9.2(d): (1) in respect of any individual Loss incurred or suffered by Purchaser Indemnified Parties that is not a Qualifying Loss and (2) until such time as the aggregate of all Qualifying Losses that Purchaser Indemnified Parties may have under Sections 9.2(b) and 9.2(d) exceeds $10,000,000 (the amount referred to in this clause (a)(ii), the "Indemnity Threshold"), and then only for the aggregate amount of all Qualifying Losses in excess of $5,000,000.

(ii)            The aggregate liability of Seller in respect of claims for indemnification pursuant to Section 9.2(b) will not exceed $150,000,000 (the "Cap").

Notwithstanding anything to the contrary set forth herein, the Indemnity Threshold and the Cap and the other provisions of this Section 9.4(a) will not apply to obligations of Seller herein to indemnify the Purchaser Indemnified Parties in connection with (1) a breach of, or inaccuracy in, any Fundamental Representation or any representation or warranty under Section 3.13 (except that the limitations in Section 9.4(a)(i) shall be applicable with respect to Section 3.13), (2) Seller's obligation to indemnify in respect of Taxes (other than with respect to indemnification for Losses (i) resulting from the breach of, or inaccuracy, of the representations and warranties set forth in Section 3.13 or (ii) arising under Section 9.2(d)(i)), which shall be solely governed by Article VII, (3) Losses covered under Section 9.2(a) and (4) Seller's obligation to indemnify in respect of Losses covered under Section 9.2(c); provided, that, subject to the following sentence, the aggregate liability of Seller under this Article IX shall in no event exceed $1,000,000,000.  Notwithstanding anything to the contrary in this Agreement, the limitation set forth in the proviso of the preceding sentence will not apply to obligations of Seller herein to indemnify the Purchaser Indemnified Parties in connection with (A) any breach of, or inaccuracy in, the representations and warranties set forth in Section 3.2(a), Section 3.3 or the first three sentences of Section 3.5, (B) obligations to indemnify in respect of Taxes (other than with respect to indemnification for Losses resulting from (i) the breach of, or inaccuracy, of the representations and warranties set forth in Section 3.13 or (ii) arising under Section 9.2(d)(i)), which shall be solely governed by Article VII and (C) Losses covered under Section 9.2(c).

(b)           Limitations on Indemnity by Purchaser.

(i)           No Seller Indemnified Party will assert any claim for indemnification under Section 9.3(a): (1) in respect of any individual Loss incurred or suffered by the Seller Indemnified Parties that is not a Qualifying Loss and (2) until such time as the aggregate of all Qualifying Losses that the Seller Indemnified Parties may have under Section 9.3(a) exceeds the Indemnity Threshold, and then only for the aggregate amount of all Qualifying Losses in excess of $5,000,000.

(ii)           In no event will Purchaser be obligated to indemnify any Seller Indemnified Party in respect of any claim for indemnification under Section 9.3(a) for amounts in excess of the Cap.

Notwithstanding anything to the contrary set forth herein, the Indemnity Threshold and the Cap and the other provisions of this Section 9.4(b) will not apply to obligations of Purchaser herein to indemnify Seller Indemnified Parties in connection with (1) a breach of, or inaccuracy in, any Fundamental Representation, (2) Purchaser's obligations to indemnify in respect of Taxes, which shall be solely governed by Article VII, (3) Purchaser's obligation to indemnify in respect of Losses covered under Section 9.3(b), and (4) Purchaser's obligation to indemnify in respect of Losses covered by Section 9.3(c); provided, that, subject to the following sentence, the aggregate liability of Purchaser under this Article IX shall in no event exceed $1,000,000,000.  Notwithstanding anything to the contrary in this Agreement, the limitation set forth in the proviso of the preceding sentence will not apply to obligations of Purchaser herein to indemnify the Seller Indemnified Parties in connection with (1) any breach of, or inaccuracy in, the representations and warranties set forth in Section 4.2 or Section 4.4(a), (2) obligations to indemnify in respect of Taxes, which shall be solely governed by Article VII and (3) Losses covered under Section 9.3(c).

(c)           Calculation of Losses; Mitigation.  For purposes of determining the amount of any Losses subject to indemnification under this Article IX, the amount of such Losses will be determined net of (a) all related reserves properly accrued and directly related to the specific matter subject of indemnification on the Balance Sheet or reflected in the Final Working Capital Amount and (b) the difference of (i) any amounts recovered by the Indemnified Party under insurance policies with respect to such Losses minus (ii) the total of the cost of such recovery and the reasonably expected increased cost of premiums for the insurance policy under which the Indemnified Party recovered.

(d)           Materiality; Knowledge.  For purposes of this Article IX only, a breach of a representation or warranty shall be deemed to exist either if such representation or warranty is actually inaccurate or breached or would have been inaccurate or breached if such representation or warranty had not contained any limitation or qualification as to “materiality”, “Material Adverse Effect” (which instead shall be read as any adverse effect or change other than with respect to the representation and warranties contained in Section 3.7(e)(iii), and the second sentence of Section 3.8, which shall continue to be read as any Material Adverse Effect, and other than the third sentence of Section 3.7(b), the defined term "Permit" as used in the second sentence of Section 3.9(e), the first sentence of Section 3.11(a), Section 3.14(a)(ii), Section 3.16(a) and the first sentence of Section 3.19, which shall continue to be read with “materiality” and other similar language), "Knowledge" or similar language and the amount of Losses in respect of any breach of representation or warranty, including any deemed breach pursuant to this clause shall be determined without regard to any such limitation or qualification as to “materiality”, “Material Adverse Effect” (which instead shall be read as any adverse effect or change), "Knowledge" or similar language set forth in such representation or warranty.

Section 9.5     Indemnification Procedures.

(a)           Notice of Claims.  Any Person entitled to indemnification pursuant to this Article IX (the "Indemnified Party") shall notify any other Person (or Persons) who is (are) obligated to provide indemnification hereunder (the "Indemnifying Party") promptly after becoming aware of any Losses which the Indemnified Party shall have determined has given or could give rise to a claim for indemnification under Section 9.2 or Section 9.3.  Such notice shall include an estimate of the Losses that the Indemnified Party has determined may be incurred (the "Claim Notice") and such Claim Notice shall specify in reasonable detail, to the extent reasonably practicable and to the extent within the Knowledge of the Indemnified Party, each individual item of Loss included in the amount so stated, the date such item was paid, the basis for any anticipated liability and the nature of the misrepresentation, and the breach of warranty, breach of covenant or claim to which each such item is related.  It is agreed that no delay on the part of the Indemnified Party in notifying any Indemnifying Party of a claim (including any third party claim) will relieve the Indemnifying Party thereby unless (and then only to the extent) said Indemnifying Party is actually and materially prejudiced by such failure to give notice.  It is agreed that no Person shall be liable for any claim for indemnification pursuant to this Article IX unless the Claim Notice is delivered by the Indemnified Party to the Indemnifying Party prior to the expiration of the applicable survival period.  If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim or the estimated amount of Losses described in such notice, or fails to notify the Indemnified Party within thirty (30) days after delivery of such notice by the Indemnified Party whether the Indemnifying Party disputes the claim or the estimated amount of Losses described in such notice, the estimated Losses in the amount specified in the Indemnified Party's notice will be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Losses to the Indemnified Party within ten (10) Business Days after the expiration of such thirty (30) day period.  If the Indemnified Party has timely disputed its liability with respect to such claim or the estimated amount of Losses, and such dispute has not been resolved within sixty (60) days, then the Indemnifying Party and the Indemnified Party may seek legal redress in accordance with Section 10.8.

(b)           Matters Involving Third Parties.  Other than with respect to matters relating to Taxes, which shall be governed solely by Article VII, if the Indemnified Party shall notify the Indemnifying Party of any claim or demand for indemnification asserted by a third party (it being agreed that no delay on the part of the Indemnified Party in notifying any Indemnifying Party of any third party claim will relieve the Indemnifying Party thereby unless (and then only to the extent) said Indemnifying Party is actually and materially prejudiced by such failure to give notice), the Indemnifying Party shall have the right (i) to employ counsel, at its own expense, reasonably acceptable to the Indemnified Party to defend any such claim or demand asserted against the Indemnified Party, (ii) to jointly control and conduct with the Indemnified Party any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnified Party, unless the Indemnifying Party shall have agreed that the Indemnified Party is entitled to indemnification pursuant to this Article IX with respect to such third party claim, in which case, the Indemnifying Party shall have the sole right to control and conduct any such proceedings or negotiations, and (iii) so long as the Indemnifying Party shall have agreed that the Indemnified Party is entitled to indemnification pursuant to this Article IX with respect to such third party claim, to take all other steps or proceedings to settle or defend any such claims; unless such third party claim (A) seeks an injunction or other equitable remedies in respect of the Indemnified Party or its business; (B) may result in liabilities which, taken with other then existing Losses under this Article IX, would not be fully indemnified hereunder; (C) may have an adverse effect on the business or financial condition of the Indemnified Party after the Closing Date (including an effect on the Tax liabilities, earnings or ongoing business relationships of the Indemnified Party) or (D) relates to the operation of the PBM Business after the Closing Date.  The Indemnifying Party and the Indemnified Party shall cooperate in the defense of such third party claims (provided that the Indemnifying Party shall not be required to provide such cooperation if there shall be any dispute between the Indemnifying Party and the Indemnified Party regarding the Indemnified Party's right to indemnification pursuant to this Article IX with respect to any such third party claim), with such cooperation to include (x) the retention and the provision of the Indemnified Party's records and information that are reasonably relevant to such third party claim, and (y) the making available of employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.  In the case of any settlement that provides for any relief other than the payment of monetary damages as to which the Indemnified Party will be indemnified in full, such settlement shall include a release of the Indemnified Party from any and all liability with respect to such claim and shall only be made with the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed.  The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible after receipt of the notice of a third party claim (but in any case within thirty (30) days of receipt by the Indemnifying Party of a notice of a third party claim or such earlier time necessary to reasonably allow a timely response to the claim (the "Indemnifying Notice Period")) of its election to defend any such third party claim or demand.  In the event that the Indemnifying Party assumes the defense as provided in the preceding two sentences, the Indemnified Party shall have the right to participate in such defense (including with counsel of its choice), at its sole expense, and the Indemnifying Party shall reasonably cooperate with the Indemnified Party in connection with such participation.  If the Indemnifying Party does not deliver to the Indemnified Party written notice within the Indemnity Notice Period that the Indemnifying Party will assume the defense of any such claim or litigation resulting therefrom, the Indemnified Party may defend against any such claim or litigation in such manner as it may deem reasonably appropriate, at the cost of the Indemnifying Party, and the Indemnified Party may settle such claim or litigation or agree to pay in full such claim or demand, which shall only be made with the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.  In the event that the Indemnifying Party does not assume the defense as provided in the immediately preceding sentence, the Indemnifying Party shall have the right to participate in such defense (including with counsel of its choice), at its own expense, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection with such participation.  In all cases the Indemnified Party and the Indemnifying Party shall keep each other reasonably informed as to all matters concerning any third party claim and shall promptly notify the other Party in writing of any and all significant developments relating thereto.

Section 9.6     Tax Treatment.  Purchaser and Seller will treat any payment received pursuant to Article VII or this Article IX as an adjustment to purchase price for Tax and financial reporting purposes.

Section 9.7     Certain Other Indemnity Matters.  Notwithstanding anything to the contrary contained in this Agreement:

(a)           Exclusive Remedy.  Following the Closing, the sole and exclusive remedy of the Purchaser Indemnified Parties and the Seller Indemnified Parties with respect to any and all claims arising out of, in connection with or relating to the subject matter of this Agreement will be pursuant to the indemnification provisions set forth in Article VII and this Article IX.  The limitations of the foregoing sentence shall not apply to any claim based on fraud. Nothing in this Section 9.7(a) will prohibit claims for equitable relief made by an Indemnified Party.

(b)           Subrogation.  Upon making any payment to any Indemnified Party for any indemnification claim pursuant to this Article IX, the Indemnifying Party will be subrogated, to the extent of such payment, to any rights that the Indemnified Party may have against other Persons with respect to the subject matter of such indemnification claim.

ARTICLE X

MISCELLANEOUS

Section 10.1   Joinder.  At Closing, each of the Target Companies shall execute a joinder to this Agreement in the form of Exhibit D pursuant to which the Target Companies will assume, and will be obligated with Purchaser and each other on a joint and several basis, each of Purchaser's obligations pursuant to Sections 5.6, 5.7, 5.10, 5.13, 5.14, 5.15, and 5.16 and as set forth in Article VII, Article IX and this Article X.

Section 10.2   Fees and Expenses.  Other than as set forth herein, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, including the fees and expenses of its counsel and financial advisers.

Section 10.3   Notices.  All notices, consents, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or sent by overnight air express, or sent by facsimile (upon confirmation of receipt), as follows:

If to Seller, to:

WellPoint, Inc.
120 Monument Circle
Indianapolis, IN 46204
Attention:  John Cannon, Executive Vice President and General Counsel
Fax:  (317) 488-6821

with a copy (which shall not constitute notice) to:

White & Case LLP
1155 Avenue of the Americas
New York, New York 10036
Attention:  Daniel G. Dufner
     Daniel M. Latham
Fax:  (212) 354-8113; or

if to Purchaser, to:

Express Scripts, Inc.
One Express Way
St. Louis, MO 63121
Attention:  Keith Ebling, General Counsel
Fax:  (800) 417-8163;

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York  10036
Attention:  Lou Kling
                Howard Ellin
                Kenneth Wolff
Fax:  (212) 735-2000;

or to such other Person or address as any Party shall specify by notice in writing in accordance with this Section 10.3 to each of the other parties.  All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of actual delivery, except for a notice of a change of address, which shall be effective only upon receipt thereof.

Section 10.4   Entire Agreement.  This Agreement (including the Seller Disclosure Letter, the Purchaser Disclosure Letter and the Exhibits hereto) constitutes the entire understanding of the Parties with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto, other than the Confidentiality Agreement.

Section 10.5   Binding Effect; Benefit; Assignment.  This Agreement shall inure to the benefit of and be binding upon the Parties and, with respect to the provisions of Section 5.7 shall inure to the benefit of the Persons benefiting from the provisions thereof all of whom are intended to be third party beneficiaries thereof.  The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties, in accordance with and subject to the terms of this Agreement, and are not necessarily intended as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.  Accordingly, without limiting anything else in this Section, the representations and warranties made herein are not intended to, and do not confer upon any Person (other than, to the extent expressly permitted, such Person's assigns) any rights or remedies hereunder.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party without the prior written consent of the other Party, except that Purchaser may transfer or assign to any of its Subsidiaries, in whole or from time to time in part, its rights and obligations under the terms of this Agreement (other than pursuant to Sections 2.3 and 2.4(c)(iii)); provided, that in no event shall any such transfer or assignment relieve Purchaser of its obligations hereunder or thereunder.

Section 10.6   Amendment and Waiver.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and Seller, or in the case of a waiver, by the Party against whom the waiver is to be effective.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 10.7   Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

Section 10.8   Governing Law.  This Agreement and the transactions contemplated hereby, and all disputes between the Parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the internal Laws of the State of New York (except for Section 5-1401 and Section 5-1402 of the General Obligations Laws of the State of New York), applicable to Contracts executed in and to be performed entirely within the State of New York.

Section 10.9   Litigation; Waiver of Jury Trial.  (a)  Any dispute, controversy or claim among the Parties that arises out of, relates to or is in any manner connected with this Agreement, including any question regarding the validity, termination of, or performance or non-performance under, this Agreement, any breach of this Agreement, or any other claim (including tort claims) that arises out of, relates to or is in any manner connected with this Agreement or the transactions contemplated hereby, shall be referred exclusively to the United States District Court for the Southern District of New York or the state courts located in the State of New York, and, by execution and delivery of this Agreement, each of the Parties accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.  The foregoing consents to jurisdiction and appointments of agents to receive service of process shall not constitute general consents to service of process in the State of New York for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the Parties.  The prevailing party or parties in any such litigation shall be entitled to receive from the losing party or parties all costs and expenses, including reasonable counsel fees, incurred by the prevailing party or parties.

(b)           EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, AND AGREES TO CAUSE ITS RESPECTIVE AFFILIATES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.10  Severability.  If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein.

Section 10.11  Specific Enforcement.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12  Additional Cooperation.  Following the date of this Agreement, Purchaser and Seller agree to adopt and implement, as promptly as practicable, procedures, consistent with applicable antitrust Laws, to provide reasonable assurances that (i) Purchaser will not directly or indirectly control or direct the operations of the Target Companies prior to the Closing and (ii) Seller will not directly or indirectly control or direct the operations of Purchaser or its Affiliates, in both cases in violation of applicable antitrust Laws.  The Parties shall reasonably consult in connection with the development of such procedures and such procedures shall be subject to the consent of the other Party (such consent not to be unreasonably withheld or delayed) prior to adoption and implementation thereof.

Section 10.13  Rules of Construction.  The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 10.14  Headings; Table of Contents.  The descriptive headings contained in this Agreement and the table of contents are provided for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

*           *           *

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first above written.

EXPRESS SCRIPTS, INC.

By:	/s/ Jeffrey Hall
Name: Jeffrey Hall
	Title:	Executive Vice President and Chief
Financial Officer

WELLPOINT, INC.

By:	/s/ Angela F. Braly
Name: Angela F. Braly
	Title:	President and Chief Executive Officer